Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

LFP BROADCASTING, LLC,

FLYNT BROADCAST, INC.,

and

NEW FRONTIER MEDIA, INC.

DATED OCTOBER 15, 2012

i

ii

Annex A:	Conditions to the Offer

Exhibit A:	Form of Contingent Payment Rights Agreement
Exhibit B:	Guarantee of L.F.P., Inc.
Exhibit C:	Deposit Escrow Agreement
Exhibit D:	Certificate of Incorporation of the Surviving Corporation
Exhibit E:	Bylaws of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of October 15, 2012 by and among New Frontier Media, Inc., a Colorado corporation (the “Company”), LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”) and Flynt Broadcast, Inc., a Colorado corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”).  Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.01 hereof.

RECITALS

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance thereof and pursuant to this Agreement, Merger Sub has agreed to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act (as defined below)) a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the issued and outstanding common shares, par value $0.0001 per share, of the Company (the “Company Common Stock”), at a price per share of Company Common Stock of (i) $2.02 (the “Offer Price”), net to the seller in cash, without interest, and (ii) one contingent right per share of Company Common Stock (a “CPR”) which shall represent the contractual right to receive a Contingent Cash Payment (as such term is defined in the Contingent Payment Rights Agreement substantially in the form attached hereto as Exhibit A (the “CPR Agreement”), to be entered into between Parent, the Company and the Rights Agent (as defined therein) (the “CPR Rights Agent”) at and as of the Offer Closing (the aggregate consideration referred to in (i) and (ii) and any other consideration per share paid pursuant to the Offer, the “Offer Consideration”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, following the consummation of the Offer, Merger Sub shall be merged with and into the Company with the Company surviving that merger as a wholly-owned Subsidiary of Parent (the “Merger”), in accordance with the Colorado Business Corporation Act, as amended (the “CBCA”), pursuant to which each issued and outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company and (ii) the Dissenting Shares, shall be cancelled and converted into the right to receive (a) an amount, in cash, equal to the Offer Price, and (b) a CPR, in each case, without any interest thereon (collectively, the “Merger Consideration”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement, the Guarantee (as defined below) and the CPR Agreement, and approved the Offer, the Merger and the other transactions contemplated hereby and thereby and (iii) resolved to recommend acceptance of the Offer, and, if required, approval of the Merger by the Company’s shareholders;

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and the CPR Agreement providing for the Offer and the Merger and the other transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein;

WHEREAS, the Managers or Members, as applicable, of Parent have (i) approved and declared it advisable for Parent to enter into this Agreement and the CPR Agreement providing for the Offer and the Merger and the other transactions contemplated hereby and thereby, upon the terms and subject to the conditions set forth herein and therein and (ii) in connection with Parent’s capacity as the sole shareholder of Merger Sub, voted in favor of the adoption of this Agreement and the CPR Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder and under the CPR Agreement, Parent has delivered to the Company the guarantee of LFP, Inc., a California corporation (“LFP” or “Guarantor”), in the form attached hereto as Exhibit B, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub under this Agreement (the “Guarantee”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has caused Merger Sub to deposit with U.S. Bank National Association, as escrow agent (the “Escrow Agent”) an earnest money deposit of one million dollars ($1,000,000.00) in immediately available funds (the “Earnest Money Deposit”) to be held by the Escrow Agent to secure, in part, the obligations of Parent and Merger Sub under this Agreement, upon the terms and subject to the conditions set forth herein and in accordance with an Escrow Agreement in the form attached hereto as Exhibit C, dated as of the date hereof among Parent, Merger Sub, the Company and Escrow Agent; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated hereby and also to prescribe certain conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

Section 1.01                             The Offer.

(a)                                 Provided that this Agreement shall not have been terminated pursuant to Article VIII, and subject to the terms and conditions of this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder (the “Exchange Act”)) the Offer no later than ten (10) Business Days) from the date of this Agreement.

(b)                                 The obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be subject to: (i) there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Company Common Stock which, together with the shares beneficially owned by Parent or Merger Sub (if any), represents at least a majority of the Fully Diluted Shares as of immediately prior to the expiration of the Offer (as it may be extended and re-extended in accordance with this Section 1.01) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by Parent or Merger Sub, of the other conditions and requirements set forth in Annex A, as such conditions may be modified in accordance with this

Agreement (together with the Minimum Condition, the “Offer Conditions”).  Subject to the prior satisfaction of the Minimum Condition and the satisfaction, or waiver by Parent or Merger Sub, of the other Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, consummate the Offer in accordance with its terms and (i) promptly after the Expiration Time, accept for payment (the first date of acceptance of shares of Company Common Stock for payment, the “Acceptance Date”) all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer, which acceptance shall be by written notice to the Exchange Agent (as hereinafter defined); (ii) on the Acceptance Date, deposit or cause to be deposited with the Exchange Agent, cash in U.S. dollars sufficient to pay the aggregate Offer Price for such accepted shares of Company Common Stock, and (iii) as promptly as practicable following such deposit, cause the Exchange Agent to pay for all shares of Company Common Stock so accepted for payment.  Also on the Acceptance Date, Parent and Merger Sub shall execute and deliver and enter into the CPR Agreement with the Company and the CPR Rights Agent and deposit with the CPR Rights Agent pursuant to such agreement, the amount of the Contingent Cash Payment determined in accordance with Section 6.16 hereof (or if the amount of the Contingent Cash Payment shall not have been determined on the Acceptance Date in accordance with Section 6.16, the amount otherwise established for such deposit pursuant to Section 6.16), per share for each share validly tendered and not validly withdrawn pursuant to the Offer.  Such amount shall thereafter be disbursed in accordance with the provisions of the CPR Agreement.  The Offer Price payable in respect of each share of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer shall be paid net to the seller in cash, without interest (subject to any withholding of tax pursuant to Section 3.05), on the terms and subject to the conditions set forth in this Agreement.  In the event that the Acceptance Date occurs, but the number of shares of Company Common Stock that have been validly tendered and not properly withdrawn in the Offer, together with any shares of Company Common Stock then owned by Parent and Merger Sub, assuming exercise of the Top-Up Option in full, is less than ninety percent (90%) of the outstanding shares of Company Common Stock on a fully diluted basis, Merger Sub may, in its sole discretion, commence a “subsequent offering period” (in accordance with Rule 14d-11 promulgated under the Exchange Act) for a number of days to be determined by Parent, but not less than three (3) nor more than ten (10) Business Days, to acquire additional outstanding shares of Company Common Stock. If Merger Sub shall commence a subsequent offering period in connection with the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for (after giving effect to any required withholding tax pursuant to Section 3.05) all additional shares of Company Common Stock validly tendered during such subsequent offering period in accordance with the requirements of such Rule 14d-11.

(c)                                  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer as set forth in this Agreement, including the Offer Conditions.  Parent and Merger Sub expressly reserve the right to waive, in whole or in part, any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or as previously approved in writing by the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change the terms of the CPRs, (iv) change, modify or waive the Minimum Condition, (v) add to the conditions set forth in Annex A or modify or change any Offer Condition in any manner adverse to any shareholder of the Company, (vi) except as otherwise provided in this Section 1.01, extend or otherwise change the Expiration Time or (vii) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to any holders of the Company Common Stock.

(d)                                 Subject to the terms and conditions of this Agreement, the Offer shall expire at midnight (New York City time) on the date that is twenty (20) Business Days (as calculated under Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Time”) or, in the event the Initial Expiration

Time has been extended pursuant to this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Time, or such later date and time to which the Initial Expiration Time has been extended pursuant to this Agreement, is referred to as the “Expiration Time”).

(e)                                  Notwithstanding anything in this Agreement to the contrary, unless this Agreement has been terminated in accordance with its terms, Merger Sub shall, and Parent shall cause Merger Sub to, (i) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days (or such longer period as the parties hereto may agree) each, if on any then-scheduled Expiration Time any of the Offer Conditions set forth in Annex A shall not be satisfied or waived, until such time as such condition or conditions are satisfied or waived; provided, however, that the maximum number of days that the Offer may be extended pursuant to this clause (i) shall be twenty (20) Business Days, and provided that if the passage of time has made the satisfaction of an Offer Condition impossible, Parent shall not be required to cause Merger Sub to extend the Offer pursuant to this clause (i), (ii) extend the Offer on one or more occasions, in consecutive increments of up to five (5) Business Days each, if on any then-scheduled Expiration Time each Offer Condition set forth in Annex A shall have been satisfied or waived, and the Minimum Condition shall not have been satisfied; provided, however, that the maximum number of days that the Offer may be extended pursuant to this clause (ii) shall be twenty (20) Business Days, and (iii) extend the Offer for the minimum period required by applicable Law, any interpretation or position of the Securities and Exchange Commission (the “SEC”), the staff thereof, or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer; provided, however, that in no event (A) shall the Offer be extended beyond February 15, 2013 (the “Outside Date”); (B) shall Merger Sub extend the Offer if the Minimum Condition and all the Offer Conditions set forth in Annex A are satisfied or waived and it is permitted under applicable Law to accept for payment and pay for validly tendered shares of Company Common Stock that are not validly withdrawn; or (C) shall this Section 1.01(e) be construed or deemed to impair, limit or otherwise restrict the right of the parties to terminate this Agreement in accordance with the terms and provisions of Article VIII.  Except as otherwise expressly provided in this Section 1.01(e), the obligations of Merger Sub and Parent and the rights of Company to cause an extension of the Offer are cumulative so that, if at any time any of the foregoing is applicable, the Offer will be so extended further.

(f)                                   On the terms and subject to the satisfaction or waiver by Merger Sub of the Offer Conditions as of the Expiration Time, Merger Sub shall, and Parent shall cause Merger Sub to, accept and pay the Offer Price (subject to any withholding of tax pursuant to Section 3.05) pursuant to Section 1.01(b) for all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Time (as it may be extended and re-extended in accordance with this Section 1.01).  Parent shall provide or cause to be provided to Merger Sub, on a timely basis, the funds necessary to pay for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment pursuant to the Offer and shall cause Merger Sub to fulfill all of Merger Sub’s obligations under this Agreement.  Acceptance for payment of shares of Company Common Stock pursuant to and subject to the Offer Conditions upon the Expiration Time is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(g)                                  Merger Sub shall not terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company, except in the event that this Agreement is terminated in accordance with the terms and provisions of Article VIII.  If the Offer is terminated or withdrawn by Merger Sub, or this Agreement is terminated pursuant to Article VIII, prior to the acceptance for payment of the Company Common Stock tendered in the Offer, Merger Sub shall promptly (and in any event within three (3) Business Days), return and cause any depository acting on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holders thereof and, as applicable, take other necessary and appropriate actions as prescribed by Section 8.05 hereof.

(h)                                 As soon as practicable on the date of the commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase and a form of the related letter of transmittal, ancillary documents and instruments, and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any amendments and supplements thereto, the “Offer Documents”).  The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries that may be required by applicable Laws or reasonably requested by Parent or Merger Sub for inclusion in the Offer Documents.  Parent and Merger Sub shall take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  Parent and Merger Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company and its counsel with copies of all correspondence and summaries of telephonic communications between them and their Representatives, on the one hand, and the SEC, on the other hand, relating to the Offer Documents.  Prior to the filing of the Offer Documents (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments.

Section 1.02                             Company Actions.

(a)                                 As promptly as practical, following the filing of the Schedule TO with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 6.04, contain and reflect the Company Board Recommendation described in Section 4.03(b).  The Company shall take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9.  The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law.  The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act.  Unless the Company Board has effected a change in the Company Board Recommendation, the Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9, and shall promptly provide Parent and Merger Sub with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, relating to the Schedule 14D-9.  Unless the Company Board has effected a change in the Company Board Recommendation, prior to the filing of the Schedule 14D-9 (including any amendments or supplements thereto) with the SEC or dissemination thereof to the shareholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9, the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such Schedule 14D-9 or response, and the Company shall give reasonable and good faith consideration to any such comments.

(b)                                 In connection with the Offer, the Company shall promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings and any other available listings or computer files containing the names and addresses of all record holders or beneficial owners of the shares of Company Common Stock, in each case as of the most recent practicable date, and shall furnish Parent and Merger Sub with such information and assistance (including lists of record holders or beneficial owners of the shares of Company Common Stock, updated from time to time upon Parent’s, Merger Sub’s or either of their respective agents’ reasonable request, and the addresses, mailing labels and lists of security positions of such record holders or beneficial owners) as Parent, Merger Sub or either of their respective agents may reasonably request for the purpose of communicating the Offer to the record holders and beneficial owners of the shares of Company Common Stock.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated hereby, Parent and Merger Sub shall hold in confidence the information contained in any such labels, listings and files in accordance with the Confidentiality Agreement and shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall promptly deliver (and shall use their respective commercially reasonable efforts to cause their agents and Representatives to deliver) to the Company or destroy all copies and any extract or summaries of such information then in their possession or control.

Section 1.03                             Directors.

(a)                                 Effective upon the Offer Closing and from time to time thereafter, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.03(a)) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Parent and/or Merger Sub (including shares accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall cause Parent’s designees to be elected or appointed to the Company Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors.  At such time as Parent has appointed directors to the Company Board pursuant to the foregoing sentence (the “Appointment Time”), the Company shall also cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Company Board (other than the special committee of the Company Board previously formed to oversee the Company’s review of strategic alternatives (the “Special Committee”) which shall be constituted by, and carry out the functions and have the rights and responsibilities of the Independent Directors (as defined below) from the Offer Closing to the Effective Time) requested by Parent, and (B) each board of directors of each Subsidiary of the Company (and each committee thereof) as reasonably requested by Parent, in each case that represents the same percentage as such individuals represent on the Company Board.

(b)                                 The Company’s obligations to appoint Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions reasonably required to effect the appointment of Parent’s designees, including mailing to its shareholders information with respect to the Company and its officers and directors, to the extent required by Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03(b), which, in the Company’s discretion, may be mailed together with the Schedule 14D-9.  Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 and the Company’s obligations under Section 1.03(a) hereof shall be subject to the receipt of such information.

(c)                                  In the event that Parent’s designees are elected or designated to the Company Board pursuant to the provisions of Section 1.03(a), then, until the Effective Time, the Company shall use its commercially reasonable efforts to cause the Company Board to have at least three (3) directors who each are directors of the Company on the date hereof or their successors (such directors, the “Independent Directors”); provided, however, that, if any Independent Director is unable to serve due to resignation, death or disability or any other reason, the remaining Independent Directors shall be entitled to elect or designate another individual (or individuals) (provided, that no such individual is an employee of the Company or any of its Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director remains prior to the Effective Time, a majority of the members of the Company Board at the time of the execution of this Agreement shall be entitled to designate three (3) persons to fill such vacancies; provided, that such individuals shall not be employees or officers of the Company, Parent or Merger Sub and shall be reasonably satisfactory to Parent, and such persons shall be deemed Independent Directors for purposes of this Agreement.

(d)                                 Notwithstanding anything in this Agreement to the contrary, following the Appointment Time and until the Effective Time, the affirmative vote of a majority of the Independent Directors (or the approval of the sole Independent Director if there shall only be one Independent Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize): (i) any termination of this Agreement by the Company, (ii) any amendment of this Agreement on behalf of the Company, (iii) any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, (iv) any waiver of compliance with any of the agreements, rights, remedies or conditions contained herein for the benefit of the Company, (v) any contract between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Sub and any of their affiliates (other than the Company and any of its Subsidiaries), on the other hand, (vi) any amendment of the Company Charter or Company Bylaws if such action would adversely affect the Company’s shareholders (other than Parent or Merger Sub) or the rights of the Indemnified Parties pursuant to Section 6.08, (vii) any other action by the Company in connection with this Agreement or the transactions contemplated hereby required to be taken by the Company Board, or (viii) any other action adversely affecting the rights of the shareholders of the Company (other than Parent or Merger Sub).

(e)                                  The Independent Directors will have the authority to (i) retain a single law firm to act as counsel for the Independent Directors as a group (which may be any current counsel to the Company and/or the Special Committee) at the reasonable expense of the Company, and (ii) take such other actions as shall be reasonably necessary or appropriate for the purpose of fulfilling their obligations hereunder, in the case of each of (i) and (ii) above, at the reasonable expense of the Company, provided that, in the event that such actions under (ii) above are not related to matters set forth in Section 1.03(d) above, any such expenses must be approved in writing by Parent in advance, which consent will not be unreasonably withheld or delayed.  Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by the action of a majority of the Independent Directors (or the approval of the sole Independent Director if there shall only be one Independent Director).

Section 1.04                             Top-Up Option.

(a)                                 The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 1.04, to purchase at a price per share equal to (i) the Offer Price paid in the Offer plus (ii) a CPR, that number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and Merger Sub at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the Fully Diluted Shares immediately after the issuance of the Top-Up Shares (the “Short Form Threshold”); provided, that the Top-Up Option will not be exercisable unless, immediately after such exercise and the issuance of Top-Up Shares pursuant thereto, the Short Form Threshold would be reached (after giving effect to the issuance of the Top-Up Shares); provided, further, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the shares of Company Common Stock authorized and unissued at the time of exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Company Common Stock as if such shares were outstanding) and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order.

(b)                                 The Top-Up Option shall be exercisable only once, in whole but not in part, at any time prior to the third (3rd) Business Day following the purchase of and payment for shares of Company Common Stock pursuant to the Offer by Merger Sub, or if any subsequent offering period is provided, during the three (3)-Business Day period following the expiration date of such subsequent offering period, and only if Merger Sub shall beneficially own as of such time at least a majority of the outstanding shares of Company Common Stock.

(c)                                  In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall set forth in such notice (i) the number of shares of the Company Common Stock owned by Parent and Merger Sub at the time of such notice (giving effect to the Offer Closing) and (ii) a place and a time for the closing of such purchase which shall, unless the Independent Directors otherwise agree, be at the Company’s principal offices not less than one (1) Business Day after receipt of such notice.  The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub.  At the closing of the purchase of Top-Up Shares, the purchase price payable for each Top-Up Share shall consist of (i) an amount equal to the Offer Price (the “Initial Top-Up Payment”) plus (ii) a CPR.  The aggregate Initial Top-Up Payment (calculated by multiplying the number of such Top-Up Shares by the Offer Price) shall be paid to the Company at Parent’s election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by issuing to the Company a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option (the “Promissory Note”).  The Promissory Note (i) shall bear simple interest at a rate of four percent (4.0%) per annum, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Parent and Merger Sub, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms, provided, however, that the Promissory Note and the issuance of the Top-Up Shares shall in any case be in compliance with all of the requirements of Section 7-106-202 of the CBCA.  The CPR shall be payable in cash, as provided in the CPR Agreement.  The Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, if the Company does not then have certificated shares of Company Stock, the applicable number of Book-Entry Shares.  Such certificates or Book-Entry Shares may include any legends that are required by federal or state securities Laws.

(d)                                 In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall notify the Company in writing, and shall set forth in such notice (i) the number of shares of the Company Common Stock owned by Parent and Merger Sub at the time of such notice (giving effect to the Offer Closing), (ii) the manner in which it intends to pay the Initial Top-Up Payment, and (iii) a place and a time for the closing of such purchase which shall, unless the Independent Directors otherwise agree, be at the Company’s principal offices not less than one (1) Business Day after receipt of such notice.  The Company shall, promptly following receipt of such notice, deliver written notice to Merger Sub specifying, based on the information provided by Merger Sub in its notice, the number of Top-Up Shares to be purchased by Merger Sub.

(e)                                  Parent and Merger Sub acknowledge that any Top-Up Shares issued upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) and that all such shares will be issued in reliance upon an applicable exemption from registration under the Securities Act.  Each of Parent and Merger Sub hereby represents and warrants to the Company that Merger Sub is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act.  Merger Sub agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(f)                                   Any dilutive impact on the value of the shares of Company Common Stock as a result of the issuance of the Top-Up Shares or the payment by Merger Sub to the Company of consideration for the Top-Up Shares, will not be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Article 113 of the CBCA as contemplated by Section 3.03 and none of the parties hereto shall take any contrary position in any appraisal proceeding.

(g)                                  Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement may not be assigned by Merger Sub other than to Parent or a direct or indirect wholly-owned Subsidiary of Parent, including by operation of Law or otherwise, and any attempted assignment in violation of this Section 1.04(e) will be null and void.

ARTICLE II

THE MERGER

Section 2.01                             The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CBCA, at the Effective Time Merger Sub will merge with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will, as provided in the CBCA, continue its corporate existence as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and will be a wholly-owned subsidiary of Parent.

Section 2.02                             Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable on the date of satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto provided, however, that if, as of or immediately following the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.01(b) or the purchase of the Top-Up Option Shares,

Parent determines, in consultation with the Company, that a Short-Form Merger is available pursuant to Section 7-111-104 of the CBCA, the Closing shall, subject to the satisfaction or waiver of the conditions set forth in Article VII, occur no later than the second (2nd) Business Day immediately following the Acceptance Date, the expiration of such “subsequent offering period” or the closing of the purchase of the Top-Up Option Shares, as applicable.  The Closing shall be held at a place mutually agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 2.03                             Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause a statement of merger (the “Statement of Merger”) to be executed, acknowledged and filed with the Colorado Secretary of State in accordance with the relevant provisions of the CBCA and shall make all other filings or recordings required under the CBCA.  The Merger will become effective at such time as the Statement of Merger has been duly filed with the Colorado Secretary of State or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Statement of Merger in accordance with the CBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.04                             Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CBCA.  Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation, all as provided under the CBCA.

Section 2.05                             Articles of Incorporation; By-laws.  At the Effective Time, (i) the articles of incorporation of the Company shall be amended and restated so as to read in their entirety as set forth in Exhibit C hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation, until thereafter amended, subject to Section 6.08 hereof, in accordance with the terms thereof or as provided by applicable Law, except that the name of the Surviving Corporation shall be “New Frontier Media, Inc., and (ii) the bylaws of the Company shall be amended and restated to read in their entirety as set forth in Exhibit D hereto and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended, subject to Section 6.08 hereof, in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation or as provided by applicable Law.

Section 2.06                             Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

Section 2.07                             Merger Without Meeting of Shareholders.  Anything in this Agreement to the contrary notwithstanding, but subject to Article VII, if, as of immediately following the Acceptance Date, the expiration of any “subsequent offering period” pursuant to Section 1.01(c), the purchase, if applicable, of the Top-Up Option Shares, and, if necessary, the expiration of the period for guaranteed delivery of shares of Company Common Stock in the Offer, Parent or any direct or indirect Subsidiary of Parent, taken together, shall own at least ninety percent (90%) of the total outstanding shares of Company Common Stock, the parties shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction of such threshold, without a meeting of shareholders of the Company, in accordance with Section 7-111-104 of the CBCA (such merger, a “Short-Form Merger”).

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.01                             Effect of the Merger on Capital Stock.  At the Effective Time and subject to the provisions of this Agreement, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company:

(a)                                 Cancellation of Certain Company Common Stock.  Each share of Company Common Stock that is owned by Parent, Merger Sub or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                                 Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled and retired in accordance with Section 3.01(a), and (ii) Dissenting Shares) will be converted into the right to receive the Merger Consideration.  At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and, subject to Section 3.03, each holder of a certificate formerly representing any such shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 3.02 hereof.

(c)                                  Conversion of Merger Sub Capital Stock.  Each common share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) newly issued, fully paid and non-assessable common share of the Surviving Corporation.

Section 3.02                             Surrender and Payment.

(a)                                 Prior to the Effective Time, Parent shall appoint the Company’s transfer agent (or such other financial institution to which the Company and Parent agree) (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, and (ii) book-entry shares which immediately prior to the Effective Time represented the shares of Company Common Stock (the “Book-Entry Shares”).  The Exchange Agent shall serve in such capacity pursuant to an agreement between Parent and the Exchange Agent (the “Exchange Agent Agreement”), a copy of which Exchange Agent Agreement shall be provided to the Company and its counsel for its review and comment prior to its execution by Parent and the Exchange Agent and which comments shall be given good faith consideration by Parent and its counsel.  Prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, by wire transfer of immediately available funds, to an account designated in writing by the Exchange Agent, in trust for the benefit of the holders of Certificates and Book-Entry Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the outstanding shares of Company Common Stock represented by the Certificates and the Book-Entry Shares (the “Payment Fund”).  The Payment Fund shall not be used for any purpose other than to fund payments to holders of Company Common Stock pursuant hereto.  If for any reason the Payment Fund is inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.01(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.  The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.  As soon as practicable, but in event no later than three (3) Business Days following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, (i) a letter of transmittal (which shall be in customary form and have such other provisions as Parent and the Company shall reasonably agree and shall specify that the delivery shall be effected, and risk of loss shall pass, only upon proper delivery of the Certificates, or Loss Documentation in lieu thereof as provided in Section 3.06, or transfer of the Book-Entry Shares to the Exchange Agent), and (ii) instructions for effecting the surrender of Certificates or Book-Entry Shares for the Merger Consideration.

(b)                                 Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares.  Until so surrendered or transferred, as the case may be, and subject to the terms set forth in Section 3.03, each such Certificate or Book-Entry Share, as applicable, shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration payable in respect thereof.  No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.  Upon payment of the Merger Consideration pursuant to the provisions of this Article III, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)                                  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares.  At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e)                                  The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Common Stock in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

(f)                                   In no event shall the holder of any surrendered certificates (or evidence of shares in book-entry form) representing Company Common Stock be entitled to receive interest on any of the Merger Consideration.

(g)                                  The Exchange Agent shall invest any of the funds deposited with the Exchange Agent as directed by Parent; provided, however, that (i) such investments shall be in short-term obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), and (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.  Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent or an affiliate of Parent as Parent directs; provided, however, that any net loss resulting from such investments shall be promptly reimbursed by Parent to the Payment Fund upon demand by the Exchange Agent. No investment of the Merger Consideration funds shall relieve Parent, the Surviving Corporation or the Exchange Agent from making payments required by this Article III. The Payment Fund shall not be used for any purpose other than as set forth in this Section 3.02.

(h)                                 Any portion of the Payment Fund (including any interest or other amounts earned with respect thereto) that remains unclaimed by the holders of shares of Company Common Stock 180 days after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws) for payment of the Merger Consideration, without interest, that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them.

Section 3.03                             Dissenting Shares.

(a)                                 Notwithstanding any provision of this Agreement to the contrary, including Section 3.01, any issued and outstanding shares of Company Common Stock held by a Dissenting Shareholder (“Dissenting Shares”) shall not be converted into the Merger Consideration.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Dissenting Shareholder shall cease to have any rights with respect thereto, except that the Dissenting Shareholders shall have the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Article 113 of the CBCA; provided, however, that each share of Company Common Stock outstanding immediately before the Effective Time and held by a Dissenting Shareholder who, after the Effective Time, effectively withdraws or loses his or her dissenters’ rights pursuant to the CBCA, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.01, without any interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be.  As used in this Agreement, the term “Dissenting Shareholder” means any record holder or beneficial owner of shares of Company Common Stock who is statutorily entitled to exercise appraisal rights and who duly complies with all provisions of the CBCA concerning the right of holders of Company Common Stock to dissent from the Merger and seek appraisal of their shares.

(b)                                 The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the CBCA received by the Company, withdrawals of such demands, and any other instruments served pursuant to the CBCA and received by the Company and (ii) the opportunity to participate in and, after the Offer Closing, direct all negotiations and proceedings with respect to dissenters’ rights under the CBCA.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 3.04                             Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by Section 6.01(c) or pursuant to the exercise of the Top-Up Option pursuant to Section 1.04), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Offer Price and the Merger Consideration (as applicable) and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to fairly reflect such change.

Section 3.05                             Withholding Rights.  Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the Offer Price and the Merger Consideration, as the case may be, otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations issued pursuant thereto, or any provision of state, local or foreign Tax law.  To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 3.06                             Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance reasonably satisfactory to Parent by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as Parent may reasonably direct (such affidavit and, if requested by Parent, posting of a bond, the “Loss Documentation”), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article III.

Section 3.07                             Treatment of Stock Options and Other Stock-based Compensation.

(a)                                 At the Effective Time, each option to acquire shares of Company Common Stock and each right to receive appreciation with respect to shares of Company Common Stock (each, a “Company Stock Right”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Right or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Right as of immediately prior to the Effective Time, multiplied by (y) the positive excess, if any, of the Merger Consideration (including the amount of any Contingent Cash Payment payable in respect of a CPR) over the per share exercise price (with respect to stock options) or base amount (with respect to stock appreciation rights) under such Company Stock Right, less any Taxes required to be withheld in accordance with Section 3.05.  In the event that the per share exercise price (with respect to stock options) or base amount (with respect to stock appreciation rights) of such Company Stock Right is equal to or greater than the Merger Consideration (including the amount of any Contingent Cash Payment payable in respect of a CPR), such Company Stock Right will be cancelled without consideration and have no further force or effect.

(b)                                 At the Effective Time, each restricted stock unit award, restricted stock award, performance share unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock held, awarded, outstanding, or payable under any Company Stock Plan, other than Company Stock Rights (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time (and in any event within three (3) Business Days thereof), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award as of immediately prior to the Effective Time multiplied by (y) the Merger Consideration(including the amount of any Contingent Cash Payment payable in respect of a CPR), less any Taxes required to be withheld in accordance with Section 3.05, subject, however, with respect to holders of restricted stock awards, to any rights of such holder pursuant to Section 3.03.

(c)                                  At or prior to the Effective Time, the Company, the Company Board and the compensation committee of such board, as applicable, shall adopt any resolutions and amendments and shall use commercially reasonable efforts to obtain any employee consents that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.07.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Annual Report on Form 10-K of the Company for the year ended March 31, 2012 (the “Company Form 10-K”) and the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, in each case, filed from the date of the filing of the Company Form 10-K to the date of this Agreement or (ii) as disclosed in the disclosure letter, dated the date of this Agreement and delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Company Disclosure Letter relates (provided that disclosure made with respect to any section or subsection will also be deemed to be disclosure against other sections or subsections of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to other sections or subsections of this Agreement), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

Section 4.01                             Organization; Standing and Power; Organizational Documents; Minutes; Subsidiaries.

(a)                                 Organization; Standing and Power.  Each of the Company and its Subsidiaries (i) is an entity duly organized validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where failure to have such power and authority or to be qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                                 Organizational Documents.  The Company has previously made available to Parent true and complete copies of the Company’s amended and restated articles of incorporation (the “Company Charter”) and amended and restated bylaws (the “Company Bylaws,” and together with the Company Charter, the “Company Organizational Documents”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case amended to date of this Agreement, and each as so made available is in full force and effect.  The Company is not in violation of any provision of the Company Organizational Documents, and none of the Subsidiaries of the Company is in violation of such Subsidiary’s articles of incorporation or bylaws (or comparable organizational documents), except, in the case of any Subsidiary, for violations that individually or in the aggregate would not have a Material Adverse Effect.  The Company has made available to Parent true and complete copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Company Board (except for minutes of meetings of the Company Board relating to the process for the Company’s exploration of strategic alternatives) and each committee of the Company Board (other than the Special Committee).

(c)                                  Subsidiaries.  Section 4.01(c) of the Company Disclosure Letter contains a complete and accurate list of each of the Subsidiaries of the Company and its place of organization, and the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly by the Company, have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens imposed by applicable securities Laws.  Except for the capital stock of, or other equity or voting interests in, Subsidiaries of the Company (or of another direct or indirect Subsidiary of the Company), the Company and each of its Subsidiaries do not own, or hold the right to acquire, directly or indirectly, any capital stock of, or other equity or voting interests (including any partnership interest or joint venture interest) in, any Person.  There are no contractual obligations of the Company or any of its Subsidiaries to make in the future any loan to, or any investment (in the form of a capital contribution or otherwise) in, any Person other than a direct or indirect wholly-owned Subsidiary of the Company.

Section 4.02                             Capital Structure.

(a)                                 Capital Stock.  The authorized capital stock of the Company consists of: (i) 50,000,000 shares of Company Common Stock and (ii) 4,999,400 preferred shares, par value $.10 per share, of the Company (the “Company Preferred Stock”).  As of the close of business on October 12, 2012 (the “Measurement Date”), (A) 16,264,213 shares of Company Common Stock were issued and outstanding, and (B) no shares of Company Preferred Stock were issued and outstanding.  Since the Measurement Date, no shares of Company Common Stock or shares of Company Preferred Stock have been issued, other than the issuance of shares of Company Common Stock upon the exercise or settlement of Company Equity Awards outstanding as of the Measurement Date.  All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.  No Subsidiary of the Company owns any shares of Company Common Stock.  Other than the Company Equity Awards and the Top-Up Option, as of the date hereof, there are no outstanding, and there have not been reserved for issuance any, (A) shares of capital stock or other securities of the Company, including without limitation, shares of capital stock or other securities of the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in the Company, (B) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests

in) the Company, (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any shares of capital stock or voting securities of or other ownership interests in the Company, in each case, that have been issued by the Company, or (D) equity equivalent interests in the ownership or earnings of the Company or other similar right (the items in clauses (A), (B), (C) and (D), together with the capital stock of the Company, being referred to collectively as “Company Securities”).  All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities or other ownership interests in any Subsidiary of the Company, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.  Except as set forth in the Company Stock Plans, there are no outstanding Contracts requiring the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities.  Neither the Company nor any of its Subsidiaries is a party to or bound by any voting agreement, voting trust or other agreement or understanding with respect to any Company Securities or Company Subsidiary Securities, including the voting, purchase, transfer or registration thereof or preemptive rights with respect thereto.

(b)                                 Stock Awards.

(i)                                     As of the close of business on the Measurement Date, an aggregate of 1,370,152 shares of Company Common Stock were subject to issuance pursuant to Company Stock Rights or Company Stock Awards granted under the Company’s 2010 Equity Incentive Plan, the Company’s 2007 Stock Incentive Plan, the Company’s 2001 Incentive Stock Plan, the Company’s Millennium Incentive Stock Option Plan, the Company’s 1999 Incentive Stock Plan and the Company’s 1998 Incentive Stock Plan (the plans referred to immediately above and the award or other applicable agreements entered into thereunder, in each case as amended, are collectively referred to herein as the “Company Stock Plans”), and since the Measurement Date, no Company Equity Awards have been granted and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans.  Section 4.02(b)(i) of the Company Disclosure Letter sets forth as of the close of business on the Measurement Date a complete and accurate list of each outstanding Company Equity Award granted under the Company Stock Plans and (A) the number of shares of Company Common Stock subject to such outstanding Company Equity Award, (B) the exercise price, purchase price or similar pricing of such Company Equity Award, (C) the date on which such Company Equity Award was granted or issued, (D) with respect to Company Stock Rights, the date or dates on which each such Company Stock Right vests, (E) with respect to Company Stock Rights, the date on which each such Company Stock Right expires and (F) the Company Stock Plan (if any) under which the Company Equity Award was granted or issued.  All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(ii)                                  Except for the Company Stock Plans, Section 3.07 of this Agreement and as set forth on Section 4.02(b)(ii) of the Company Disclosure Letter, there are no Contracts to which the Company is a party obligating the Company to accelerate the vesting of any Company Equity Award as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events).

(c)                                  Company Subsidiary Securities.  Except as set forth in Section 4.01(c) of the Company Disclosure Letter, as of the date hereof, there are no outstanding, and there has not been reserved for issuance any, (i) securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock, voting securities or other ownership interests in any

Subsidiary of the Company, (ii) options, warrants or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities or other ownership interests in) any Subsidiary of the Company, (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based on, directly or indirectly, the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of the Company, in each case that have been issued by the Company or any of its Subsidiaries, or (iv) equity equivalent interests in the ownership or earnings of any Subsidiary of the Company or other similar right (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock, voting securities or other ownership interests of such Subsidiaries, being referred to collectively as “Company Subsidiary Securities”).

Section 4.03                             Power and Authority; Execution and Delivery.

(a)                                 The Company has all necessary and corporate power to execute, deliver and perform its obligations under this Agreement and each other agreement and instrument required by this Agreement to be entered into and performed by the Company in connection with the transactions contemplated by this Agreement (collectively, with this Agreement, the “Company Transaction Documents”), and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of a majority of the votes cast by all shareholders entitled to vote on this Agreement (the “Requisite Company Vote”) if required by applicable Law, and the filing of the Statement of Merger with the Colorado Secretary of State as required by the CBCA.  This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited to applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)                                 The Company Board, at a meeting duly called and held, duly adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are advisable, fair to and in the best interests of the Company and its shareholders (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) if required by applicable Laws, directing that this Agreement be submitted to Company’s shareholders for adoption, and (iv) resolving to recommend that Company’s shareholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by applicable Laws, adopt this Agreement and approve the Merger (collectively, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 6.04.

Section 4.04                             No Conflict; Consents and Approvals

(a)                                 No Contravention.  The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and the compliance by Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of a Lien (other than a Permitted Lien) in or upon any of the properties, assets or rights of Company or any of its Subsidiaries under, any provision of (i) the Company Charter, the Company Bylaws, or the comparable governing documents of the Company’s Subsidiaries, except, in the case of any Subsidiary, that individually or in the aggregate would not have a Company Material Adverse Effect, (ii) any Company Material Contract, or (iii) subject to the governmental filings and other matters referred to in Section 4.04(b), any Law or any rule or regulation of NASDAQ applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the case of clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 Governmental Approvals.  No Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance by the Company of this Agreement and the other Company Transaction Documents or the consummation by the Company of the Offer, the Merger and other transactions contemplated hereby or thereby, except for: (i) the filing of the Statement of Merger with the Colorado Secretary of State; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule 14D-9, (B) if required by applicable Laws, a letter to the shareholders of the Company, notice of meeting, proxy statement and forms of proxy in connection with a special meeting of shareholders to obtain the Requisite Company Vote (collectively, the “Company Proxy Statement”), and (C) such other filings under the Exchange Act (including filings in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder) as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iv) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of NASDAQ; (v) the other Consents of Governmental Entities listed on Section 4.04(b) of the Company Disclosure Letter; and (vi) such other Consents with or to any state, local or foreign Governmental Entity which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to the Company is applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.05                             SEC Filings; Financial Statements; Internal Controls.

(a)                                 SEC Filings.  The Company has timely (giving effect to the provisions of Rule 12b-25 under the Exchange Act, as applicable) filed with or furnished to, as applicable, the SEC all reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since March 31, 2012 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the “Company SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Company SEC Documents (including any financial statements, schedules or exhibits included or incorporated by reference therein) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, including any financial statements or schedules included or incorporated by reference therein, at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  None of the Company’s Subsidiaries is required to file or furnish any reports, schedules, forms or other documents with the SEC.

(b)                                 Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Documents: (i) was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”) (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (ii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.  The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.  Other than as disclosed in the Company SEC Documents, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)                                  Off-Balance Sheet Arrangements.  Neither the Company nor any of its Subsidiaries has or is subject to any “off-balance sheet arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Subsidiary of the Company in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(d)                                 Internal Controls.  The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s consolidated financial statements, (iv) that access to assets is permitted only in accordance with management’s general or specific authorization and (v) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e)                                  Reportable Condition; Material Weakness.  Since March 31, 2012, the Company has not received any written notification of a (i) “reportable condition” or (ii) “material weakness” in the Company’s internal controls over financial reporting.  The terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 112, as in effect on the date of this Agreement.

(f)                                   SEC Correspondence.  As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents.

(g)                                  Disclosure Controls and Procedures.  The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to provide reasonable assurance that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

(h)                                 Undisclosed Liabilities.  The audited balance sheet of the Company dated as of March 31, 2012 contained in the Company SEC Documents filed prior to the date hereof is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any Liabilities of a nature required to be set forth on a balance sheet prepared in accordance with GAAP or described in the notes thereto other than Liabilities that (i) are reflected or recorded on the Company Balance Sheet (including in the notes thereto), (ii) were incurred since the date of the Company Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement, or (v) are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i)                                     Sarbanes-Oxley Compliance. Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06                             Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) the business of the Company and each of its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been or occurred any event, occurrence, fact, effect, development, condition or change that has had, or would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

Section 4.07                             Taxes.

(a)                                 Tax Returns and Payment of Taxes.  The Company and each of its Subsidiaries have filed or caused to be filed (taking into account any valid extensions) all federal, state, local and foreign income, franchise and other material Tax Returns required to be filed by any of them. Such Tax Returns are true, complete and correct in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP), as reflected in the Company’s most recent financial statements contained in the Company SEC Documents through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business.

(b)                                 Availability of Tax Returns. The Company has made available to Parent complete copies of all federal, state, local and foreign income, franchise and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after March 31, 2009.

(c)                                  Withholding. The Company and each of its Subsidiaries have withheld and paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other Person, and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d)                                 Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.

(e)                                  Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any of its Subsidiaries.

(f)                                   Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g)                                  Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h)                                 Consolidated Groups, Transferee Liability and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis, (ii) has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract, or otherwise, or (iii) is a party to, bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(i)                                     Change in Accounting Method. Neither the Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Sections 481(a) of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise.

(j)                                    Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(k)                                 Section 355. Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code in the two years prior to the date of this Agreement.

(l)                                     Reportable Transactions. Neither the Company nor any of its Subsidiaries has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.08                             Intellectual Property.

(a)                                 Certain Company-Registered IP.  Section 4.08(a) of the Company Disclosure Letter sets forth as of the date hereof a true and complete list of all currently active registered Marks, Domain Names, Patents and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by Company or any of its Subsidiaries as of the date hereof and that are material to the businesses of Company or any of its Subsidiaries (collectively, “Company Registered IP”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is the exclusive owner of the entire right, title and interest in and to all Company Registered IP and (ii) no Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the Knowledge of the Company, no such action is or has been threatened with respect to any of Company Registered IP.

(b)                                 Right to Use; Title.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company or its Subsidiaries (i) own exclusively (subject to any non-exclusive licenses granted by Company or its Subsidiaries), free and clear of any and all Liens (other than Permitted Liens), all Company Registered IP, and (ii) have the right to use all other Intellectual Property that is used in the business of Company or any of its Subsidiaries and is material to the businesses of Company or any of its Subsidiaries.

(c)                                  Confidentiality; Assignment.  Each of Company and its Subsidiaries has taken all commercially reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property and maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including safeguarding any such information that is accessible through computer systems or networks.

(d)                                 Third Party Infringement.  To the Knowledge of the Company, none of the activities or operations of Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party and neither Company nor any of its Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such notice or claim, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse

Effect. To the Knowledge of the Company, no third party is misappropriating, infringing, or diluting any Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries. To the Knowledge of the Company, no Intellectual Property owned by or exclusively licensed to Company or any of its Subsidiaries that is material to any of the businesses of Company or any of its Subsidiaries is subject to any outstanding Order restricting or limiting in any material respect the use or licensing thereof by Company or any of its Subsidiaries.

(e)                                  IT Assets.  To the Knowledge of the Company, no IT Assets that are material to the business of Company or any of its Subsidiaries or to any of their operations, have materially malfunctioned or materially failed within the last three (3) years. The Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality and security of the IT Assets (and all information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Assets, in each case, that is consistent with customary industry practice.

Section 4.09                             Compliance; Permits.

(a)                                 Compliance.  The Company and each of its Subsidiaries is and, since March 31, 2011, has been in compliance in all material respects with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound.  None of the Company or any of its Subsidiaries has, since March 31, 2011, been threatened in writing to be charged with or been given any written notice of any violation of any applicable Law, other than any such that have been resolved or as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)                                 Permits.  The Company and its Subsidiaries hold, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, certificates, consents and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All Permits necessary for the Company and its Subsidiaries to operate their respective businesses as currently conducted are in full force and effect, except for any Permits for which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Company or any of its Subsidiaries has received written notice that the Governmental Entity issuing or authorizing any material Permit intends to terminate, or will not renew or reissue, any material Permit upon its expiration.

Section 4.10                             Litigation.  As of the date hereof, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any executive officer or director of the Company or any of its Subsidiaries in their capacities as such, in each case by or before any Governmental Entity, other than any such Legal Action that (a) does not involve an amount in controversy in excess of $25,000, and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries is subject to any Order which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer of the Company.

Section 4.11                             Employee Matters.

(a)                                 All “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all stock purchase, equity compensation, stock option, stock appreciation right, restricted stock, severance, retention, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise) under which any employee or former employee of Company or its Subsidiaries has any present or future right to benefits or Company or its Subsidiaries has had or has any present or future liability, whether absolute or contingent, are referred to herein as the “Company Plans.”

(b)                                 The Company has provided Parent with (i) a true and complete list of each Company Plan currently maintained for the benefit of employees or former employees who are or were employed in the United States (the “Employee Plans”), and (ii) information on benefits provided by the Company for employees or former employees who are situated outside of the United States.

(c)                                  With respect to each Employee Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, in each case to the extent applicable: (i) any related trust agreement, insurance contract or other funding instrument, (ii) the most recent determination, advisory or opinion letter of the U.S. Internal Revenue Service (the “IRS”), if applicable, and (iii) the most recent summary plan description, summary of material modification, and other written summaries of the benefits provided under an Employee Plan.

(d)                                 No Employee Plan is subject to Sections 412 or 430 of the Code or Title IV of ERISA or is a multiemployer plan (within the meaning of Section 3(37) of ERISA), and none of Company, its Subsidiaries or any entity that would be treated as a single employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code contributes to or has in the past six years sponsored, maintained, contributed to or had any liability in respect of any such plan or multiemployer plan. No Company Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person after such Person’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and to the Knowledge of the Company, there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits.

(e)                                  With respect to each Employee Plan, except to the extent that any inaccuracies in the representations and warranties set forth in this Section 4.11(e), individually or in the aggregate, have not had a Company Material Adverse Effect:

(i)                                     each Employee Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and all contributions required to be made under the terms of any Employee Plan have been timely made

(ii)                                  each Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory and/or opinion letter upon which it is entitled to rely from the IRS that it is so qualified, such determination letter, opinion letter or advisory has not expired as of the date hereof (or, in the case of an expired determination letter, the Employee Plan’s sponsor has a timely filed application for an updated determination letter pending with the Internal Revenue Service and has no reason to believe that a favorable determination letter will not be issued), all required interim amendments have been timely adopted, and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Employee Plan;

(iii)                               there is no action (including any investigation, audit or other administrative proceeding) by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary or other claimant pending, or to the Knowledge of the Company, threatened, relating to Employee Plans, any fiduciaries thereof with respect to their duties to Employee Plans or the assets of any of the trusts under any Employee Plans (other than routine claims for benefits), nor, to the Knowledge of the Company, are there facts or circumstances that exist that could reasonably give rise to any such actions;

(iv)                              each Company Equity Award has been issued in compliance with all applicable Laws and properly accounted for in accordance with GAAP;

(v)                                 none of the Company Plans, nor any trust created thereunder, holds as assets any stock or securities issued by Company or a Subsidiary;

(vi)                              each Employee Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code), has been, since January 1, 2005, operated in compliance with Section 409A of the Code and the regulations and other applicable guidance of the Department of Treasury and Internal Revenue Service issues thereunder (collectively, “Section 409A”), and is, and has been since January 1, 2009, in documentary compliance with Section 409A, and no Company Stock Right has an exercise price that was less than the fair market value of the underlying stock on the date of grant or is otherwise not exempt from Section 409A;

(vii)                           except as contemplated under the terms of this Agreement and the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement alone, or in combination with any other event (including without limitation the termination of any employee, director, officer or other service provider of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries (collectively, “Service Providers”)), will not:  (A) accelerate the time of payment or vesting, or give rise to a material liability under any Company Plan, or increase the amount of compensation or benefits due to any such Service Provider; or (B) directly or indirectly require the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Plan. No amount to be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the transactions contemplated by this Agreement by any Service Provider under any Company Plan would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any indemnity, reimbursement, “gross-up” or similar payment obligation for any Taxes imposed under Section 4999 or 409A of the Code.  Section 4.11(e)(vii) of the Company Disclosure Letter lists all employees of the Company or a Subsidiary reasonably believed to be “disqualified individuals” (within the meaning of Section 280G of the Code) as determined as of the date hereof; and

(viii)                        neither the Company nor any of its Subsidiaries is party to any agreement, Contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code.

(f)                                   Each Company Plan can be terminated in the sole discretion of the sponsoring Company or Subsidiary at any time. Nothing prohibits the prompt distribution of all amounts under any Employee Plan subject to Section 401(a) of the Code provided that such Employee Plan is terminated by the plan sponsor prior to Closing. No termination, discontinuance, load or other similar fee or expense is payable or shall be assessed in connection with the discontinuance of contributions to, and/or the amendment or termination of, any of the Employee Plans.

(g)                                  The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws and Contracts respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, worker’s compensation, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance in all material respects with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees; other than, in the case of either (i) or (ii) above, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(h)                                 There is no labor strike or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its Subsidiaries, except where such strike or lockout would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, the Company is not a party to any collective bargaining agreement or similar agreement or arrangement with any labor union.

Section 4.12                             Real Property and Personal Property Matters.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof:

(a)                                 the Company or one of its Subsidiaries has good and marketable fee simple title to all real property owned by the Company or any of its Subsidiaries and to all of the buildings, structures and other improvements thereon (the “Owned Property”), free and clear of all Liens (other than Permitted Liens);

(b)                                 the Company or one of its Subsidiaries has a good and valid leasehold interest in each Material Company Lease, as set forth in Section 4.12(b) of the Company Disclosure Letter, free and clear of all Liens (other than Permitted Liens); and

(c)                                  the Company or one of its Subsidiaries owns or leases all of the material personal property shown to be owned or leased by the Company or any of its Subsidiaries reflected in the latest audited financial statements included in the Company SEC Documents or acquired after the date thereof, free and clear of all Liens (other than Permitted Liens), except to the extent disposed of in the ordinary course of business since the date of the latest audited financial statements included in the Company SEC Documents or otherwise no longer held due to casualty or destruction.

Section 4.13                             Environmental Matters.  Except as, individually or in the aggregate, has not had a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have conducted their respective businesses in material compliance with all applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since March 31, 2011, neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any Governmental Entity or any other Person asserting that Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; and (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by Company or any of its Subsidiaries or as a result of any operations or activities of Company or any of its Subsidiaries at any location and, to the Knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Company or any of its Subsidiaries under any Environmental Law.

Section 4.14                             Material Contracts.

(a)                                 Company Material Contracts.  Section 4.14 of Company Disclosure Letter contains a true and complete list of each of the following types of Contracts to which Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date hereof:

(i)                                     any Contract that would be required to be filed by Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Company on a Current Report on Form 8-K;

(ii)                                  any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement material to Company or any of its Subsidiaries or in which Company owns more than a 15% voting or economic interest, or any interest valued at more than $25,000 without regard to percentage voting or economic interest;

(iii)                               any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts, in each case relating to or evidencing Indebtedness for borrowed money, whether as borrower or lender, having an outstanding principal amount in excess of $25,000;

(iv)                              any Contract involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of (A) capital stock or other equity interests or (B) assets for aggregate consideration (in one or a series of transactions) under such Contract of $25,000 or more (other than acquisitions or dispositions of inventory or equipment in the ordinary course of business consistent with past practice);

(v)                                 any Contract with any of the 20 largest customers of Company (on a consolidated basis and in their capacity as customers of the Company) for the twelve months ended March 31, 2012 or any of the 20 largest suppliers of Company (on a consolidated basis and in their capacity as suppliers of the Company) for the twelve months ended March 31, 2012;

(vi)                              any Contract that is a license agreement that is material to the business of Company and its Subsidiaries, taken as a whole, pursuant to which Company or any of its Subsidiaries is a party and (A) licenses in Intellectual Property or (B) licenses out Intellectual Property owned by Company or its Subsidiaries, in each case other than license agreements for software that is generally commercially available and non-disclosure agreements that provide for only limited use rights of Intellectual Property for evaluation purposes only;

(vii)                           any Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(viii)                        any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) (x) to engage in any line of business, or (y) to compete with any Person or operate in any geographical location;

(ix)                              any Contract (other than Contracts relating to the employment of any Person) between Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of Company;

(x)                                 any employment, consulting or other Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (x) executive officer of the Company or its Subsidiaries, (y) member of the Company Board, or (z) employee or other Person who provides or provided services, on a full-time, part-time, consulting or other basis, to the Company or its Subsidiaries and, in the case if this clause (z), providing for annual compensation in excess of $50,000 or providing severance benefits;

(xi)                              any Contract with any labor union (including any collective bargaining or similar agreement, but excluding any Contracts mandated by the laws of any foreign jurisdiction);

(xii)                           any Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of any material business of Company and its Subsidiaries, taken as a whole, or of any Subsidiary of the Company;

(xiii)                        any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xiv)                       any partnership, joint venture or similar Contract that is material to the Company and its Subsidiaries taken as a whole;

(xv)                          any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business; or

(xvi)                       any Contract which is not otherwise described in clauses (i)-(xv) above that is material to the Company and its Subsidiaries, taken as a whole, and listed on Section 4.15(b) of the Company Disclosure Letter.

For purposes of this Agreement, the term “Company Material Contract” shall include any Contracts of the type described in clauses (i) through (xvi).

(b)                                 Each Company Material Contract is valid and binding on Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent that validity and enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity or by principles of public policy. There is no default under any Company Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Company Material Contract, nor has Company or any of its Subsidiaries received any written notice of any such default, event or condition, or of any termination or non-renewal of any Company Material Contract, except where any such default, event or condition, or any such termination or non-renewal, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments thereto.

Section 4.15                             Bank Accounts.  Section 4.15 of the Company Disclosure Letter sets forth a true, correct and complete list of all bank accounts maintained by the Company and its Subsidiaries (other than any bank accounts (a) maintained by the Company or any of its Subsidiaries solely for petty cash or similar purposes or (b) with less than $10,000 on deposit therein).

Section 4.16                             Customers and Suppliers.  Section 4.16 of the Company Disclosure Letter sets forth a list of (a) the 20 largest customers of Company (on a consolidated basis) for the twelve months ended March 31, 2012 and the percentage of consolidated volume attributable to such customer and (b) the 20 largest suppliers of Company (on a consolidated basis) for the twelve months ended March 31, 2012 and the percentage of consolidated costs attributable to such supplier. To the Knowledge of the Company, neither Company nor any of its Subsidiaries has received any written communication or notice from any of the 20 largest customers of Company (on a consolidated basis) for the twelve months ended March 31, 2012 of (i) its intention to terminate or materially reduce its relationship with Company or any of its Subsidiaries or (ii) any material dispute or claim against Company or any of its Subsidiaries or any officer, director or employee of Company or any of its Subsidiaries (excluding ordinary course disputes).

Section 4.17                             Insurance.  Section 4.17 of the Company Disclosure Letter contains a true, complete and correct list of all material policies of insurance existing on the date hereof relating to the assets of the Company and its Subsidiaries and the business and employees of the Company and its Subsidiaries (except for any such policies maintained to provide benefits to employees under a Company Plan).  All such insurance policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any such insurance policies.  All premiums and other payments due from the Company and its Subsidiaries prior to the date of this Agreement under or on account of any such insurance policies have been paid as of the date of this Agreement.  There is no material insurance claim by the Company or any of its Subsidiaries pending under any of the policies.

Section 4.18                             Affiliated Transactions.  To the Knowledge of the Company, no current or former officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries is a party to any material Contract or transaction with the Company or any of its Subsidiaries or has any material interest in any material asset or property used by the Company or any of its Subsidiaries or in a Person that is party to any Company Material Contract.

Section 4.19                             Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or filings in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Company Proxy Statement, if any, will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws.

Section 4.20                             Opinion of Financial Advisor.  The Company has received the opinion of Avondale Partners, LLC (the “Company Financial Advisor”) to the effect that, as of October 14, 2012 and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received in the Offer and the Merger by the holders of shares of Company Common Stock (other than Parent and Merger Sub) is fair, from a financial point of view, to the holders of shares of Company Common Stock.

Section 4.21                             Rights Plan.  The Company has taken all action so that (i) neither Parent nor Merger Sub shall be an “Acquiring Person” under the Rights Plan and (ii) the entering into of this Agreement and the Merger and the consummation of the other transactions contemplated hereby, including the Offer, will not result in the grant of any rights to any person under the Rights Plan or enable or require the Rights to be exercised, distributed or triggered as a result thereof.

Section 4.22                             Brokers’ and Finders’ Fees.  Except for fees payable by the Company to the Company Financial Advisor pursuant to an engagement letter listed on Section 4.22 of the Company Disclosure Letter, the Company has not incurred, nor will it incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 4.23                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Neither the Company nor any other Person will have or be subject to any liability (other than under a common law action for actual fraud with intent to deceive) to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the electronic data room run and maintained by the Company Financial Advisor for purposes of the Offer, the Merger and the other transactions contemplated by this Agreement (the “Electronic Data Room”) or management presentations in expectation of the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01                             Organization, Standing and Power.

(a)                                 Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where the failure to have such power and authority or to be so qualified or licensed or in good standing, individually or in the aggregate, has not had a Parent Material Adverse Effect.

(b)                                 Parent has previously made available to Company true and complete copies of Parent’s certificate of formation (the “Parent Charter”) and operating agreement (the “Parent LLC Agreement”) as are in full force and effect. Parent is not in violation of any provision of the Parent Charter or Parent LLC Agreement. Parent has previously made available to Company a true and complete copy of Merger Sub’s articles of incorporation (the “Merger Sub Charter”) and bylaws (the “Merger Sub Bylaws”) as in full force and effect. Merger Sub is not in violation of any provision of the Merger Sub Charter or Merger Sub Bylaws.

Section 5.02                             Capital Structure of Merger Sub.  As of the date of this Agreement, the authorized share capital of Merger Sub consists of 50,000,000 shares, no par value per share, all of which are validly issued and outstanding.  All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 5.03                             Authority. Each of Parent and Merger Sub has all necessary limited liability company or corporate, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby and each other agreement and instrument required by this Agreement, including, but not limited to, the CPR Agreement to be entered into and performed by Parent or Merger Sub in connection with the transactions contemplated by this Agreement (collectively, with this Agreement, the “Parent Transaction Documents”). The execution, delivery and performance of the Parent Transaction Documents by Parent and Merger Sub and the consummation of the transactions contemplated thereby have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of Parent and Merger Sub and no other limited liability company or corporate proceedings on the part of Parent or Merger Sub are necessary to approve the Parent Transaction Documents or to consummate the transactions contemplated thereby, subject, in the case of the consummation of the Merger, to the filing of the Statement of Merger with the Colorado Secretary of State as required by the CBCA. This Agreement has been duly executed and delivered by Parent and Merger Sub, and assuming the due authorization, execution and delivery by Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.04                             No Conflict; Consents and Approvals.

(a)                                 The execution, delivery and performance of the Parent Transaction Documents by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated thereby and compliance by Parent and Merger Sub with the provisions thereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) in or upon any of the properties, assets or rights of Parent or any of its Subsidiaries under, any provision of (i) the Parent Charter or Parent LLC Agreement, (ii) the Merger Sub Charter or Merger Sub Bylaws, (iii) any Contract to which Parent or its Subsidiaries is a party or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, or (iv) subject to the governmental filings and other matters referred to in Section 5.04(b), any Law applicable to Parent or its Subsidiaries or by which Parent or its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clauses (iii) and (iv), as individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)                                 No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by the Parent and Merger Sub of this Agreement or the consummation by the Parent and Merger Sub of the Offer, the Merger and other transactions contemplated hereby or thereby, except for: (i) the filing of the Statement of Merger with the Colorado Secretary of State; (ii) the filing with the SEC in accordance with the Exchange Act of (A) the Schedule TO and (B) such other filings under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws or the rules and regulations of NASDAQ; and (iv) such other Consents with or to any state, local or foreign Governmental Entity which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05                             Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in (a) the Offer Documents, the Schedule 14D-9 or filings in compliance with Section 14(f) of the Exchange Act or Rule 14f-1 thereunder will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Company Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Offer Documents will comply as to form in all material respects with applicable federal securities Laws and the rules and regulations thereunder.

Section 5.06                             Available Funds.  Parent will have as of the Acceptance Date, and will cause Merger Sub to have, at the Acceptance Date and prior to the Effective Time, sufficient funds (including cash, cash equivalents, available lines of credit or other sources of immediately available funds) to pay the aggregate Offer Consideration and the Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this

Agreement.  Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining or the consummation of any financing is a condition, express or implied, to the consummation of the Offer or the Closing, and affirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of any financing, or the consummation thereof, subject to the Offer Conditions and applicable conditions set forth in Section 7.01.

Section 5.07                             Legal Proceedings.  There is no Legal Action pending or, to the knowledge of Parent, threatened in writing, against Parent or any of its Subsidiaries, including Merger Sub, or any of their respective assets, nor is there any Order imposed upon Parent or any of its Subsidiaries, including Merger Sub, whether temporary, preliminary or permanent, which would reasonably be expected to prevent, delay or materially and adversely affect Parent or Merger Sub’s ability to consummate the transactions contemplated by any Parent Transaction Document.

Section 5.08                             Absence of Certain Agreements.  Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Affiliates has entered into any contract, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any contract, arrangement or understanding (in each case, whether oral or written), (a) with any officer or director of the Company in connection with any of the transactions contemplated by this Agreement or (b) pursuant to which (i) any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Offer Consideration or the Merger Consideration, or (ii) any shareholder of the Company (A) agrees to tender its shares of Company Common Stock in the Offer or to vote to adopt this Agreement or the Merger or (B) agrees to vote against, or not to tender its shares of Company Common Stock in, any Superior Proposal or (iii) any third party has agreed to provide, directly or indirectly, equity capital to Parent or the Company to finance in whole or in part the Offer or the Merger.  Parent has, prior to the date of this Agreement, delivered or made available to the Company a complete and correct copy (or, in the case of any oral agreement or arrangement, a written summary) of any agreement or arrangement required to be disclosed by Parent to the Company pursuant to the preceding sentence.

Section 5.09                             Ownership of Company Common Stock.  Except as disclosed by Parent to the Company in writing prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) or is the owner of record of any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.10                             Brokers’ and Finders’ Fees.  Neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any Liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company could become liable or obligated.

Section 5.11                             Guarantee.  Concurrently with the execution of this Agreement, and as a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent has delivered to the Company the Guarantee duly executed by the Guarantor with respect to certain matters on the terms specified therein. The Guarantee is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Guarantor in favor of the Company, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of any Guarantor under the Guarantee.

Section 5.12                             Solvency.  Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the transactions contemplated by this Agreement, including the payment of the Offer Consideration in respect of each share of Company Common Stock validly tendered and accepted for payment in the Offer, the aggregate Merger Consideration, all amounts required to be paid pursuant to Section 3.04 hereof, and all related fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with the Offer, the Merger, and the other transactions contemplated hereby, and assuming the satisfaction of the conditions to Parent’s obligations to consummate the Offer and/or the Merger (as applicable), the Surviving Corporation will be Solvent as of and after the Effective Time. For the purposes of this Agreement, the term “Solvent” means that, as of any date of determination and with respect to any Person: (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities as they become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature; provided, however, that for purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Section 5.13                             Acknowledgement of Disclaimer of Other Representations and Warranties. Parent and Merger Sub acknowledge that, as of the date hereof, they and their Representatives (a) have received access to, (i) to the knowledge of Parent, such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries which they and their Representatives, as of the date hereof, have requested to review and (ii) the Electronic Data Room, and (b) have had a full opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries.  Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither the Company nor any of its Subsidiaries makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Offer and the Merger, and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Offer and Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives, including any materials or information made available in the Electronic Data Room or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in Article IV.

Section 5.14                             No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any representation or warranty, express or implied.

ARTICLE VI

COVENANTS

Section 6.01                             Conduct of Business of the Company.  The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the earlier of (i) the Offer Closing and (ii) the Appointment Time, except as otherwise expressly permitted by this Agreement, as set forth on Section 6.01 to the Company Disclosure Letter or as required by applicable Law or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), which consent may be made by electronic mail, conduct its business in all material respects in the ordinary course of business, consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to maintain and preserve intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships and goodwill with customers, suppliers, lessors, distributors, licensors, licensees and other Persons having material business relationships with it or its Subsidiaries (it being agreed and understood that no action by the Company or its Subsidiaries with respect to matters specifically addressed in clauses (a) through (m) of this Section 6.01 shall be deemed to be a breach of the foregoing unless such action would constitute a breach of such other provision of this Agreement).  Without limiting the generality of the foregoing, between the date of this Agreement and the earlier of (i) the Offer Closing, and (ii) the Appointment Time, except as otherwise expressly permitted by this Agreement or as set forth in Section 6.01 of the Company Disclosure Letter, the relevance of which disclosure to the appropriate subsection in this Section 6.01 is reasonably apparent on its face without the necessity of repetitive disclosure or cross-reference, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)                                 amend or propose to amend its or any of its Subsidiaries’ organizational documents;

(b)                                 (i) adjust, split, combine, reclassify or make any like change in any Company Securities or Company Subsidiary Securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Company Securities or Company Subsidiary Securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any Contract with respect to the voting of, any Company Securities or Company Subsidiary Securities (other than dividends from a direct or indirect wholly-owned Subsidiary of the Company to its parent);

(c)                                  issue, deliver, sell, pledge, dispose of, transfer, modify or encumber any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of any Company Equity Award outstanding as of the date of this Agreement in accordance with its terms;

(d)                                 (i) except as required by applicable Law or required by any Employee Plan or written Contract existing prior to the date of this Agreement that has been disclosed or made available to Parent, increase the compensation payable or that could become payable by the Company or any of its Subsidiaries to directors, officers, employees and/or consultants, or enter into any new or amend any existing employment or consulting, bonus, severance, retirement, retention, change in control or similar agreement with any of its past or present officers, directors, employees and/or consultants or establish, adopt, enter into, amend, terminate or take any action to accelerate any rights under any Company Plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Plan, other than amendments and contributions required by Law or the terms of such Employee Plans as in effect on the date hereof, or (ii) hire any new employees, except (A) non-executive employees in the ordinary course of business consistent with past practice, or (B) to replace existing non-executive employees whose employment has terminated, at compensation levels and with benefits consistent in all material respects with that of the employee replaced;

(e)                                  acquire, by merger, consolidation, acquisition of stock or all or substantially all of the assets, or otherwise, or invest in, any business or Person or division thereof or make any loans, advances or capital contributions to or investments in any Person (other than the Company or one or more of its Subsidiaries), except (A) pursuant to existing Contracts that have been disclosed or made available to Parent and in the ordinary course of business consistent with past practice, (B) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice;

(f)                                   (i) transfer, license, sell, lease, sublease, subject to any Lien (other than Permitted Liens) or otherwise dispose of any assets or properties (whether by way of merger, consolidation, sale of stock or assets, or otherwise), including the capital stock or other equity interests in any Subsidiary of the Company, any Owned Property, any Lease or any Leased Real Estate, except (A) dispositions of obsolete, surplus or worn out assets or assets that are no longer useful in the conduct of the business of the Company, (B) transfers among the Company and its Subsidiaries, or (C) pursuant to existing Contracts or otherwise in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)                                  repurchase, prepay or incur any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than, in each case, borrowings and repayments under the Company’s existing revolving credit facility in the ordinary course of business consistent with past practice, or take any action (other than the entry into this Agreement and the other Company Transaction Documents) that would reasonably be expected to result in any material amendment, modification or adverse change to any term of, or material default under, any material Indebtedness;

(h)                                 (i) enter into any new line of business or make or agree to make any new capital expenditure other than (A) as contemplated by the Company’s capital expenditure budget, a true and correct copy of which was delivered to Parent, or (B) in the ordinary course of business consistent with past practice, provided that expenditures in the ordinary course of business in connection with such new lines of business or such capital expenditures shall not exceed $50,000 in the aggregate; or (ii) fail to make capital expenditures and other expenditures in the ordinary course of business consistent with past practice (subject to any limitations set forth in this Agreement) or as contemplated by the Company’s capital expenditure budget;

(i)                                     discharge, settle, compromise, assign or satisfy any material Legal Action, whether or not pending before a Governmental Entity, (i) outside the ordinary course of business consistent with past practice or (ii) relating to or arising from any securities class action claims or related derivative claims, in each case except to the extent such Legal Action is fully covered by the Company’s insurance policies (other than any applicable deductible), but only if the discharge, settlement, compromise, assignment or satisfaction of such claim would not result in the imposition of any material restriction on the business or operations of the Company or any of its Subsidiaries or Affiliates or a material increase in the Company’s insurance premiums;

(j)                                    make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)                                 make, revoke or amend any material Tax election, adopt or change any method of tax accounting other than as described on Section 4.07 of the Company Disclosure Letter, extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax, settle or compromise any material federal, state, local or other Tax liability or refund, enter into any material agreement relating to Taxes, file any amended material Tax Return or claim for refund or otherwise make a material change in the Tax compliance practices of the Company;

(l)                                     acquire or materially alter any Owned Property or any Ground Leased Real Estate;

(m)                             enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance;

(n)                                 other than in the ordinary course of business consistent with past practice: enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Material Company Lease;

(o)                                 dispose of, permit to lapse, abandon, encumber, convey title (in whole or in part), obtain, exclusively license or grant any right or other licenses to Company Registered IP or other material Intellectual Property of the Company, other than in the ordinary course of business consistent with past practice;

(p)                                 (i) fail to pay when due any material Liability of the Company or its Subsidiaries, other than any Liability being contested in good faith by appropriate proceedings, (ii) delay processing of invoice payments, accelerate accounts receivable collections, slow down payments on obligations or expenditures (e.g. including, but not limited to, content payments, producer payments, capital improvements, repairs and maintenance expenses), defer payroll, or delay cash disbursements or accelerate cash collections in any manner that is not consistent with normal course practice or Company’s ordinary course of business; or (iii) (A) materially decrease purchasing, licensing or creating new film content or (B) otherwise delay entering into or abstain from entering into any expenditure, purchase, commitment or agreement that would, in either case of (A) or (B), reasonably be likely to lead to a material default in or breach of the Company’s programming or marketing obligations with any of its customers;

(q)                                 fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, its Subsidiaries and their respective properties, assets and businesses;

(r)                                    make or commit to make any expenditure (other than in accordance with the terms of any agreement, arrangement or commitment which the Company or its Subsidiaries were party to prior to the date of this Agreement) that exceeds $10,000 (for any event or series of related events, with respect to any one customer or other third party) and is related to marketing, entertainment, or business development, whether or not such expenditures are generally made in the ordinary course of business of the Company; or

(s)                                   agree or commit to do any of the foregoing.

Section 6.02                             Other Actions.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, except as otherwise expressly contemplated or permitted by this Agreement, neither Company nor Parent shall, and shall not permit any of their respective Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated hereby on a timely basis.

Section 6.03                             Access to Information; Confidentiality.

(a)                                 Subject to applicable Law, Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable prior notice, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, Company shall cause each of its Subsidiaries to, furnish promptly to Parent: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal or state securities Laws and which is not generally available on the EDGAR internet database and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (including all work papers of its auditors and all Tax Returns filed and those in preparation); provided, that neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of such party, (A) breach any agreement with any third party, (B) constitute a waiver of the attorney-client or other privilege held by such party or (C) otherwise violate any applicable Law.

(b)                                 All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and Company, dated as of May 9, 2012 (the “Confidentiality Agreement”).

(c)                                  No investigation pursuant to this Section 6.03 or information provided, made available or delivered to Parent pursuant to this Agreement (other than the Company Disclosure Letter) shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.04                             No Solicitation.

(a)                                 The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit their respective Representatives to, directly or indirectly, (i) whether publicly or otherwise, initiate, solicit, knowingly encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal, inquiry, offer or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) participate in or knowingly encourage any negotiations or discussions regarding, or furnish to any Person access to the business, properties, assets, books or records or provide any material non-public information or data with respect to, the Company or any of its Subsidiaries in connection with any proposal, inquiry, offer or indication of interest that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal, (iv) amend or grant any waiver or release under, or fail to enforce, any standstill or similar contract with respect to any class of equity securities of the Company or any of its Subsidiaries, or (v) execute or enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to a Takeover Proposal (other than an Acceptable Confidentiality Agreement in connection with the actions contemplated by, and pursuant to, Section 6.04(b)) (any such Contract, a “Company Acquisition Agreement”) or resolve, agree, approve, recommend or publicly propose to take such action.  Except as otherwise expressly permitted by this Section 6.04, neither the Company Board nor any committee thereof shall (A) fail to make the Company Board Recommendation, (B) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal or enter into any Company Acquisition Agreement or resolve, agree, approve, recommend or publicly propose to take any such action, or (C) withdraw, amend, modify or qualify, in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (any of the foregoing clauses (A), (B) and (C) above, a “Company Adverse Recommendation Change”); it being understood and agreed that any “stop-look-listen” communication by the Company Board to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any related communication to shareholders of the Company) will not be deemed a Company Adverse Recommendation Change.  The Company shall, and shall cause its Subsidiaries to, and shall direct and use reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal.

(b)                                 Notwithstanding Section 6.04(a), prior to the Offer Closing, the Company Board, directly or indirectly through any Representative, may, subject to compliance with Sections 6.04(c) and 6.04(d), (i) (A) in response to a bona fide written Takeover Proposal made after the date hereof that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, constitutes, or would reasonably be expected to result in, a Superior Proposal, and which Takeover Proposal did not result from a breach of Section 6.04(a), (1) contact the Person making such Takeover Proposal for the purpose of clarifying the proposal and any material contingencies and the likelihood of consummation to make the determinations described in the definition of “Superior Proposal,” (2) furnish non-public information relating to the Company or any of its Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement, and (3) engage or participate in negotiations or discussions with such Person and its Representatives regarding such Takeover Proposal, and (B) if requested by a Third Party that has entered into a confidentiality, standstill or similar agreement with the Company prior to the date hereof (including where such request is prohibited under the terms of the applicable confidentiality and standstill agreement), waive any prohibition with respect to the submission of a Takeover Proposal or amendment thereto in any such agreement, in any such case, if the Company Board determines, in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that failure to do so would be inconsistent with its fiduciary duties under applicable Law, (ii) terminate this Agreement pursuant to Section 8.04(a) and/or make a Company Adverse Recommendation Change in response to a material event, development or change in circumstance (not in connection with a Takeover Proposal) that is unknown by the Company Board as of the date of this Agreement, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; provided that the Company shall provide Parent with no fewer than three (3) days’ notice of any Company Adverse Recommendation Change prior to such change (and during such three (3) day period, the Company agrees that the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding such revisions to the terms of the Offer, the Merger and the other transactions contemplated by this Agreement proposed by Parent as shall be necessary or appropriate to address such event, development or change in circumstances), provided, that in the event of a termination of this Agreement pursuant to this clause (ii), the Company complies with its obligations to pay the

Termination Fee in Section 8.06(b)), (iii) if the Company Board determines in response to a Takeover Proposal that such proposal is a Superior Proposal, and the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and the Company Financial Advisor, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, terminate this Agreement pursuant to Section 8.04(a) and/or make a Company Adverse Recommendation Change and, in the case of a termination, the Company shall, substantially concurrently with the termination of this Agreement, enter into the Company Acquisition Agreement implementing such Superior Proposal provided, that in the event of a termination of this Agreement pursuant to this clause (iii), the Company complies with its obligations to pay the Termination Fee in Section 8.06(b) and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which Order remains unstayed).  Nothing contained herein shall prevent the Company Board from disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the shareholders of the Company with regard to a Takeover Proposal, if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that failure to do so could reasonably be expected to violate applicable Law or would be inconsistent with its fiduciary duties under applicable Law.

(c)                                  The Company shall, within forty-eight (48) hours after receipt thereof, (i) notify Parent in writing of the receipt by the Company or any of its Representatives of any Takeover Proposal or request for information or inquiry, in each case, from any third party, that expressly contemplates or that the Company believes would reasonably be expected to lead to a Takeover Proposal, and (ii) the third party making, and details of the material terms and conditions of, any such Takeover Proposal, request or inquiry (including any change to the financial terms, conditions or other material terms thereof and the terms of any and all agreements in connection therewith (including any financial arrangements)).  The Company shall keep Parent reasonably informed of any related material developments, discussions and negotiations related to any such Takeover Proposal or inquiry and shall make available to Parent all material non-public information made available to any Person making any such Takeover Proposal at substantially the same time as it provides such information to such other Person.

(d)                                 The Company may not enter into (or permit any Subsidiary to enter into) a Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), unless: (i) the Company notifies Parent, in writing, at least three (3) days (the “Notice Period”) before entering into (or causing a Subsidiary to enter into) a Company Acquisition Agreement, of its intention to take such action, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement; (iii) the Company shall, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision to price or form of consideration or any material change to other terms of such Superior Proposal occurring prior to the Company’s effecting a Company Adverse Recommendation Change or terminating this Agreement pursuant to Section 8.04(a), the Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with its outside legal counsel and its Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Notice Period in the terms and conditions of this Agreement.

Section 6.05                             Shareholders Meeting; Preparation of Proxy Materials.

(a)                                 Subject to the terms set forth in this Agreement, if the adoption of this Agreement by the Company’s shareholders is required under applicable Law, the Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) as soon as reasonably practicable after the Offer Closing, and, in connection therewith, the Company shall mail the Company Proxy Statement to the holders of Company Common Stock in advance of such meeting.  The record date for the Company Shareholders Meeting shall be determined in prior consultation with and subject to the prior written approval of Parent (which prior written approval shall not be unreasonably withheld, conditioned or delayed).  Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company shall (i) solicit or cause to be solicited from its shareholders proxies in favor of adoption of this Agreement, and (ii) take all other reasonable action as shall be necessary or advisable to secure the Company Requisite Vote (including, in the Company Board’s discretion, postponing or adjourning the Company Shareholders Meeting to obtain a quorum or solicit additional proxies).  Except to the extent that the Company Board shall have effected a Company Adverse Recommendation Change as permitted by Section 6.04(b) hereof, the Company Proxy Statement shall include the Company Board Recommendation.  If adoption of this Agreement by the Company’s shareholders is required by applicable Law, unless this Agreement shall be terminated in accordance with its terms, the Company shall be obligated to call, give notice of, convene and hold the Company Shareholders Meeting following the Offer Closing, and submit this Agreement to its shareholders for adoption, regardless of whether a Company Adverse Recommendation Change has occurred.

(b)                                 If the adoption of this Agreement by the Company’s shareholders is required by applicable Law, subject to the provisions of Article VIII hereof, the Company shall as soon as practicable prepare and file the Company Proxy Statement with the SEC.  Parent, Merger Sub and the Company will cooperate and consult with each other in the preparation of the Company Proxy Statement.  Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement.  The Company shall not file the Company Proxy Statement, or any amendment or supplement thereto, without providing Parent, Merger Sub and their counsel a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered in good faith by the Company).  The Company shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other party in resolving, all SEC comments with respect to the Company Proxy Statement as promptly as practicable after receipt thereof and to cause the Company Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC.  The Company shall consult with Parent prior to responding to SEC comments with respect to the preliminary Company Proxy Statement.  Each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Company Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and, if applicable, the Company shall promptly prepare and mail to its shareholders an amendment or supplement setting forth such correction.  The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Company Proxy Statement and any request by the SEC for any amendment to the Company Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement.

(c)                                  Parent will cause all shares of Company Common Stock purchased by Parent or Merger Sub pursuant to the Offer and all other shares of Company Common Stock owned by Parent or

Merger Sub to be voted in favor of the adoption of this Agreement at the Company Shareholders Meeting.  Parent and Merger Sub will not, and they will cause their direct and indirect Subsidiaries not to, sell, transfer, assign, encumber or otherwise dispose of the shares of Company Common Stock beneficially owned by Parent or Merger Sub prior to the Company Shareholders Meeting, if required.

(d)                                 Notwithstanding the foregoing and anything to the contrary contained in this Agreement, if, following the Offer Closing and the exercise, if any, of the Top-Up Option, the shares of Company Common Stock beneficially owned by Parent, Merger Sub and their Affiliates equal or exceed the Short Form Threshold, the parties hereto shall take all necessary and appropriate action, including with respect to the transfer to Merger Sub of any shares of Company Common Stock held by Parent or its Affiliates, to cause the Merger to become effective as soon as practicable following the Offer Closing without the Company Shareholders Meeting in accordance with Section 7-111-104 of the CBCA.

Section 6.06                             Notices of Certain Events.  The Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of (a) any material notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (b) any notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (including a copy of such notice or communication to the extent in writing), (c) any Legal Actions commenced, or to such party’s knowledge, threatened, against the Company or any of its Subsidiaries or Parent or its Subsidiaries, as applicable, that are related to the transactions contemplated by this Agreement, and (d) any change that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.  In addition, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly after obtaining knowledge of (i) the occurrence, or non-occurrence, of any event that would be likely to cause any condition (including any of the conditions set forth in Exhibit A) to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Company on the one hand or Parent or Merger Sub on the other, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any such notice shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 6.07                             Employees; Benefit Plans.

(a)                                 Continuing Employees.  This Section shall apply to each employee of the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary as a regular full-time employee, whose terms and conditions of employment are not subject to a collective bargaining agreement and who is employed in such capacity by the Company or such Subsidiary at the Effective Time (collectively, the “Company Continuing Employees”).

(b)                                 Comparability of Compensation and Benefits.  For the period beginning at the Offer Closing and ending on a date not earlier than the first anniversary of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries, as applicable, to provide to the Company Continuing Employees base salary, wages, bonus opportunities (but without regard to the timing of the payment of any bonus, performance goals or targets or duration of the performance period to which the bonus relates) and employee benefits (other than equity-based compensation arrangements), that in the aggregate are substantially comparable to the pay, bonus opportunities and employee benefits (other than equity-based compensation arrangements) provided to such employees immediately prior to the Effective Time; provided, however, that the parties do not intend to modify in any respect existing employment agreements with any Company Continuing Employee or, as applicable, the employment status of any Company Continuing Employee from being that of at-will employment, and nothing in the foregoing shall be deemed to constitute an agreement to retain any individual Company Continuing Employee for all or part of such one year period or pay any severance other than in connection with existing agreements and the policies and procedures of Parent.

(c)                                  Service Credit and Paid Time Off.

(i)                                     Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, to give each Company Continuing Employee full credit for purposes of eligibility, vesting and determination of level of benefits (but not benefit accrual under any employee pension benefit plan within the meaning of Section 3(2) of ERISA) under the employee benefit plans and arrangements (including employee benefit plans within the meaning of Section 3(3) of ERISA, vacation, paid time off and severance plans or arrangements) maintained or sponsored by Parent or any of its Subsidiaries in which such Company Continuing Employees participate after the Effective Time for services rendered by such Company Continuing Employees to Company and its Subsidiaries prior to the Effective Time; provided, however, that no such credit shall result in duplication of benefits or be required to be recognized under a newly established plan for which prior service is not taken into account for employees of Parent or any of its Subsidiaries or the Surviving Corporation generally.  In addition, and without limiting the generality of the foregoing, and subject only to any required approval of the applicable insurance provider: (a)  no such Company Continuing Employee shall have any waiting time to participate in any employee benefit plan and arrangement maintained or sponsored by Parent or any of its Subsidiaries in which such Company Continuing Employees participate after the Effective Time, and (b) providing medical, dental, pharmaceutical and/or vision benefits to any Company Continuing Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents under a Company Plan during the portion of the plan year prior to the Effective Time to be taken into account under such plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such plan.

(ii)                                  Parent shall, or shall cause the Surviving Corporation and its Subsidiaries, as applicable, as of the Effective Time, to, by operation of law or otherwise, assume, honor and be responsible for paying, providing and satisfying when due, including payment in respect thereto upon any subsequent termination of employment of such employees by Parent or its Subsidiaries after the Effective Time, all vacation, personal days, sick pay and other paid time off for Company Continuing Employees accrued, but unused, through the Effective Time on terms and conditions not less favorable than the terms and conditions in effect immediately prior to the Effective Time, except to the extent such satisfaction would result in a duplication of benefits.

(d)                                 Termination of Qualified Plans. Notwithstanding anything in this Agreement to the contrary, prior to Closing, the Company shall terminate any Employee Plan intended to be qualified under Code Section 401(a) or 403(a) unless otherwise directed in writing by Parent.

(e)                                  Third Party Beneficiaries.  The provisions of this Section 6.07 are intended to be for the sole benefit of, and will be enforceable by, the parties hereto, and nothing in this Section 6.07, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any employees or former employees of the Company or its Subsidiaries, any participant in any employee benefit plan or arrangement or any dependent or beneficiary thereof.

(f)                                   Limitations.  Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, so long as any such amendment, modification or termination is consistent with the provisions of this Section 6.07.  The parties hereto acknowledge and agree that the terms set forth in this Section 6.07 shall not create any right in any employee of the Company or any Subsidiary, or any other Person, to any continued employment with the Surviving Corporation, Parent or any of their respective Affiliates.

Section 6.08                             Directors’ and Officers’ Indemnification and Insurance.

(a)                                 All rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries or at any time is or has been serving at the request of the Company or any of its Subsidiaries as a director, officer, fiduciary or trustee of a Company Employee Plan (each an “Indemnified Party”) as provided in the Company Organizational Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and as provided or made available to Parent prior to the date hereof and disclosed on Section 6.08 of the Company Disclosure Letter, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms until the expiration of the applicable statute of limitations with respect to any claims against such Indemnified Parties, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.  In furtherance and not in limitation of the foregoing, for a period of six (6) years after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable to the Indemnified Parties, with respect to exculpation, indemnification and advancement of expenses for periods at or prior to the Effective Time, than are set forth, as of the date of this Agreement, in the Company Organizational Documents.

(b)                                 For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses (including reasonable legal fees and disbursements), obligations, judgments, fines and settlements (in the case of settlements, with the approval of an Indemnifying Party (which approval shall not be unreasonably withheld)) (collectively, “Losses”) arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall promptly advance or reimburse in accordance with Company Organization Documents and existing indemnification agreements, as applicable, each Indemnified Party any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such Losses as such expenses are incurred, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.  Notwithstanding the foregoing, no Indemnifying Party shall be required to indemnify any Indemnified Party pursuant hereto if it shall be determined by a final judgment of a court of competent jurisdiction that the Indemnified Party acted in bad faith and not in a manner such

Indemnified Party believed to be in or not opposed to the best interests of the Company or any Subsidiary of the Company.

(c)                                  The Company shall obtain, at or prior to the Offer Closing, and effective on and after the Offer Closing, a prepaid, fully-earned and non-cancellable “tail” directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time with a claims period of six (6) years from the Effective Time, covering each Person who is covered by any such policy on the date of this Agreement, with the coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company and its Subsidiaries than those of the directors’ and officers’ liability insurance policy in effect on the date of this Agreement; provided, however, that the aggregate premium therefor is not in excess of 200% of the annual premium paid by the Company for coverage for its current policy year for such insurance, and if the premium therefor would be in excess of such amount, the Company shall purchase such “tail” policy with the greatest coverage available as to matters occurring prior to the Effective Time as is available for a cost not exceeding that premium amount; and in the event of an expiration, termination or cancellation of such policy, Parent or the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such maximum aggregate amount. Notwithstanding anything to the contrary contained herein, any such tail policy may not be amended, modified, cancelled or revoked after the Offer Closing by the Company, Parent or the Surviving Corporation in any manner that is adverse to the beneficiaries.  Such tail policy shall include appropriate language reflecting Parent as “Successor in Interest” in the interest of resolving any potential liabilities arising from claims brought after the Effective Time against Parent (as owner of the Surviving Corporation), or including Parent, in relation to acts by Company taking place on or before the Effective Time.

(d)                                 The obligations of Parent and the Surviving Corporation under this Section 6.08 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.08 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.08 applies shall be third-party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(e)                                  In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.08.  The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.  Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09                             Reasonable Best Efforts.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement (including those contained in Section 6.04, this Section 6.09 and Article VIII), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated hereby, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities, (ii) the obtaining of all material consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments reasonably requested by the other party hereto or necessary to consummate the Offer, the Merger and to fully carry out the purposes of this Agreement.  Each party hereto shall, subject to applicable Law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) immediately above and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions.  To the extent reasonably practicable, the parties or their Representatives shall have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their respective Subsidiaries that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges.  Each party hereto shall promptly inform and provide a copy to the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If any party hereto receives a request for additional information or documentary material from any Governmental Entity with respect to any filing or submission or with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.  Each party hereto shall give the other reasonable prior notice of any communication to, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filing or any such transaction.  To the extent reasonably practicable, no party hereto shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party reasonable prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the opportunity of the other party to attend or participate.  Any action taken by the Company that is permissible under Section 6.04 shall not be a violation of this Section 6.09(a).

(b)                                 In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Offer, the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of the parties hereto shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 6.10                             Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent.  Thereafter, each of the Company, Parent and Merger Sub shall consult with and obtain the approval of each other before issuing any press release or other public announcements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or public announcement prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange or national securities quotation system, in which case, the party proposing to issue such press release or make such public announcement shall use reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement; provided that neither consultation nor approval shall be required with respect to any release or announcement permitted by Section 6.04.

Section 6.11                             Merger Sub.  Parent shall (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.12                             No Control of the Company’s Business.  Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Offer Closing.  Prior to the Offer Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.13                             Section 16 Matters.  Prior to the Offer Closing and/or Effective Time, as applicable, Parent and the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the Offer, the Merger and the other transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.14                             Rule 14d-10(d) Matters.  Prior to the Offer Closing, the Company (acting through a committee of the Company Board consisting solely of “independent directors” in accordance with the requirements of Rule 14d-10(d)(2) of the Exchange Act and the instructions thereto) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or a Subsidiary of the Company on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

Section 6.15                             Further Assurances.  From time to time, as and when requested by any party hereto and at the requesting party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.16                             Company Net Available Cash.

(a)                                 Beginning on the fifteenth (15th) Business Day prior to the Expiration Time and continuing until the Expiration Time, the Company shall deliver to Parent after the close of business on each Business Day, its calculation of the daily balance of the Company’s and its Subsidiaries’ cash and cash equivalents freely available in the United States for such day.

(b)                                 No later than the seventh (7th) Business Day prior to the Expiration Time, the Company shall deliver to Parent its preliminary calculation of Company Net Available Cash as of the Expiration Time in a form reasonably satisfactory to Parent (the “Preliminary Expiration Time Statement of Net Available Cash”). The Preliminary Expiration Time Statement of Net Available Cash shall include a preliminary calculation of Company Transaction Expenses that are unpaid as of the Expiration Time. Within four (4) Business Days after the delivery by the Company of the Preliminary Expiration Time Statement of Net Available Cash, Parent shall identify any adjustments that it believes are required to the calculation of Company Net Available Cash. To the extent that the Company agrees with any such adjustments or there is otherwise updated information to be reflected, the Company shall deliver to Parent a revised and updated calculation of the Company Net Available Cash with the adjustments that it believes are appropriate. If the Company disagrees with any adjustment proposed by Parent, Parent and the Company shall use reasonable best efforts to resolve such dispute no later than the second (2nd) Business Day prior to the Expiration Time, after which the Company shall deliver to Parent, no later than three (3) hours prior to the Expiration Time, a calculation of the Company Net Available Cash (the “Final Expiration Time Statement of Net Available Cash”) with such adjustments as the Company has determined are appropriate, as well as a calculation of the Contingent Cash Payment.  The Final Expiration Time Statement of Net Available Cash shall include a final and updated calculation of Company Transaction Expenses that have been incurred by the Company but are unpaid as of the Expiration Time.  Parent shall identify any adjustments that it believes are required to the calculation of the Company Net Available Cash, and Parent and the Company shall use reasonable best efforts to resolve such dispute prior to the Expiration Time.  After incorporating any such agreed upon adjustments (assuming such adjustments fully resolve such dispute), and prior to the Expiration Time, the Final Expiration Time Statement of Net Available Cash and Contingent Cash Payment amount shall be certified as true and correct as of the Expiration Time by the Company’s chief financial officer to his knowledge (in his capacity as an officer of the Company and without any personal liability), and such Final Expiration Time Statement of Net Available Cash and Contingent Cash Payment so certified shall be controlling for all purposes under this Agreement.

(c)                                  Anything herein to the contrary notwithstanding, provided the Offer Conditions, (including without limitation the Offer Condition contained in clause (e) of Annex A hereto) shall have been satisfied or waived, in the event of a dispute between Parent and the Company regarding the calculation of the Company Net Available Cash and the Contingent Cash Payment, the Final Expiration Time Statement of Net Available Cash and Contingent Cash Payment amount as determined by the Company shall nevertheless be certified as true and correct as of the Expiration Time by the Company’s chief financial officer to his knowledge (in his capacity as an officer of the Company and without any personal liability), but with the differences between (i) the Company’s calculation of Company Net Available Cash and the Contingent Cash Payment amount, and (ii) Parent’s calculation of Company Net Available Cash and the Contingent Cash Payment amount, respectively, noted thereon.  In such event, the deposit in respect of the Contingent Cash Payment contemplated by Section 1.01(b) of this Agreement shall be the greater of the Company’s calculation and the Parent’s calculation of such amount, for purposes of the Offer Closing, and the Parent and Special Committee shall attempt to resolve such dispute within five (5) Business Days. In the event that such dispute is not resolved within such period, Parent and the Special Committee shall submit the dispute to a mutually agreed upon independent certified public accounting firm who has not performed more than $250,000 of work for Parent or the Company (or either of their Affiliates) within the last three years, who shall, within five (5) Business Days thereafter, determine the Company Net Available Cash and Contingent Cash Payment; provided, that the fees and expenses of such accounting firm shall not be included in the calculation of Company Net Available Cash.  The determination of the Company Net Available Cash and Contingent Cash Payment by such independent certified public accounting firm shall be final and binding on Parent and the Company.

ARTICLE VII

CONDITIONS

Section 7.01                             Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)                                 Company Shareholder Approval.  To the extent required by applicable Law, this Agreement will have been duly adopted by the Requisite Company Vote.

(b)                                 No Injunctions, Restraints or Illegality.  No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced or entered any Laws or Orders, that make illegal, enjoin, restrain, prevent or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(c)                                  Purchase of Company Common Stock in the Offer.  Merger Sub shall have previously accepted for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer.

Notwithstanding anything to the contrary in this Section 7.01, none of Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 7.01 to be satisfied if such failure was proximately caused by such party’s breach of any representation, warranty, covenant or agreement set forth in this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01                             Termination By Mutual Consent.  This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by mutual written consent of the Company (subject to Section 1.03(c)), on the one hand, and Parent and Merger Sub, on the other, in each case duly authorized by their board of directors or other applicable governing body.

Section 8.02                             Termination By Either Parent or the Company.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company) by either Parent or the Company:

(a)                                 if the Offer Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of the Offer Closing to have occurred on or before the Outside Date;

(b)                                 if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, enjoining, restraining, preventing or otherwise prohibiting the consummation of the Offer or the Merger or the other transactions contemplated hereby, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or

(c)                                  if, prior to the Offer Closing, the Expiration Time (as it may be or may be required to be extended under Section 1.01(e)) has occurred and not all of the Offer Conditions have been satisfied or waived; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of, or resulted in, the failure of any of the Offer Conditions to have been satisfied or waived as of or prior to the Expiration Time.

Section 8.03                             Termination By Parent.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Effective Time by Parent:

(a)                                 if, prior to the Offer Closing (i) a Company Adverse Recommendation Change shall have occurred, (ii) there is a material breach of Section 6.04 or Section 6.05(a) by the Company, or (iii) the Company Board shall have resolved to do any of the foregoing or publicly announced its intention to do so;

(b)                                 if, prior to the Offer Closing, (i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in paragraphs (c) and (d) of Annex A, and (ii) the Company shall have been notified of such breach or failure to perform by Parent in a written notice delivered to the Company, and (iii) such breach or failure to perform is incapable of being cured by the Outside Date, or if curable through use of reasonable best efforts, has not been cured by the Company within ten (10) Business Days after its receipt of written notice from Parent (or, if less than ten (10) Business Days prior to the Outside Date, prior to the Outside Date) in a manner such that such breach no longer results in the applicable condition set forth in Annex A not being satisfied.

Section 8.04                             Termination By the Company.  This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a)                                 if, prior to the Offer Closing, the Company Board (i) elects to terminate this Agreement under circumstances set forth in Section 6.04(b)(ii), or (ii) authorizes the Company, in compliance with the terms of this Agreement, to enter into a Company Acquisition Agreement in respect of a Superior Proposal as contemplated by Section 6.04(b)(iii); provided that the Company shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination pursuant to clause (ii) hereof, the Company substantially concurrently enters into such Company Acquisition Agreement;

(b)                                 if, prior to the Offer Closing, (i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, (ii) the Parent shall have been notified of such breach or failure to perform by the Company in a written notice delivered to Parent, and (iii) such breach or failure to perform is incapable of being cured by the Outside Date, or if curable through use of reasonable best efforts, has not been cured by the Parent or Merger Sub within ten (10) Business Days after Parent’s receipt of written notice from the

Company (or, if less than ten (10) Business Days prior to the Outside Date, prior to the Outside Date), if such breach or failure to perform would in any way reasonably be expected to prevent, materially impede or materially delay the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated hereby; or

(c)                                  if, for any reason, the Parent or Merger Sub shall have (i) failed to commence the Offer within ten (10) Business Days of the date of this Agreement (ii) terminated the Offer without having accepted all of the shares of Company Common Stock tendered for payment thereunder, (iii) failed to timely accept for payment and purchase all shares of Company Common Stock that have been validly tendered and not withdrawn pursuant to the Offer in accordance with Section 1.01 if all Offer Conditions shall have been satisfied or waived as of the expiration of the Offer (including any extensions thereof), or (iv) shall have taken any of the actions set forth in clauses (i) through (viii) of the last sentence of Section 1.01(c) without the prior written consent or waiver of the Company.

Section 8.05                             Notice of Termination; Effect of Termination.

(a)                                 The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.05 shall be effective immediately upon delivery of such written notice to the other party.

(b)                                 Any termination of this Agreement by Parent pursuant to this Article VIII shall also constitute an effective termination by Merger Sub.

(c)                                  If this Agreement is terminated for any reason pursuant to this Article VIII, (i) the Offer shall, unless it has already been terminated or has expired in accordance with its terms, be terminated immediately, no shares tendered pursuant to the Offer shall be accepted for payment or paid for pursuant to the Offer and the parties shall promptly take all necessary and appropriate action to effect and make appropriate disclosures regarding such termination and (ii) this Agreement shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, legal or financial advisor or other Representative or Affiliate of such party) to any other party hereto, except (A) with respect to Section 1.01(g), Section 6.03(b), this Section 8.05, Section 8.06 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect and (B) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of a knowing breach by another party of this Agreement or fraud.  A “knowing” breach will be deemed to have occurred if the other party took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of this Agreement applicable to such party.  For the avoidance of doubt with regard to the foregoing, nothing herein shall be deemed to abrogate or diminish in any way the rights of the parties hereto pursuant to Section 9.13 hereof.

Section 8.06                             Earnest Money Deposit; Fees and Expenses Following Termination.

(a)                                 Upon the execution of this Agreement, Parent shall deposit with the Company the Earnest Money Deposit. The Earnest Money Deposit and all interest, if any, earned thereon shall be distributed to:

(i)                                     Parent (A) upon the Offer Closing or (B) in the event of the termination of this Agreement, other than a termination by the Company pursuant to Sections 8.02 (under circumstances involving a breach of any representation, warranty, covenant or agreement of the Parent or

Merger Sub set forth in this Agreement, where such breach has been the proximate cause of, or resulted in, the event described in subsection (a), (b) or (c) of such section), 8.04(b) or 8.04(c); or

(ii)                                  Company in the event of the termination of this Agreement pursuant to Sections 8.02 (under circumstances involving a breach of any representation, warranty, covenant or agreement of the Parent or Merger Sub set forth in this Agreement, where such breach has been the proximate cause of, or resulted in, the event described in subsection (a), (b) or (c) of such section), 8.04(b) or 8.04(c).

(b)                                 The Company’s retention of Earnest Money Deposit pursuant to Section 8.06(a) or otherwise shall in no event be deemed to be liquidated damages for any breach by the Parent or Merger Sub hereunder and shall not be exclusive of any other remedy available to the Company contained in this Agreement, at Law or in equity, but shall be credited against any other money damages that the Company may be determined to be entitled under this Agreement at Law or in equity.

(c)                                  If this Agreement is terminated by Parent pursuant to Section 8.03(a) or 8.03(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee.

(d)                                 If this Agreement is terminated by the Company pursuant to Section 8.04(a), then the Company shall pay to Parent (by wire transfer of immediately available funds), at or prior to such termination, the Termination Fee.

(e)                                  Notwithstanding anything in this Agreement to the contrary, in the event that the Termination Fee is paid to Parent in accordance with this Section 8.06, the payment of such Termination Fee shall be the sole and exclusive remedy of Parent, Merger Sub, and their respective subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its directors, officers, employees, Representatives or Affiliates with respect to (i) any loss or damage (including consequential, special, indirect or punitive damages) suffered, directly or indirectly, as a result of the failure of any transactions contemplated hereby, including the purchase of the shares of Company Common Stock pursuant to the Offer and the Merger, to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement.

(f)                                   Parent and Merger Sub, on the one hand, and the Company, on the other hand, acknowledge and hereby agree that the provisions of this Section 8.06 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, the other would not have entered into this Agreement.  Accordingly, if the Company shall fail to pay in a timely manner the amounts due to Parent pursuant to this Section 8.06, and, in order to obtain such payment, the Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to the Parent the reasonable costs and expenses of the Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit. The parties acknowledge and agree that in no event shall (i) the Company be obligated to pay the Termination Fee on more than one occasion.

(g)                                  Except as otherwise provided in this Agreement, whether or not the Offer or the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses.  .

Section 8.07                             Amendment.  Subject to applicable Law and except as otherwise provided in this Agreement including pursuant to Section 1.03(c), at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after the

Offer Closing or any vote or consent of the Company’s shareholders contemplated hereby, by written agreement signed and delivered by duly authorized representatives of each of the parties hereto; provided, however, that following the Offer Closing, no amendment shall be made which decreases the Merger Consideration and no other amendment shall be made without the approval of the Independent Directors and, after adoption of this Agreement by the holders of Company Common Stock, no amendments shall be made which by Law or any applicable rule or regulation of any stock exchange requires further approval by such holders without obtaining such further approval.

Section 8.08                             Extension; Waiver.  At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may, subject to Section 1.03(c), (a) extend the time for the performance of any of the obligations of the other party(ies), (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants, agreements or conditions contained in this Agreement; provided, however, that after adoption of this Agreement by the holders of Company Common Stock, no waiver shall be made which by Law requires further approval by such holders without obtaining such further approval.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01                             Definitions.  For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions as to the treatment of confidential information that, taken as a whole, are no less favorable in any material respect to the Company than those contained in the Confidentiality Agreement (except for such changes necessary for the Company to comply with its obligations under this Agreement).

“Acceptance Date” has the meaning set forth in Section 1.01(b).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person.  For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Appointment Time” has the meaning set forth in Section 1.03(a).

“Book-Entry Shares” has the meaning set forth in Section 3.02(a).

“Business Day” means any day, other than Saturday, Sunday or any day on which banking institutions located in New York City are authorized or required by Law or other governmental action to close.

“CBCA” has the meaning set forth in the Recitals.

“Certificate” has the meaning set forth in Section 3.01(b).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in Section 3.05.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 6.07(d).

“Company Acquisition Agreement” has the meaning set forth Section 6.04(a).

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Company Balance Sheet” has the meaning set forth in Section 4.05(h).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.03(b).

“Company Bylaws” has the meaning set forth in Section 4.01(b).

“Company Charter” has the meaning set forth in Section 4.01(b).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Continuing Employees” has the meaning set forth in Section 6.07(a).

“Company Disclosure Letter” has the meaning set forth in the introductory language in Article IV.

“Company Equity Award” means a Company Stock Right or a Company Stock Award or a phantom stock award, as the case may be.

“Company Financial Advisor” has the meaning set forth in Section 4.20.

“Company Form 10-K” has the meaning set forth in the introductory language in Article IV.

“Company Material Adverse Effect” means any event, occurrence, fact, effect, development, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, properties, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, effects, developments, conditions or changes arising out of or resulting from: (a) general economic, regulatory or political conditions, and conditions in the banking, financial, credit or securities markets, including acts of God, war, terrorism, natural disasters, epidemics and pandemics; (b) economic or other conditions affecting the industries in which the Company operates, as a whole; (c) the execution and delivery of this Agreement or the announcement, pendency or consummation of the transactions contemplated by this Agreement (including the loss or departure of officers or other employees of the Company or any of its Subsidiaries, or the termination, reduction (or potential reduction) or any other negative effect (or potential negative effect) on the Company’s relationships or agreements with any of its customers, suppliers, distributors or other business partners); (d) changes in applicable Law or accounting regulation or principles (or interpretations thereof); (e) any changes in the market price or trading volume of shares of Company Common Stock or any failure to meet internal or published projections, forecasts or revenue or earnings predictions of the Company including any projections or forecasts previously made available to Parent (provided that the underlying causes of such changes shall not be excluded); (f) any litigation brought by prospective purchasers or current or former shareholders of the Company (whether on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby; (g) (A) any action taken by Parent or any of its Affiliates or (B) the omission of an action that was required to be taken by Parent or any of its Affiliates; (h) compliance by the Company with its covenants and agreements in this Agreement or any action taken by the Company or any of its Affiliates at the request or with the consent of Parent or any of its Affiliates; (i) resulting from the identity of Parent or any of its Affiliates as the acquirer of the Company or any facts or circumstances concerning Parent or its Affiliates; (j) any litigation, arbitration, mediation or other proceeding arising out of or related to the resignation or termination of any executive officer or director, which resignation or termination has occurred prior to the date hereof; (k) the receipt by the Company of a request to call a special meeting of the Company’s shareholders or a request to set a record date for the determination of shareholders entitled to request the call of a special meeting of the Company’s shareholders; or (m) the matters described in the Company Disclosure Letter; except, in the cases of clauses (a) or (b) above, to the extent that any such event, change, condition, effect or circumstance has a disproportionately adverse effect on the Company and its Subsidiaries as compared to other comparable businesses (in which case solely the incremental disproportionate effect or effects may be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect).

“Company Material Contract” has the meaning set forth in Section 4.14.

“Company Net Available Cash” means, as of the Expiration Time (and prior to giving effect to the transactions contemplated by this Agreement), (i) the aggregate amount of the Company’s and its Subsidiaries’ cash (less the aggregate amount of cash, if any, that the Company receives upon the exercise of any Company Stock Right between the date of this Agreement and the Expiration Time) and cash equivalents freely available in the United States, less (ii) all Company Transaction Expenses that are unpaid as of the Expiration Time (as certified by the Company’s chief financial officer pursuant to Section 6.16).

“Company Organizational Documents” has the meaning set forth in Section 4.01(b).

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Preferred Stock” has the meaning set forth in Section 4.02(a).

“Company Proxy Statement” has the meaning set forth in Section 4.04(b).

“Company Registered IP” has the meaning set forth in Section 4.08(a).

“Company SEC Documents” has the meaning set forth in Section 4.05(a).

“Company Securities” has the meaning set forth in Section 4.02(a).

“Company Shareholders Meeting” has the meaning set forth in Section 6.05(a).

“Company Stock Award” has the meaning set forth in Section 3.07(b).

“Company Stock Plans” has the meaning set forth in Section 4.02(b)(i).

“Company Stock Right” has the meaning set forth in Section 3.07(a).

“Company Subsidiary Securities” has the meaning set forth in Section 4.02(c).

“Company Transaction Documents” has the meaning set forth in Section 4.03(a).

“Company Transaction Expenses” means all out-of-pocket Expenses incurred by the Company which are directly related to the authorization, preparation, negotiation, and execution of this Agreement and the commencement and consummation of the Offer (including the fees of Company’s or the Special Committee’s counsel with respect to the review and preparation of any securities filings or other related issues in advance of the Expiration Time) and that are incurred by the Company prior to the Expiration Time but remain unpaid as of the Expiration Time as estimated by the Company in good faith and based on reasonable assumptions as of the Expiration Time and certified as true and correct by the Company’s chief financial officer (in his capacity as an officer of the Company and without any personal liability) to his knowledge, as well as any investment banking, brokers, or other similar fees for which the Company is obligated that have not been paid as of the Expiration Time that are payable in connection with any transaction contemplated by the Company Transaction Documents, whether or not due as of the Effective Time.  For the avoidance of doubt, Company Transaction Expenses shall not include (i) any employee transaction or change of control bonuses or similar payments resulting from or related to the consummation of the transactions contemplated by this Agreement, (ii) any litigation relating to, arising from or brought in connection with the execution of this Agreement or related to the consummation of the transactions contemplated hereby, (iii) the directors’ and officers’ insurance contemplated by Section 6.08(c), (iv) any expenses related to the printing and mailing of the Schedule TO, (v) any expenses related to the preparation, printing and mailing of the Company Proxy Statement, (vi) any expenses incurred by the Company following the Offer Closing, and (v) any transaction-related expenses incurred by Parent and Merger Sub, including, but not limited to, the fees and expenses related to the retention of their legal counsel, accountants, financial advisors, information agents, depositary agents, paying agents, and exchange agents and the fees and expenses relating to the advertising, printing and dissemination to shareholders of the Offer and the Schedule TO.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Consent” means any consent, approval, order, exemption, authorization or other action, registration, declaration, filing or notice.

“Contingent Cash Payment” has the meaning set forth in the CPR Agreement.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, powers of attorney, letters of credit, binding undertakings, covenants not to compete,

obligations, purchase or sales orders, arrangements, or other binding instruments or binding commitments, whether oral or written, and shall include each amendment, supplement and modification to the foregoing.

“CPR” has the meaning set forth in the Recitals.

“CPR Agreement” has the meaning set forth in the Recitals.

“CPR Rights Agent” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.03(a).

“Dissenting Shareholder” has the meaning set forth in Section 3.03(a).

“Earnest Money Deposit” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 2.03.

“Electronic Data Room” has the meaning set forth in Section 4.23.

“Employee Plans” has the meaning set forth in Section 4.11(b).

“Environmental Laws” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 1.01(a).

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Agent Agreement” has the meaning set forth in Section 3.02(a).

“Expenses”  means, with respect to any Person, all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Expiration Time” has the meaning set forth in Section 1.01(d).

“Final Expiration Time Statement of Net Available Cash” has the meaning set forth in Section 6.16.

“Fully Diluted Shares” means, as of a particular date, all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all then exercisable or convertible options, rights and securities exercisable or convertible into such voting securities regardless of the conversion or exercise price, or other terms and conditions thereof (other than, except where the context requires, the Top-Up Option).

“GAAP” has the meaning set forth in Section 4.05(b).

“Governmental Entity” means any federal, state, local or foreign government, or any instrumentality, subdivision, court, administrative agency or commission thereof or other governmental or quasi-governmental authority (including any governmental agency, branch, department, court or tribunal, or other entity).

“Ground Leased Real Estate” means the Leased Real Estate that consists of one or more parcels of land and the buildings, structures, fixtures and improvements thereon.

“Guarantee” has the meaning set forth in the Recitals.

“Guarantor” has the meaning set forth in the Recitals.

“Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) all obligations evidenced by notes, bonds, debentures or similar contracts or agreements, (iii) all obligations in respect of the deferred purchase price of goods or services to the extent such obligations exceed the unpaid balance of the purchase price therefor (it being agreed that vendor financing in connection with the purchase of goods or services which does not exceed the unpaid balance of the purchase price of such goods or services shall not constitute Indebtedness), (iv) any capital lease obligations, (v) interest rate or currency obligations, including swaps, hedges or similar arrangements, (vi) obligations evidenced by letters of credit or (vii) any guarantee or any such indebtedness of any other Person.

“Indemnified Party” has the meaning set forth in Section 6.08(a).

“Indemnifying Parties” has the meaning set forth in Section 6.08(b).

“Independent Directors” has the meaning set forth in Section 1.03(c).

“Initial Expiration Time” has the meaning set forth in Section 1.01(d).

“Initial Top-Up Payment” has the meaning set forth in Section 1.04(c).

“Intellectual Property” means any and all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), trade dress and similar rights, and applications (including intent to use applications) to register any of the foregoing (collectively, “Marks”); (ii) domain names and other Internet addresses or identifiers (“Domain Names); (iii) patents and patent applications (collectively, “Patents”); (iv) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (v) know-how, inventions, methods, processes, customer lists and any other information or any kind or nature, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure; and (vi) any other proprietary, intellectual or industrial property rights of any kind or nature.

“IRS” has the meaning set forth in Section 4.11(c).

“IT Assets” means computers, computer software, code, firmware, servers, work-stations, routers, hubs, switches, data communications lines, and all other information technology equipment owned by Company and its Subsidiaries and used by Company or any of its Subsidiaries in the operation of the business of Company or any of its Subsidiaries.

“Knowledge” means, when used with respect to the Company, the actual knowledge of the current Chief Financial Officer, General Counsel and Chief Technology and Information Officer of the Company, after reasonable inquiry by each such person of any of his direct reports who would reasonably be expected to have knowledge of the matter at issue.

“Laws” means any domestic (federal, state or local) or foreign laws (including common law), statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lease” shall mean all leases, subleases and other agreements under which the Company or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that the Company or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Action” shall mean any claim, action, suit, arbitration, proceeding or governmental investigation.

“LFP” has the meaning set forth in the Recitals.

“Liability” shall mean any liability, indebtedness, obligation or commitment of any kind (whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or not asserted, fixed or unfixed, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, or otherwise, whenever or however incurred or arising and whether or not required to be recorded or reflected on a balance sheet under GAAP or disclosed in the notes thereto).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, easements, hypothecations, claims, options, leases, rights of first refusal, rights of first offer, other offers or agreements to sell, lease or purchase, and security interests of any kind or nature whatsoever, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” has the meaning set forth in Section 6.08(b).

“Loss Documentation” has the meaning set forth in Section 3.06.

“Material Company Lease” shall mean any Lease requiring aggregate base rent payments in excess of $5,000 annually.

“Measurement Date” has the meaning set forth in Section 4.02(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Bylaws” has the meaning set forth in Section 5.01(c).

“Merger Sub Charter” has the meaning set forth in Section 5.01(c).

“Minimum Condition” has the meaning set forth in Section 1.01(b).

“NASDAQ” has the meaning set forth in Section 1.01(e).

“New Plans” has the meaning set forth in Section 6.07(c)(i)(a).

“Notice Period” has the meaning set forth in Section 6.04(d).

“Offer” has the meaning set forth in the Recitals.

“Offer Closing” has the meaning set forth in Section 1.01(f).

“Offer Closing Date” has the meaning set forth in Section 1.01(f).

“Offer Conditions” has the meaning set forth in Section 1.01(b).

“Offer Consideration” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 1.01(h).

“Offer Price” has the meaning set forth in the Recitals.

“Offer to Purchase” has the meaning set forth in Section 1.01(c).

“Order” means any order, writ, assessment, decision, injunction, decree, ruling, award or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary or permanent.

“Outside Date” has the meaning set forth in Section 1.01(e).

“Owned Property” has the meaning set forth in Section 4.12(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Bylaws” has the meaning set forth in Section 5.01(c).

“Parent Charter” has the meaning set forth in Section 5.01(c).

“Parent Material Adverse Effect” shall mean any event, occurrence, fact, effect, development, condition or change that does, or would reasonably be expected to, individually or in the aggregate, prevent or delay or impair Parent from performing its obligations under this Agreement in any material respect or the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement or the other agreements and instruments contemplated hereby.

“Payment Fund” has the meaning set forth in Section 3.02(a).

“PBGC” has the meaning set forth in Section 4.11(e)(iii).

“Permits” has the meaning set forth in Section 4.09(b).

“Permitted Liens” means collectively, (i) Liens for current Taxes, assessments and governmental or utility company charges and levies which may be paid without penalty, interest or other additional charge or which are being contested in good faith by appropriate Legal Action and are adequately reserved for to the extent required by GAAP on the Company Balance Sheet; (ii) materialmen’s, mechanics’, carriers’, warehousemen’s, landlords’, workmen’s, repairmen’s, or other like Liens arising or incurred in the ordinary course of business or by operation of Law which are not delinquent or which are being contested by appropriate Legal Action and are reserved for to the extent required by GAAP on the Company Balance Sheet; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and other like laws, or to secure the performance of construction contracts, leases, statutory obligations, surety, appeal or performance bonds; (iv) with respect to the Real Estate (x) any conditions that may be shown by a current, accurate survey, provided that such conditions, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Owned Property or any Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, (y) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, whether or not of record, provided that such easements, encroachments, restrictions, rights-of-way and other non-monetary title defects, individually and in the aggregate do not impair in any material respect the occupancy, use or operation of any Owned Property or any Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses, and (z) zoning, building, land use, environmental regulations and other similar restrictions imposed by Governmental Entities having jurisdiction, which are not violated by the current use and operation of such Real Estate; (v) with respect to the Leased Real Estate (other than the Ground Leased Real Estate), any Lien affecting the interest of any landlord; (vi) with respect to the Ground Leased Real Estate, any Lien affecting the interest of any landlord, provided that such Liens, individually and in the aggregate, do not impair in any material respect the occupancy, use or operation of any Ground Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses; or (vii) other imperfections of title or liens, if any, that would not reasonably be likely to, individually or in the aggregate, impair in any material respect the occupancy, use or operation of any Owned Property or Leased Real Estate for the purposes for which it is currently used in connection with the Company’s and its Subsidiaries’ businesses.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Predecessor” means any Person to the liabilities of which, pursuant to the Environmental Laws, contractually, by common law or by operation of law, the Company or any of its Subsidiaries have succeeded.

“Preliminary Expiration Time Statement of Net Available Cash” has the meaning set forth in Section 6.16.

“Promissory Note” has the meaning set forth in Section 1.04(b).

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Representatives” means, as to any Person, the directors, officers, employees, advisors or investment bankers of such Person.

“Requisite Company Vote” has the meaning set forth in Section 4.03(a).

“Rights Plan” means that certain Amended and Restated Rights Agreement, dated as of August 1, 2008, as amended on October 31, 2011, between the Company and Corporate Stock Transfer, Inc., as Rights Agent.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.05(i).

“Schedule 14D-9” has the meaning set forth in Section 1.02(a).

“Schedule TO” has the meaning set forth in Section 1.01(h).

“SEC” has the meaning set forth in Section 1.01(e).

“Securities Act” has the meaning set forth in Section 1.04(c).

“Short Form Merger” has the meaning set forth in Section 2.07.

“Short Form Threshold” has the meaning set forth in Section 1.04(a).

“Special Committee” has the meaning set forth in 1.03(a).

“Statement of Merger” has the meaning set forth in Section 2.03.

“Subsidiary” means, when used with respect to any party, any corporation or other organization, whether incorporated or unincorporated, a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Superior Proposal” shall mean a Takeover Proposal which is not solicited or received in violation of Section 6.4 (with all percentages in the definition of Takeover Proposal increased to fifty percent (50%)) made by a Third Party that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, and considering such factors as the Company Board considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), is more favorable from a financial point of view to the Company and its shareholders (after giving effect to all adjustments to the terms thereof which may be offered by Parent in writing (including pursuant to Section 6.4(d)) than the transactions contemplated by this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Proposal” shall mean, other than the transactions contemplated by this Agreement, any inquiry, proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity purchase or investment, joint venture or otherwise) by any Third Party, directly or indirectly, of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any Third Party, directly or indirectly, of twenty percent (20%) or more of the issued and outstanding shares of Company Common Stock; (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party, directly or indirectly, beneficially owning twenty percent (20%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company as determined on a book-value basis; or (v) any combination of the foregoing.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes or the administration of any Laws, regulations or administrative requirements relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” means $1,000,000.

“Third Party” shall mean any person or group other than Parent, Merger Sub and their respective affiliates.

“Top-Up Option” has the meaning set forth in Section 1.04(a).

“Top-Up Shares” has the meaning set forth in Section 1.04(a).

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Section 9.02          Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of, Exhibit to or Schedule of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  An accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP.  For purposes of this Agreement, only information that was posted in the Electronic Data Room or (ii) filed by the Company with the SEC and available on EDGAR in full unredacted form, in each case prior to the date hereof will be deemed to have been “made available” by the Company to Parent.

(b)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03          Survival.  None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time.  This Section 9.03 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time except as otherwise provided in clause (B) of Section 8.05. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Colorado.

Section 9.05          Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought exclusively and determined in any state court in the State of Colorado, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district court in the District of Colorado.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06          Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY

OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06.

Section 9.07           Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	LFP Broadcasting, LLC
8484 Wilshire Blvd.
Suite 900
Beverly Hills, CA 90211
Facsimile: (323) 651-2936
Attention: Michael H. Klein, President

with a copy (which will not constitute notice to Parent or Merger Sub) to:	Lipsitz Green Scime Cambria LLP
42 Delaware Avenue, Suite 120
Buffalo, New York 14202-3924
Facsimile: (716) 849-1315
Attention: Paul J. Cambria, Jr. Esq. and
Attention: Jeffrey F. Reina, Esq.

If to the Company, to:	New Frontier Media, Inc.
6000 Spine Road, Suite 100
Boulder, CO 80301
Facsimile: (303) 381-2369
Attention: General Counsel

with a copy (which will not constitute notice to the Company) to:	Alston & Bird LLP
950 F Street, NW
Washington, DC 20004-1404
Facsimile: (202) 654-4879
Attention: Keith E. Gottfried, Esq.

and

Holland & Hart LLP
One Boulder Plaza
1800 Broadway, Suite 300
Boulder, CO 80302-5234
Facsimile: (303) 957-5549
Attention: Scott A. Berdan, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.08           Entire Agreement.  This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement.  In the event of any inconsistency between the statements in the body of this Agreement, the Company Disclosure Letter (other than an exception expressly set forth as such in the Company Disclosure Letter) and the Confidentiality Agreement, the statements in the body of this Agreement will control.

Section 9.09           No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and, except as provided in Section 6.08 hereof (which shall be to the benefit of the parties referred to in such section), nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Company shall have the right to pursue damages on behalf of its shareholders in the event of Parent’s or Merger Sub’s breach or wrongful termination of this Agreement.  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article III relating to the payment of the Merger Consideration shall be enforceable by holders of the Company Common Stock. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.08 without notice or liability to any other Person.  The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Accordingly, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10           Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company.  No assignment shall relieve the assigning party of any of its obligations hereunder.  Any attempt at assignment not in compliance with this Section 9.11 shall be null and void and without legal effect.

Section 9.12           Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.  The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13           Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, that the parties would not have any adequate remedy at law and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. It is accordingly agreed that that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the District of Colorado or any Colorado state court (and any appellate courts therefrom), in addition to any other remedy to which they are entitled at Law or in equity, and all such rights and remedies shall be cumulative.  None of the parties shall oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 9.13 on the basis that any other party has an adequate remedy at law or that any award of equitable relief is not an appropriate remedy for any reason at law or in equity.  Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such injunction or order.

Section 9.14           Company Disclosure Letter. The parties hereto agree that the disclosure of any matter in any section of the Company Disclosure Letter shall not be deemed to constitute an admission or indication by the disclosing party, or to otherwise imply, that any such matter is material for the purposes of this Agreement.  No party shall use, either individually or in the aggregate, the fact of the inclusion of any such item or information in any sections of the Company Disclosure Letter in any disagreement, dispute or controversy between the parties as to whether any obligation, item, information or matter is or is not material, or may give rise to a change or effect that could have a Company Material Adverse Effect. Nor shall any disclosure on a section be deemed to constitute an acknowledgment that any such matter is required to be disclosed. No disclosure on any section relating to a possible breach or violation of any contract or applicable law shall be construed as an admission or indication that any breach or violation exists or has actually occurred.  The disclosure of any matter in any section of either the Company Disclosure Letter is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the disclosing party not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the disclosing party’s representations or warranties in this Agreement.

Section 9.15           Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts (including by facsimile or electronic transmission), all of which will be one and the same agreement.  This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.  In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

NEW FRONTIER MEDIA, INC.

By:	/s/ Grant H. Williams
Name:	Grant H. Williams
Title:	Chief Financial Officer

LFP BROADCASTING, LLC

By:	/s/ Michael H. Klein
Name:	Michael H. Klein
Title:	President

FLYNT BROADCAST, INC.

By:	/s/ Michael H. Klein
Name:	Michael H. Klein
Title:	President

ANNEX A

CONDITIONS TO OFFER

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

Notwithstanding any other term of the Offer or this Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), pay for any shares of Company Common Stock tendered pursuant to the Offer if immediately prior to acceptance of shares of Company Common Stock for payment in the Offer any of the following conditions shall exist and be continuing as of the Expiration Time:

(a)           a  Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing;

(b)           a Governmental Entity shall have issued, promulgated, enforced or entered any Order which is then in effect (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the shares of Company Common Stock by Parent or Merger Sub or the consummation of the Offer or the Merger, (ii) seeking to obtain material damages in connection with the Offer or the Merger, (iii) seeking to restrain, prohibit or limit Parent’s, the Company’s or any of their respective Affiliates’ ownership or operation of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or (iv) seeking to impose material limitations on the ability of Parent, Merger Sub or any of Parent’s other Affiliates effectively to acquire, hold or exercise full rights of ownership of any shares of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote the shares of Company Common Stock or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent’s other Affiliates on all matters properly presented to the Company’s shareholders; provided, however, Parent and Merger Sub shall have used their reasonable best efforts to cause any such Order to be vacated or lifted or to ameliorate the effects thereof;

(c)           (i) any of the representations and warranties of the Company (without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein), other than the representations and warranties contained in Section 4.01(a)(i), (a)(ii), and (c) (Organization; Standing and Power; Organizational Documents; Minutes; Subsidiaries), Section 4.02 (Capital Structure), Section 4.03 (Power and Authority; Execution and Delivery) or Section 4.19 (Information Supplied), shall not be true and correct as of the Offer Closing as if made as and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for such failures to be so true and correct as has not had and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any of the representations and warranties of the Company contained in Section 4.01(a)(i), a(ii), and (c) (Organization; Standing and Power; Organizational Documents; Minutes; Subsidiaries), Section 4.03 (Power and Authority; Execution and Delivery) or Section 4.19 (Information Supplied) shall not be true and correct in all material respects as of the Offer Closing as if made at and as of such time, and Section 4.02 (Capital Structure) shall not be true and correct in all respects as of the Offer Closing as if made at and as of such time;

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(d)           the Company shall have failed to perform or comply in all material respects with any of its agreements, obligations or covenants under this Agreement required to be performed or complied with at or prior to the Expiration Time and such failure to so perform and comply has not been cured prior to the scheduled expiration of the Offer (including any extensions thereof); or

(e)           (i) the Company shall (and, for the avoidance of doubt, before giving effect to the transactions contemplated by this Agreement) have less than $11,514,000 of Company Net Available Cash, or (ii) the Company shall have failed to deliver to Parent a certificate executed by the chief financial officer of the Company (solely in his capacity as an officer of the Company without personal liability) certifying the amount of the Company Net Available Cash as of the Expiration Time; or

(f)            this Agreement shall have been terminated in accordance with its terms.

Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate, executed by the chief financial officer of the Company (solely in his capacity as an officer of the Company without personal liability), certifying that none of the conditions set forth in paragraphs (b), (c) and (d) above shall be continuing as of the Expiration Time.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may, subject to the terms and conditions of this Agreement and applicable Law, be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time prior to the Expiration Time in their discretion provided, that the Minimum Condition may not be waived by Parent and Merger Sub.  The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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EXHIBIT A

FORM OF CONTINGENT PAYMENT RIGHTS AGREEMENT

See attached

FINAL FORM

FORM OF

CONTINGENT PAYMENT RIGHTS AGREEMENT

THIS CONTINGENT PAYMENT RIGHTS AGREEMENT, dated as of November       , 2012 (this “Agreement”), is entered into by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), New Frontier Media, Inc., a Colorado corporation (the “Company”) and                                                   , a [       ] corporation, as Rights Agent (the “Rights Agent”).

W I T N ES S E T H:

WHEREAS, Parent, Flynt Broadcast, Inc., a Colorado corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of October 15, 2012 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub (a) has commenced a tender offer (as it may be amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) and (b) at the Effective Time (as defined in the Merger Agreement),, will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, each holder of Company Common Stock who tenders Company Common Stock in the Offer or who is entitled to receive the Merger Consideration (as defined in the Merger Agreement) will also receive one or more CPRs in consideration for such holder’s shares of Company Common Stock in the amounts and subject to the terms and conditions set forth herein;

WHEREAS, pursuant to the Merger Agreement, the CPRs will entitle the holders thereof to receive contingent cash payments as hereinafter described: and

WHEREAS, this Agreement is being entered into as of the Acceptance Date (as defined in the Merger Agreement) and, in connection therewith, Parent has deposited with the Rights Agent the amount of the Contingent Cash Payment determined in accordance with Section 6.16 of the Merger Agreement (not to exceed $.06 per share) for each share validly tendered and not withdrawn pursuant to the Offer.

NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions.

(a)           For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(ii)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)          unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and

(iv)          all references to “including” shall be deemed to mean including without limitation.

(b)           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them below:

“Board of Directors” means the board of directors of Parent.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to remain closed.

“Company Net Available Cash” means as of the Expiration Time (and prior to giving effect to the transactions contemplated by the Merger Agreement), (i) the aggregate amount of the Company’s and its Subsidiaries’ cash (less the aggregate amount of cash, if any, that the Company receives upon the exercise of any Company Stock Right between the date of the Merger Agreement and the Expiration Time) and cash equivalents freely available in the United States, less (ii) all Company Transaction Expenses that are unpaid as of the Expiration Time (as certified by the Company’s chief financial officer pursuant to Section 6.16 of the Merger Agreement).

“Company Transaction Expenses” means all out-of-pocket Expenses incurred by the Company which are directly related to the authorization, preparation, negotiation, and execution of the Merger Agreement and the commencement and consummation of the Offer (including the fees of Company’s or the Special Committee’s counsel with respect to the review and preparation of any securities filings or other related issues in advance of the Expiration Time) and that are incurred by the Company prior to the Expiration Time but remain unpaid as of the Expiration Time as estimated by the Company in good faith and based on reasonable assumptions as of the Expiration Time and certified as true and correct by the Company’s chief financial officer (in his capacity as an officer of the Company and without any personal liability) to his knowledge, as well as any investment banking, brokers, or other similar fees for which the Company is obligated that have not been paid as of the Expiration Time that are payable in connection with any transaction contemplated by the Company Transaction Documents, whether or not due as of the Effective Time.  For the avoidance of doubt, Company Transaction Expenses shall not include (i) any employee transaction or change of control bonuses or similar payments resulting from or related to the consummation of the transactions contemplated by the Merger Agreement, (ii) any litigation relating to, arising from or brought in connection with the execution of the Merger Agreement or related to the consummation of the transactions contemplated hereby, (iii) the directors’ and officers’ insurance contemplated by Section 6.08(c) of the Merger Agreement, (iv) any expenses related to the printing and mailing of the Schedule TO, (v) any expenses related to the preparation, printing and mailing of the Company Proxy Statement, (vi) any expenses incurred by the Company following the Offer Closing, and (vii) any transaction-related expenses incurred by Parent and Merger Sub, including, but not limited to, the fees and expenses related to the retention of their legal counsel, accountants, financial advisors, information agents, depositary agents, paying agents, and exchange agents and the fees and expenses relating to the advertising, printing and dissemination to shareholders of the Offer and the Schedule TO.

“CPRs” means the rights of Holders to receive contingent cash payments as part of the Offer Consideration pursuant to the Offer and as part of the Merger Consideration pursuant to the Merger as provided in the Merger Agreement and this Agreement.

“CPR Payment Amount” means an amount equal to $.01 per CPR for each $162,000 increment in excess of $11,514,000 in Company Net Available Cash, as certified by the Company’s chief financial officer in the Final Expiration Time Statement of Net Available Cash (as defined in Section 6.16 of the Merger Agreement), up to a maximum CPR Payment Amount of $.06 per CPR.

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“CPR Payment Date” means any date set forth in Section 2.4(a) of this Agreement on which the CPR Payment Amount is to be paid by the Rights Agent to the Holders.

“DTC” means The Depository Trust Company.

“Expenses” means, with respect to any Person, all documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

“Expiration Time” means midnight (New York City time) on the date that is twenty (20) Business Days (as calculated under Rule 14d-1(g)(3) under Securities Exchange Act of 1934, as amended, and rules and regulations thereunder (the “Exchange Act”) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer or, in the event of an extension of the period of the Offer upon the terms and conditions of the Merger Agreement, the date and time to which the Offer has been so extended.

“Holder” means a Person in whose name a CPR is registered in the CPR Register.

“Permitted Transfer” means: a transfer of CPRs (a) on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CPRs are to be passed to beneficiaries upon the death of the trustee; (c) pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (e) in the case of CPRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

ARTICLE II

CONTINGENT PAYMENT RIGHTS

Section 2.1. CPRs.

The CPRs represent the right of Holders to receive contingent cash payments as part of the Offer Consideration pursuant to the Offer and as part of the Merger Consideration pursuant to the Merger as provided in the Merger Agreement and this Agreement. Each Holder shall be entitled to one CPR for each share of Company Common Stock (a) the Merger Sub accepts for payment from such Holder pursuant to the Offer or (b) owned by such Holder immediately prior to the Effective Time.

Section 2.2. Nontransferable.

The CPRs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CPRs shall not be evidenced by a certificate or other instrument.

(b)           The Rights Agent shall keep a register (the “CPR Register”) for the purpose of registering CPRs and transfers of CPRs to the extent permitted herein. The CPR Register will show one

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position for Cede & Co representing all the shares of Company Common Stock held by DTC on behalf of the street holders of the shares of Company Common Stock tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street holders with respect to transfers of CPRs unless and until such CPRs are transferred into the name of such street holders in accordance with Section 2.2 of this Agreement. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any street holders of shares of Company Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regards to distribution of payments by DTC to such street holders.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CPR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent, pursuant to Securities Transfer Association, Inc. guidelines, duly executed by the Holder thereof, his attorney duly authorized in writing, personal representative or survivor and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein (including the provisions of Section 2.2), register the transfer of the CPRs in the CPR Register. All duly transferred CPRs registered in the CPR Register shall be the valid obligations of Parent, evidencing the same right, and shall entitle the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CPR shall be valid until registered in the CPR Register, and any transfer not duly registered in the CPR Register will be void ab initio. Any transfer or assignment of the CPRs shall be without charge (other than the cost of any transfer tax) to the Holder.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CPR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CPR Register.

Section 2.4. Payment Procedures.

(a)           The Rights Agent shall, within one (1) Business Day of receipt of a certificate delivered jointly by Parent and the Company pursuant to this Section 2.4, certifying that a CPR Payment Amount is payable to Holders, pay the applicable CPR Payment Amount to each such Holder (the amount to which each Holder is entitled to receive calculated by multiplying the applicable CPR Payment Amount by the number of CPRs held by such Holder as reflected on the CPR Register) by check mailed to the address of each Holder as reflected in the CPR Register as of the close of business on the last Business Day prior to such CPR Payment Date.  For the avoidance of doubt, the parties hereby acknowledge that, pursuant to the Merger Agreement, Holders will become entitled to receive the (i) Offer Consideration on the Acceptance Date, or in the case of a “subsequent offering period” as provided in Section 1.01(b) of the Merger Agreement, on the date or dates of acceptance by Merger Sub of Company Common Stock tendered during such period, or (ii) the Merger Consideration upon the closing of the Merger and that, accordingly, in the case of (i) and (ii) above, the Parent and the Company shall deliver the foregoing certificate, including payment directions to the Rights Agent with respect to each applicable CPR Payment Date.

(b)           Parent or the Company, as the surviving corporation in the Merger, as the case may be, shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CPR Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made. Prior to making any such tax withholdings or causing any such tax withholdings to be made with respect to any Holder, the Rights Agent shall, to the extent practicable, provide notice to the Holder of such potential withholding and a reasonable opportunity for the Holder to provide any necessary tax forms (including an IRS Form W-9 or an applicable IRS Form W-8) in order to avoid or reduce such withholding amounts.

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(c)           Parent agrees to treat, and to cause the Rights Agent to treat, all payments on the CPRs as representing consideration for the sale of shares of Company Common Stock pursuant to the Merger Agreement for all tax and tax reporting purposes, except to the extent, if any, that a portion of such payments is required to be treated as imputed interest. If applicable, Parent and the Rights Agent will determine and report imputed interest amounts pursuant to Section 483 or 1274 of the Code. The CPRs shall not be treated as an interest in a joint venture or partnership for tax purposes.

(d)           Any portion of the CPR Payment Amount that remains undistributed to the Holders for 180 days after any CPR Payment Date shall be delivered by the Rights Agent to Parent, upon demand, and any Holder shall thereafter look only to Parent for payment of such CPR Payment Amount, but shall have no greater rights against Parent than may be accorded to general unsecured creditors of Parent under applicable law.

Section 2.5. No Voting, Dividends Or Interest; No Equity Or Ownership Interest In Parent.

(a)           The CPRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CPRs to any Holder.

(b)           The CPRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger.

ARTICLE III

THE RIGHTS AGENT

Section 3.1. Certain Duties and Responsibilities.

The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

Section 3.2. Certain Rights of Rights Agent.

The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)           whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct on its part, rely upon certificates delivered jointly by Parent and the Company;

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

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(e)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)            Company and Parent each agree to indemnify Rights Agent for, and hold Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct; and

(g)           Company agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by Rights Agent and Company on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Company for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder.

Section 3.3. Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent and Company specifying a date when such resignation shall take effect, which notice shall be sent at least 60 days prior to the date so specified. Parent shall have the right to remove Rights Agent at any time by a Board Resolution specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to Rights Agent, which notice shall be sent at least 60 days prior to the date so specified.

(b)           If the Rights Agent shall resign, be removed or become incapable of acting, Parent, by a Board Resolution, shall promptly appoint a qualified successor Rights Agent who may be a Holder but may not be an officer or any affiliate of Parent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.

(c)           Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CPR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Company.

Section 3.4. Acceptance of Appointment by Successor.

Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent, Company and the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent; but, on request of Parent or the successor Rights Agent, such retiring Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1. List of Holders.

Parent shall promptly furnish or cause to be furnished to the Rights Agent in such form as Parent receives from the Company’s transfer agent (or other agent performing similar services for the

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Company), the names and addresses of the Holders who are entitled to receive a CPR Payment Amount hereunder.

Section 4.2. Payment of CPR Payment Amounts.

Parent shall duly and promptly deposit, or cause to be deposited, with the Rights Agent for payment to each Holder the CPR Payment Amounts, if any, in the manner provided for in Section 2.4 and in accordance with the terms of this Agreement.

ARTICLE V
AMENDMENTS

Section 5.1. Amendments without Consent of Holders.

(a)           Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Board Resolution and the Company, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in Section 6.4.

(b)           Without the consent of any Holders, Parent, when authorized by a Board Resolution, the Company and the Rights Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

(ii)           to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iii)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv)          as may be necessary or appropriate to ensure that the CPRs are not subject to registration under the Securities Act or the Exchange Act; provided that such provisions shall not materially adversely affect the interests of the Holders; or

(v)           any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is materially adverse to the interests of the Holders.

Section 5.2. Amendments with Consent of Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Holders of not less than a majority of the outstanding CPRs, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Board Resolution, the Company and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution by Parent, the Company and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they shall appear on the CPR Register, setting forth in general terms the substance of such amendment.

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Section 5.3. Execution of Amendments.

In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.  No amendment of this Agreement shall be effective or binding on any party unless authorized and executed by the Company.

Section 5.4. Effect of Amendments.

Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

OTHER PROVISIONS OF GENERAL APPLICATION

Section 6.1. Notices to Rights Agent, Company and Parent.

Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows:

(a)           if to the Rights Agent, addressed to it at [       ], or at any other address previously furnished in writing to the Holders and Parent by the Rights Agent;

(b)           if to Parent, addressed to it at LFP Broadcasting, LLC, 8484 Wilshire Blvd., Suite 900, Beverly Hills, CA 90211, Facsimile: (323) 651-2936, Attention: Michael H. Klein, President; or

(c)           if to the Company, addressed  to it at New Frontier Media, Inc., 6000 Spine Road, Suite 100, Boulder, CO 80301-3323, Facsimile: (303) 381-2369, Attention:            General Counsel.

Section 6.2. Notice to Holders.

Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CPR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3. Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 6.4. Successors and Assigns.

All covenants and agreements in this Agreement by Parent or the Company shall bind its respective successors and assigns, whether so expressed or not.

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Section 6.5. Benefits of Agreement.

Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns.

Section 6.6. Governing Law.

This Agreement and the CPRs shall be governed by and construed in accordance with the laws of the State of Colorado without regard to the conflicts of laws principles thereof or of any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Colorado.

Section 6.7. Legal Holidays.

In the event that a CPR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CPRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CPR Payment Date.

Section 6.8. Severability Clause.

In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.9. Counterparts.

This Agreement may be signed in any number of counterparts (which may be effectively delivered by facsimile or other electronic means), each of which shall be deemed to constitute but one and the same instrument.

Section 6.10. Termination.

This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder, and no payments shall be required to be made, upon the payment of all potential CPR Payment Amounts required to be paid under the terms of this Agreement.

Section 6.11. Entire Agreement.

This Agreement and the Merger Agreement represent the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements hereto made except for the Merger Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LFP BROADCASTING, LLC

By:

Name:	Michael H. Klein

Title:	President

NEW FRONTIER MEDIA, INC.

By:

Name:	Grant H. Williams

Title:	Chief Financial Officer

[RIGHTS AGENT]

By:

Name:

Title:

EXHIBIT B

GUARANTEE OF L. F. P. , INC.

See attached

EXECUTION VERSION

GUARANTEE

This GUARANTEE (this “Guarantee”), dated as of October 15, 2012, is made by L.F.P., Inc., a California corporation (“Guarantor”) in favor of New Frontier Media, Inc., a Colorado corporation (the “Company”).

WITNESSETH:

WHEREAS, LFP Broadcast, Inc., a Colorado corporation (the “Merger Sub”), LFP Broadcasting, LLC, ,a Delaware limit liability company (“Parent”), and the Company have entered into an Agreement and Plan of Merger dated the date hereof (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which, subject to the terms and conditions contained in the Merger Agreement, Merger Sub shall commence a cash tender offer to purchase all outstanding shares of Common Stock of the Company and, following the consummation of the Offer, merge with and into the Company with the Company as the Surviving Corporation; and

WHEREAS, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor is providing this Guarantee as a condition and inducement to the Company’s willingness to enter into the Merger Agreement;

NOW THEREFORE, the Guarantor agrees, for the benefit of the Company, as follows.

1.           Merger Agreement Definitions.  Unless otherwise defined herein or the context otherwise requires, terms used in this Guarantee, including its preamble and recitals, have the meanings provided in the Merger Agreement.

2.           Guarantee.

a.       As a material inducement to the Company’s willingness to enter into the Merger Agreement and perform its obligations thereunder, Guarantor, intending to be legally bound as primary obligor and not merely as surety, hereby, absolutely, irrevocably and unconditionally guarantees to the Company the due and punctual payment of any and all liabilities and obligations of Parent and Merger Sub under or pursuant to the Merger Agreement, including, without limitation, the Merger Sub’s obligations to pay (i) at the Offer Closing, the Offer Price for each Share validly tendered pursuant to the Offer, (ii) at the Effective Time, the Merger Consideration, any other payment pursuant to Articles I, II and III of the Merger Agreement and any and all other amounts payable pursuant to any other Section thereof, and (iii) any and all damages, losses, costs and expenses arising out of or related to any breach of the Merger Agreement by Parent or Merger Sub (collectively, together with the non-payment obligations of Parent or Merger Sub pursuant to the Merger Agreement, the “Guaranteed Obligations”), in each case regardless of any automatic stay under bankruptcy law or similar concept that prevents the Company from pursuing any remedies against Parent or Merger Sub.  Notwithstanding the foregoing sentence, the Guarantor also agrees to cause Parent and Merger Sub to perform all of their respective non-payment obligations pursuant to the Merger Agreement.  If the Parent or Merger Sub fails to discharge its Guaranteed Obligations when due in accordance with the applicable terms of the Merger Agreement, then the Company may at any time and from time to time, in its sole discretion, and so long as Parent or Merger Sub has failed to discharge the Guaranteed Obligations, take any and all actions available hereunder or under applicable law to collect any of the Guarantor’s liabilities hereunder in respect of the Guaranteed Obligations.  The Guarantor shall pay, or cause to be paid, the Company not later than the third day following receipt of a written notice by the Company of the failure of the Parent or Merger Sub to pay any or all of the Guaranteed Obligations in accordance with the Merger Agreement, the full amount then due and payable by Parent or Merger Sub under the Merger Agreement in cash by wire transfer to the account set forth in such notice.

b.       Subject always to the last sentence of Section 3 below, this Guarantee is an absolute, unconditional, irrevocable and continuing guarantee of payment and performance and not of collection and shall (i) remain in full force and effect for so long as there are any Guaranteed Obligations outstanding pursuant to the Merger Agreement, (ii) be binding upon Guarantor, its successors and assigns, and (iii) inure to the benefit of and be enforceable by, the Company and its successors and permitted assigns.  All obligations to which this Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  Any and all payments made pursuant to this Guarantee shall be made in immediately available funds in lawful money of the United States of America.

c.       Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the obligations hereunder, presentment, demand for payment, notice of non-performance, notice of default, notice of dishonor and protest, notice of any obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of Merger Sub, Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all surety-ship defenses generally (other than defenses that are available to Merger Sub or Parent under or in connection with the Merger Agreement (other than a Merger Sub or Parent bankruptcy)); provided, however, that nothing contained herein shall constitute a waiver of any notice required to be given to Parent or Merger Sub under the Merger Agreement.

d.       Guarantor agrees that its obligations hereunder (i) shall be enforceable against  Guarantor without any party having to proceed first against Merger Sub, Parent, or any other Person and (ii) shall not be released or discharged, in whole or in part, or otherwise affected by the failure or delay on the part of any other party hereto to assert any claim or demand or to enforce any right or remedy against Merger Sub or Parent.

e.       Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Parent, Merger Sub or Guarantor, on the one hand, and the Company, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee.

f.       Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

3.           No Discharge.  The liability of the Guarantor under this Guarantee shall not be limited or discharged by: (a) any release or discharge of any obligation of Merger Sub or Parent contained in the Merger Agreement resulting from any change in the corporate or other company existence, structure or ownership of Merger Sub or Parent, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Merger Sub or Parent or any of their respective assets; (b) any amendment or modification of the Merger Agreement (or any document entered into in connection therewith), or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, any Guaranteed Obligation, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents

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entered into in connection therewith, or the settlement of any dispute of any of the terms thereof; (c) any lack of validity, legality or enforceability of the Merger Agreement or any other agreement or instrument referred to herein, including this Guarantee; (d) the failure of the Company (i) to assert any claim or demand or to enforce any right or remedy (including any right of setoff) against Merger Sub or Parent under the provisions of the Merger Agreement, this Guarantee or pursuant to any applicable Law or otherwise, or (ii) to exercise any right or remedy against any other guarantor of any Guaranteed Obligation; (e)  the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with any Guaranteed Obligation or otherwise; (f) the adequacy of any means the Company may have of obtaining payment or performance of any Guaranteed Obligations; (g) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than payment of the Guaranteed Obligations); provided that, notwithstanding any other provision of this Guarantee to the contrary, the Company hereby agrees that the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company under the terms of, or with respect to, the Merger Agreement that would relieve each of Parent and Sub of its obligations under the Merger Agreement.

4.           Postponement of Subrogation, etc.  Guarantor agrees that it will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency laws) or otherwise in respect of any payment made or performance hereunder, under the Merger Agreement or otherwise, until following the termination of this Guarantee.  From time to time, any amount paid to the Guarantor on account of any such subrogation rights prior to the termination of this Guarantee shall be held in trust for the benefit of the Company and shall immediately be paid and turned over to the Company in the form received by the Guarantor (duly endorsed in favor of the Company, if required), to be applied against any portion of any Guaranteed Obligation that is then due and payable, in accordance with the terms hereof.  In furtherance of the foregoing, at all times prior to the termination of this Guarantee, Guarantor shall refrain from taking any action or commencing any proceeding against Merger Sub or Parent (or their respective successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in the respect of payments made under this Guarantee to the Company.

5.           Reinstatement, etc.  In the event that any payment in respect of any Guaranteed Obligation is rescinded or is otherwise required to be returned, this Guarantee shall continue to be effective and Guarantor shall remain liable hereunder as if such payment had not been made.  The Company shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that Merger Sub or Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Guarantor’s obligations hereunder.

6.           Representations and Warranties of the Guarantor.  The Guarantor hereby represents and warrants to the Company as follows:

a.       Organization.  Guarantor is duly organized and validly existing under the laws of California and has all requisite power and authority to carry on its business as now being conducted.

b.       Authorization.  (i) Guarantor has all requisite power and authority to enter into this Guarantee and to consummate the transactions contemplated by this Guarantee; (ii) the execution, delivery and performance of this Guarantee by Guarantor and the consummation by Guarantor of the transactions contemplated by this Guarantee have been duly authorized by all necessary

3

action on the part of Guarantor; and (iii) this Guarantee has been duly executed and delivered by Guarantor and constitutes a valid and binding agreement of the Guarantor enforceable against  Guarantor in accordance with its terms.

c.       No Violation; Consents.  The execution, delivery and performance of this Guarantee by Guarantor does not, and the consummation by the Guarantor of the transactions contemplated by this Guarantee will not, (i) conflict with, or result in any violation or breach of, Guarantor’s organizational documents, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any contract to which Guarantor is a party or by which Guarantor may be bound, in any case, for which the violation, default or right would be reasonably likely to prevent or materially impede, interfere with, hinder or delay the consummation by Guarantor of the transactions contemplated by this Guarantee on a timely basis, or (iii) contravene, conflict with, or result in a violation of any applicable Law or Order.  No consent or filing with any Governmental Entity which has not been obtained or made by the Guarantor is required for or in connection with the execution and delivery of this Guarantee by the Guarantor, and the consummation by Guarantor of the transactions contemplated hereby.

d.       Financial Capacity. Guarantor represents that it has the financial capacity to pay and perform all of its obligations under this Guarantee, and all funds necessary to fulfill the Guaranteed Obligations under this Guarantee shall be available to the Guarantor for as long as this Guarantee shall remain in effect.

e.       Reliance.  Guarantor acknowledges that the Company has specifically relied on the accuracy of the representations and warranties contained in this Section 6 and in the event of any breach hereof, the Company shall have a right to seek appropriate damages and any such damages shall be a “Guaranteed Obligation” for purposes of this Guarantee.

7.           Acknowledgment and Non-Contravention of Specific Performance.   Guarantor acknowledges the terms and provisions of Section 9.13 of the Merger Agreement, and hereby covenants and agrees that it will not object to, or take any position inconsistent with respect to, whether in a court of law or otherwise, the appropriateness of specific performance as a remedy for a breach of the Merger Agreement; provided, however, that nothing in this Section 7 shall limit the ability of  the Guarantor to assert any defense or take any other position available to Merger Sub or Parent with respect to any obligation or alleged obligation of Merger Sub or Parent under the Merger Agreement, this Guarantee or any other agreement.

8.           No Assertion of Invalidity.   Guarantor covenants and agrees that it shall not institute, and shall cause each of its Affiliates not to institute, any proceedings asserting that this Guarantee is illegal, invalid or unenforceable in accordance with its terms.

9.           Further Assurances.  Guarantor covenants and agrees that at any time prior to the Effective Time, upon the Company’s reasonable request, the Guarantor shall execute and deliver such other instruments and take such other actions as the Company may reasonably deem necessary or desirable in order to make this Guarantee enforceable in all applicable jurisdictions in which the Guarantor is located or organized or in which Guarantor has any assets, including additional copies of this Guarantee, in English or translated in any applicable foreign language, duly executed by Guarantor, with any necessary formalities (such as notarization) properly complied with in accordance with the requirements of any applicable jurisdiction.

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10.        Assignment.  Neither this Guarantee nor any rights, interests and obligations hereunder will be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect.

11.        Amendments, etc.  No amendment to or waiver of any provision of this Guarantee, nor consent to any departure by the Guarantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Guarantee may not be amended except by an instrument in writing signed by each of the parties hereto.

12.        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (iv) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

if to the Guarantor:

L. F. P., Inc.

8484 Wilshire Blvd., Suite 900

Beverly Hills, CA 90211

Facsimile: (323) 651-2936

Attention: Michael H. Klein, President

with additional copies (which will not constitute notice) to:

Lipsitz Green Scime Cambria LLP

42 Delaware Avenue, Suite 120

Buffalo, New York 14202-3924

Facsimile: (716) 849-1315

Attention: Paul J. Cambria, Jr., Esq.

if to the Company:

New Frontier Media, Inc.

6000 Spine Road, Suite 100

Boulder, CO 80301

Facsimile: (303) 381-2369

Attention: General Counsel

with additional copies (which will not constitute notice) to:

Alston & Bird LLP

950 F Street, N.W.

Washington, DC 20004-1404

Facsimile: (202) 654-4879

Attention: Keith E. Gottfried, Esq.

and

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Holland & Hart LLP

One Boulder Plaza

1800 Broadway, Suite 300

Boulder, CO 80302-5234

Facsimile: (303) 957-5549

Attention: Scott A. Berdan, Esq.

13.        No Waiver; Remedies.  No failure on the part of the Company to exercise any power, right, privilege or remedy under this Guarantee, and no delay on the part of the Company in exercising any power, right, privilege or remedy under this Guarantee, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  The Company shall not be deemed to have waived any claim arising out of this Guarantee, or any power, right, privilege or remedy under this Guarantee, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the Company; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.  The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent, Merger Sub or any other Person eligible for any portion of the Guaranteed Obligations or interested in the Transactions contemplated by the Merger Agreement prior to proceeding against the Guarantor.

14.        Entire Agreement.  This Guarantee (together with the Merger Agreement and the annexes and exhibits thereto, the Company Disclosure Letter and the Confidentiality Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties to this Guarantee with respect to the subject matter hereof.  In determining to enter into this Guarantee, no party has relied upon, and each party expressly disclaims any reliance upon, any representation, warranty, covenant or agreement except as expressly set forth herein.  All parties acknowledge and agree that each party and its counsel have carefully reviewed this Guarantee, and that it shall not be construed more strictly against any party.

15.        Captions.  Section captions used in this Guarantee are for convenience of reference only, and shall not affect the construction of this Guarantee.

16.        Severability.  If any term or provision of this Guarantee is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Guarantee or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Guarantee so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.        Governing Law.  This Guarantee, and any claim arising out of or relating to this Guarantee, its negotiation, terms or performance, or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Colorado, without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

18.        Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations

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arising hereunder brought by any other party hereto or its successors or assigns shall be brought exclusively and determined in any state court in the State of Colorado, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal district court in the District of Colorado.  Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof.  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court or tribunal other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Guarantee and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 18, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Guarantee, or the subject matter hereof, may not be enforced in or by such courts.

19.        Counterparts, etc.  This Guarantee may be executed and delivered (including by facsimile or electronic transmission) in two (2) or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Guarantee is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

20.        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE.  EACH PARTY TO THIS GUARANTEE CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 20.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed as of the day and year first written above.

L. F. P., INC.

By:
		Name:	Michael H. Klein
		Title:	President

ACCEPTED AND AGREED:

NEW FRONTIER MEDIA, INC.

By:
Name:	Grant H. Williams
Title:	Chief Financial Officer

EXHIBIT C

DEPOSIT ESCROW AGREEMENT

See attached

EXECUTION VERSION

DEPOSIT ESCROW AGREEMENT

THIS DEPOSIT ESCROW AGREEMENT (“Deposit Escrow Agreement”) is made and entered into this 15th day of October, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), and New Frontier Media, Inc., a Colorado corporation (“Company”), and U.S. Bank National Association, a national banking association (“Escrow Agent”).

 W I T N E S S E T H:

WHEREAS, on the date hereof, Parent, Merger Sub and Company have entered into an Agreement and Plan of Merger, dated October 15, 2012 (“Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Parent will acquire all of the outstanding shares of common stock of the Company and Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, Section 8.06 of the Merger Agreement contemplates that the Company, Parent, Merger Sub and the Escrow Agent shall enter into this Deposit Escrow Agreement in connection with the execution of the Merger Agreement (the “Execution”) and that at the Execution, Parent shall deliver to the Escrow Agent, pursuant to the wire instructions attached hereto as Exhibit A, an amount of cash equal to $1,000,000, less the Escrow Agent Fees;

WHEREAS, Pursuant to the terms of the Merger Agreement, the parties have agreed that the Escrow Funds (as defined below) shall be held in escrow and distributed in accordance with the terms and provisions of this Deposit Escrow Agreement; and

WHEREAS, Capitalized terms not defined herein shall have the same definitions as set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto, agree as follows:

1.                                      Appointment of and Acceptance by the Escrow Agent.  The Company, Parent and Merger Sub hereby appoint the Escrow Agent to serve as their escrow agent for the purposes set forth herein.  The Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein. The Escrow Agent, upon receipt of the Escrow Funds on the date hereof in accordance with the foregoing recitals, agrees to hold, invest and disburse the Escrow Funds (as defined below) solely in accordance with the terms and conditions of this Deposit Escrow Agreement. The Escrow Agent shall acknowledge receipt of the Deposit upon actual receipt thereof by notifying the other parties to this Deposit Escrow Agreement by email.

2.                                      Investment of the Escrow Funds.  The funds held by the Escrow Agent from time to time pursuant to this Deposit Escrow Agreement, together with all income accrued thereon which has not been distributed pursuant to this Deposit Escrow Agreement, are referred to herein as the “Escrow Funds.”

a.                    Escrow Agent is authorized and directed to deposit, transfer, and hold and invest any cash in the Escrow Funds and any investment income thereon only as set forth in Exhibit B hereto, or as set forth in any subsequent written instruction signed by all the parties. Parent, Merger Sub and Company each acknowledges that they have read and understand Exhibit B hereto.

b.                    Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Deposit Escrow Agreement.  Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Deposit Escrow Agreement. Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Deposit Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. Parent, Merger Sub and Company each acknowledges that the Escrow Agent is not providing investment supervision, recommendations, or advice.

3.                                      Escrow Agent’s Disbursements of the Escrow Funds.

a.                    Instructions.  In the event that the Company or Parent is entitled to receive a distribution of all or any portion of the Escrow Funds as provided in this Section 3, the Escrow Agent shall make such distribution to the account of such party identified on Exhibit A hereto, unless such party has provided written notice to the Escrow Agent with alternative wire instructions prior to the required disbursement date.

b.                    Disbursement of Escrow Funds.

i.                                The Company and Parent may at any time give joint written instructions to the Escrow Agent setting forth detailed payment instructions for amounts to be distributed from the Escrow Funds. Upon Escrow Agent’s receipt of joint written instructions from Company and Parent, disbursement of Escrow Funds shall be made by wire transfer of immediately available funds within two (2) Business Days.

ii.                             Unless the Company and Parent shall have given the joint written instructions to the Escrow Agent, Parent (on behalf of Merger Sub) and/or the Company, as applicable, shall give written notice to the Escrow Agent and to the other parties to this Deposit Escrow Agreement of its entitlement to the Escrow Funds, which such notice shall be in the form of Exhibit C hereto (each, a “Claim Notice”).

iii.                          Upon receipt of a Claim Notice from either party (the “Claimant”), the Escrow Agent shall acknowledge receipt of the Claim Notice by email to the Claimant and to the other party (the “Respondent”). If the Escrow Agent does not receive a written objection to the Claim Notice from the Respondent in the form of Exhibit D hereto (“Objection Notice”) within ten (10) Business Days after the date such notice was deemed delivered to the Respondent, the Escrow Agent shall deliver the Escrow Funds to the Claimant or its designee in the manner set forth in the Claim Notice. If the Escrow Agent receives an Objection Notice within ten (10) Business Days after the date the Claim Notice was deemed delivered to the Respondent, the Escrow Agent shall hold the Escrow Funds and take no action with respect to it until a Final Determination (as defined below).

iv.                         A “Final Determination” shall mean (i) a written notice from Parent and Company to the Escrow Agent in the form of Exhibit E hereto setting forth the manner in which the Escrow Funds are to be paid, or (ii) a copy of a final order or judgment of a court of competent jurisdiction or decision of an arbitration panel determining the rights of Parent, Merger Sub and Company with respect to

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the Escrow Funds or resolution of a claim with respect thereto, accompanied by a letter of counsel of Parent (on behalf of Merger Sub) or Company, as the case may be, addressed to the Escrow Agent stating that such order or judgment has been finally affirmed on appeal by the highest court before which such appeal may be sought, or has become final by lapse of time or is otherwise not subject to appeal or such decision of the arbitration panel is binding and is not subject to appeal. A “Business Day” shall mean a day other than a Saturday, Sunday or day on which the Escrow Agent is authorized or permitted to close in the jurisdiction in which it is located.

v.                            The Escrow Agent shall release the Escrow Funds promptly following the receipt of written evidence of a Final Determination in respect of a pending claim, as contemplated by Section 3(b)(iv) above.

4.                                      Liability and Duties of Escrow Agent.  Parent, Merger Sub and Company hereby recognize and acknowledge that the Escrow Agent is serving hereunder at their request. Accordingly, it is understood and agreed as follows:

a.                    The Escrow Agent shall hold the Escrow Funds during the period or periods specified in this Deposit Escrow Agreement and shall dispose of the Escrow Funds in accordance with the terms hereof and not as the property of the Escrow Agent. The duties and responsibilities of the Escrow Agent shall be entirely administrative and not discretionary, and shall arise solely under and in accordance with this Deposit Escrow Agreement. Under no circumstance will Escrow Agent be deemed to be a fiduciary to any party or any other person under this Deposit Escrow Agreement.

b.                   Parent, Merger Sub and Company agree that the Escrow Agent shall not be liable for any claim arising hereunder or in connection herewith (whether or not asserted by Parent, Merger Sub, Company or any third party) unless such claim is based upon the willful misconduct or gross negligence of the Escrow Agent in performing its duties pursuant to this Deposit Escrow Agreement. Parent (on behalf of itself and Merger Sub) and Company hereby jointly and severally agree to indemnify the Escrow Agent and hold it harmless from and against all claims, demands, costs, liabilities and expenses, including, without limitation, attorneys’ fees and costs which may be asserted against the Escrow Agent or to which it may be exposed or which it may incur or suffer, directly or indirectly, by reason of the execution or performance of this Deposit Escrow Agreement, unless such claims, demands, costs, liabilities or expenses are based upon the willful misconduct or gross negligence of the Escrow Agent in performing its duties pursuant to this Deposit Escrow Agreement. This Section 4(b) shall survive notwithstanding any termination of this Deposit Escrow Agreement or the resignation or removal of the Escrow Agent. The indemnification provided in this Section 4(b) is only for the benefit of the Escrow Agent and shall not affect the rights of the parties under the Merger Agreement.

c.                     ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF DEPOSIT ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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d.                    Escrow Agent may fully rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or printed by the proper party or parties. Concurrent with the execution of this Deposit Escrow Agreement, the Parties shall deliver to the Escrow Agent the authorized signers’ form attached hereto as Exhibit F.

e.                     Escrow Agent shall not be liable for any reasonable action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Deposit Escrow Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith or in accordance with or in reliance upon the opinion of such counsel.  In addition, the Escrow Agent shall have no liability if it distributes the Escrow Funds in accordance with a Final Determination or an order of a court of competent jurisdiction or if it delivers such Escrow Funds to such a court for disposition by such court.

f.                      The fees of Escrow Agent, as set forth on Exhibit G hereof (the “Escrow Agent Fees”), and all of its out-of-pocket expenses, shall be charged against and paid from the Escrow Funds. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Deposit Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of the Escrow Funds under this Deposit Escrow Agreement are not fulfilled, or the Escrow Agent renders any service related to this Deposit Escrow Agreement, but not contemplated in this Deposit Escrow Agreement, or there is any assignment of interest in the subject matter of this Deposit Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Deposit Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Funds with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Funds.

g.                     Income with respect to the Escrow Funds shall be deemed to have been earned by the party who receives the Escrow Funds and shall be subject to withholding regulations then in force with respect to United States taxes.  Each party shall, at the request of Escrow Agent, provide the Escrow Agent with appropriate W-9 forms or tax identification number certifications, or resident alien certifications. This Section shall survive notwithstanding any termination of this Deposit Escrow Agreement or the resignation of the Escrow Agent.

h.                    This Deposit Escrow Agreement expressly sets forth all the duties of the Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Deposit Escrow Agreement against the Escrow Agent.  The Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except the Deposit Escrow Agreement.

i.                        The Escrow Agent may resign and be discharged from its duties or obligations under this Deposit Escrow Agreement by giving not less than thirty (30) days’ prior written notice to Parent and Company of such resignation, provided that no such resignation shall be effective until a successor Escrow Agent, designated jointly by Parent and Company, has agreed to serve as the Escrow Agent in accordance with the terms of this Deposit Escrow Agreement. From the date of said letter of resignation

4

until the delivery of the Escrow Funds to the successor Escrow Agent, the Escrow Agent’s sole duty hereunder shall be to retain the Escrow Funds and invest and reinvest said Escrow Funds pursuant to Section 1.  Notwithstanding the foregoing, if no successor is appointed within thirty (30) days after such resignation notice is deemed given hereunder, the Escrow Agent may deliver the Escrow Funds into a court of competent jurisdiction and, thereupon, shall be released from any and all obligations and liabilities arising under or in connection with this Deposit Escrow Agreement or its duties as an escrow agent hereunder.

j.                       If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Deposit Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Funds until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Funds, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Funds, in which event the Escrow Agent shall be authorized to disburse the Escrow Funds in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Funds and shall be entitled to recover attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

5.                                      Termination.  The duties of the Escrow Agent shall be terminated (a) upon disbursement or release of the entire Escrow Funds by the Escrow Agent in accordance with the terms hereof; (b) by written mutual consent signed by Company and Parent (on behalf of itself and Merger Sub), or (c) by delivery or payment of the Escrow Funds into a court of competent jurisdiction pursuant to a resignation in accordance with Section 4(i) or as otherwise contemplated by Section 4(j).

6.                                      Escheat.  Parent, Merger Sub and Company are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state. The Escrow Agent shall have no liability to the parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Funds escheat by operation of law.

7.                                      Notice.  All notices, consents, approvals, directions, and instructions required or permitted under this Deposit Escrow Agreement shall be given in writing and delivered either by hand or by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service guaranteeing delivery within twenty-four (24) hours (charges prepaid), or by electronic mail and addressed as follows:

If to Parent or Merger Sub, to:	LFP Broadcasting, LLC
8484 Wilshire Blvd.
Suite 900
Beverly Hills, CA 90211
Attention: Michael H. Klein, President
Telephone: 323-651-5400 (ext. 7421)
Email: mklein@lfp.com

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with a copy (which will not constitute notice to Parent or Merger Sub) to:	Lipsitz Green Scime Cambria LLP
42 Delaware Avenue, Suite 120
Buffalo, New York 14202-3924
Attention: Paul J. Cambria, Jr. Esq. and
Attention: Jeffrey F. Reina, Esq.
Telephone: 716-849-1333
Email: pcambria@lglaw.com and jreina@lglaw.com

If to the Company, to:	New Frontier Media, Inc.
6000 Spine Road, Suite 100
Boulder, CO 80301-3323
Attention: Grant Williams
Telephone: 303-444-0900 (ext. 2185)
Email: gwilliams@noof.com

with a copy (which will not constitute notice to the Company) to:	Alston & Bird LLP
950 F Street, NW
Washington, DC 20004-1404
Attention: Keith E. Gottfried, Esq.
Telephone: 202-239-3679
Email: keith.gottfried@alston.com

and

Holland & Hart LLP
One Boulder Plaza
1800 Broadway, Suite 300
Boulder, CO 80302-5234
Attention: Scott A. Berdan, Esq.
Telephone: 303-473-2712
Email: saberdan@hollandhart.com

If to Escrow Agent:	U.S. Bank National Association
Corporate Trust Services
214 N. Tryon Street, Suite 2700
Charlotte, NC 28202
Attn: Lisa Moorehead
Telephone: 704-335-4597
Email: lisa.moorehead@usbank.com

or to such other address or to the attention of such other person as any party shall have requested by a written notice given pursuant to this Section 7. Notices will be deemed to have been given hereunder when delivered personally, one day after deposit with a nationally recognized overnight courier service or three (3) days after deposit in the U.S. Mail, as may be applicable, whether or not delivery is accepted by

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the addressee. Notices also may be given by electronic mail, as applicable, set forth above, and shall be effective on the date transmitted if confirmed by a delivery receipt. Copies of all communications hereunder shall be sent to Escrow Agent.

8.                                      Assignment.  Subject to the Escrow Agent’s right to withdraw pursuant to Section 4(i) hereof, this Deposit Escrow Agreement may not be assigned by Parent, Merger Sub, Company or the Escrow Agent without the prior written consent of the other parties (with written consent by Parent applicable to both Parent and Merger Sub) hereto.

9.                                      No Third-Party Beneficiaries. Except as expressly provided in Section 4(b) above, nothing in this Deposit Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Deposit Escrow Agreement or any funds escrowed hereunder.

10.                               Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Deposit Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

11.                               Governing Law.  This Deposit Escrow Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Colorado applicable to agreements made to be performed entirely in such jurisdiction, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any state other than the State of Colorado.

12.                               Jurisdiction. Each of the parties and the Escrow Agent irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Colorado, in connection with any claims or disputes that may arise out of or relate to the subject matter set forth herein. Each party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law. To the extent that in any jurisdiction either party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity.

13.                               Waiver of Trial by Jury Each party and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Deposit Escrow Agreement.

14.                               Counterparts.  This Deposit Escrow Agreement may be executed in one or more counterparts, including by electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature to this Deposit Escrow Agreement is delivered by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

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15.                               Headings.  The headings used in this Deposit Escrow Agreement are for convenience of reference only and do not constitute a part of this Deposit Escrow Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Deposit Escrow Agreement, and all provisions of this Deposit Escrow Agreement will be enforced and construed as if no heading had been used in this Deposit Escrow Agreement.

16.                               Interpretation.  The captions in this Deposit Escrow Agreement are inserted for convenience of reference only and shall not limit or affect the interpretation of any provision in this Deposit Escrow Agreement.  The singular shall include the plural, and the plural shall include the singular; any gender shall include all other genders as the meaning and context of this Deposit Escrow Agreement shall require.  This Deposit Escrow Agreement is the product of arm’s length negotiations between sophisticated, well-represented parties and no provision herein shall be construed against the drafter thereof.

17.                               Severability. If any provision of this Deposit Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction

18.                               Amendment.  This Deposit Escrow Agreement may not be amended or modified, except by a written instrument executed by the Company, Parent and the Escrow Agent.

19.                               Termination of Deposit Escrow Agreement.  This Deposit Escrow Agreement shall remain in effect unless and until (i) all Escrow Funds are distributed in full, or (ii) it is terminated by a written instrument executed by the Company and Parent.

20.                               Merger or Consolidation.  Any banking association or corporation into which the Escrow Agent (or substantially all of its corporate trust business) may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

21.                               Funds Transfer.  In the event funds transfer instructions are given subject to the terms and conditions hereof (other than in writing at the time of execution of this Deposit Escrow Agreement), whether in writing or by email or facsimile, the Escrow Agent may seek confirmation of such instructions by telephone call-back to the person or person designated in Section 7 hereof, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated.  The persons and telephone numbers for call-backs may be changed only in writing by an authorized party actually received and acknowledged by the Escrow Agent.  The parties to this Deposit Escrow Agreement acknowledge that such security procedure is commercially reasonable.  It is understood that the Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank.  The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank, designated.

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22.                               Identifying Information.  The Company, Parent and Merger Sub acknowledge that a portion of the identifying information set forth in this Deposit Escrow Agreement and the Exhibits hereto is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107—56 (the “USA Patriot Act”), and the Company, Parent and Merger Sub agree to provide any additional information reasonably requested by the Escrow Agent pursuant to the USA Patriot Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.  The Company, Parent and Merger Sub each represent that all identifying information set forth in this Deposit Escrow Agreement and the Exhibits hereto, including without limitation, its Taxpayer Identification Number or Social Security Number assigned by the Internal Revenue Service, is true and complete on the date hereof and in the event such information regarding a party changes subsequent to the date hereof, such party will promptly notify the Escrow Agent of such change.

[Signatures Appear on Next Page]

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IN WITNESS WHEREOF, the parties hereto have executed this Deposit Escrow Agreement on the date and year first written above.

PARENT:

LFP BROADCASTING, LLC

By:
Name:	Michael H. Klein
Title:	President

MERGER SUB:

FLYNT BROADCAST, INC.

By:
Name:	Michael H. Klein
Title:	President

COMPANY:

NEW FRONTIER MEDIA, INC.

By:
Name:	Grant H. Williams
Title:	Chief Financial Officer

ESCROW AGENT:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:	Lisa L. Moorehead
Title:	Asst. Vice President

Exhibit A

Wire Instructions

Escrow Fund:

U.S. Bank Global Corporate Trust Services
ABA#:	091000022
Account #:	173103781824
Act BNF:	US Bank CT Southeast Wire Clrg
ATTN:	Lisa Moorehead
Re:	Project Crockett

Company:

Bank Name:	Great Western Bank
Bank Address:	100 N Phillips Avenue, PO Box 2345, Sioux Falls, SD 57101-2345
Account Name:	New Frontier Media, Inc. Operating Account
Account #:	002180138
ABA #:	091408734

Parent:

Bank Name:	Bank Of The West
Bank Address:	9401 Wilshire Blvd, Beverly Hills, CA 90212, USA
Account Name:	LFP Broadcasting, LLC
Account #:	642021562
ACH Routing #:	122242843
Wire Routing #:	121100782
SWIFT:	BWSTUS66

Exhibit B

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION FORM

DESCRIPTION AND TERMS

The U.S. Bank Money Market Account is an U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank.  Selection of this investment includes authorization to place funds on deposit with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366).  This method applies a daily periodic rate to the principal balance in the account each day.  Interest is accrued daily and credited monthly to the account.  Interest rates are determined at U.S. Bank’s discretion and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers.  U.S. Bank’s trust department performs all account deposits and withdrawals.  Deposit accounts are FDIC Insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account (#DDAFC5).  The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

Exhibit C

Form of Claim Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, [Insert Name of Claimant] hereby notifies you that it is making a claim against [Insert Name of Respondent] for the full amount of the Escrow Funds. The factual basis for this claim is as follows:

[insert facts]

Payment of the Escrow Funds pursuant to this claim shall be delivered as follows:

[insert instructions for payment]

Sincerely,

[INSERT NAME OF CLAIMANT]

By:
Name:
Title:

Exhibit D

Form of Objection Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, the undersigned hereby notifies you that it objects to [Insert Name of Claimant] Claim Notice dated            , 2012, and requests that you hold the Escrow Funds until a Final Determination. The factual basis for this objection is as follows:

[insert facts]

Sincerely,

[INSERT NAME OF RESPONDENT]

By:
Name:
Title:

Exhibit E

Form of Final Determination Notice

BANK ADDRESS Attention:

Ladies and Gentlemen:

Pursuant to Section 3 of the Deposit Escrow Agreement (“Deposit Escrow Agreement”), dated October 15, 2012, by and among LFP Broadcasting, LLC, a Delaware limited liability company (“Parent”), Flynt Broadcast, Inc., a Colorado corporation (“Merger Sub”), New Frontier Media, Inc., a Colorado corporation (“Company”), and you, Parent, on behalf of itself and Merger Sub, and Company hereby authorize and direct you to pay the entire Escrow Funds as follows:

[insert agreed upon instructions for payment]

Sincerely,

PARENT

By:
Name:
Title:

COMPANY

By:
Name:
Title:

Exhibit F

Authorized Signatures

Party	Name	Phone Number	Signature

Company	Grant H. Williams	303-444-0900 (ext. 2185)

Company	Marc Callipari	303-444-0900 (ext. 2127)

Parent	Michael H. Klein	323-651-5400 (ext. 7421)

Parent	Christopher J. Woodward	323-651-5400 (ext. 7801)

Merger Sub	Michael H. Klein	323-651-5400 (ext. 7421)

Merger Sub	Christopher J. Woodward	323-651-5400 (ext. 7801)

Exhibit G

Project Crockett:

LFP Broadcasting, LLC

Flynt Broadcast, Inc.

New Frontier Media, Inc.

SCHEDULE OF FEES FOR ESCROW AGENT SERVICES

SET-UP & ACCEPTANCE FEE:	WAIVED

ONE-TIME ESCROW AGENT FEE:	$ 1,500.00

The one-time fee covers the administration of Escrow Agent Services, including the maintenance of proper records and performance of duties required under the terms of the Deposit Escrow Agreement.  The one-time fee is for a period of 12 months; thereafter, a monthly fee of $250.00 will be billed.

TRANSACTION FEES:

Checks/Wires/Tax Reporting:	Waived

OUT-OF-POCKET & LEGAL EXPENSES (if applicable):	Billed at Cost

Reimbursement of direct expenses associated with the performance of our duties including, but not limited to, publications, mailings, legal fees and travel expenses.

1.                        EXTRAORDINARY SERVICES:

Extraordinary fees are payable to the Escrow Agent for duties or responsibilities not expected to be incurred at the outset of the transaction, not routine or customary, and not incurred in the ordinary course of business.  Payment of extraordinary fees is appropriate where particular inquiries, events or developments are unexpected, even if the possibility of such things could have been identified at the inception of the transaction.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification, and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

October 12, 2012

EXHIBIT D

CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

See attached

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FLYNT BROADCAST, INC.

FIRST:                                The corporate name and style of this Corporation shall be Flynt Broadcast, Inc. (the “Corporation”).

SECOND:                 The objects for which said Corporation is formed and incorporated are as follows, to-wit:

1.                                      To engage in all aspects of review and evaluation of private or public companies, partnerships or sole proprietorships for purposes of completing mergers or acquisitions with the Corporation; and to engage in mergers and acquisitions with any or all varieties of private or public entities.

2.                                      To transact the business of investing on behalf of itself or others, any part of its capital and such additional funds as it may obtain, or any interest therein, either as tenants in common or otherwise, and selling or otherwise disposing of the same, or any part thereof, or interest therein.

3.                                      To issue bonds, debentures, or obligations of the Corporation, from time to time, for any of the objects or purposes of this Corporation, and to secure them by mortgage or mortgages, or deed or deeds of trust, or pledge or lien on any or all of the real and personal property, rights privileges, and franchises of the Corporation wheresoever situated, acquired and to be acquired, and to sell or otherwise dispose of any or all of them, all in such manner and upon such terms as the Board of Directors may deem proper.

4.                                      To lend or advance money or give credit to such persons, firms or corporations on such terms as may seem expedient and in particular to customers and others having dealings with the Corporation, and to give guarantees or to become security for any such persons.

5.                                      To make and enter into all kinds of contracts, agreements, and operations by or with any person or persons, corporation or corporations; to acquire and undertake all or any part of the business assets and liabilities of any person or firm, association or corporation in connection therewith; to take, acquire, purchase, hold or rent, lease, sell, exchange, mortgage, improve, renovate, develop and otherwise deal in and dispense of any and all property, real and personal, or every description incidental to or capable of being used in connection with the aforesaid business or any of them.

6.                                      To purchase or otherwise acquire and hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock and bonds, debentures or other evidences of indebtedness created by any other corporation or corporations, domestic or foreign, and while the holder thereof, to exercise all the rights and privileges of ownership, including the right to vote thereon.

7.                                      To purchase our own stock, when permitted by the laws of the State in which we are doing business; to guarantee dividends on our own stock, and the stock of other corporations.

8.                                      To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers herein named, or which shall, at any time, appear conducive to or expedient for the protection or benefit of the Corporation, either as holders of or interest in any property, or otherwise.

9.                                      To have and to possess all powers of a corporation granted by the laws of the State of Colorado whether herein specifically set out or not.

10.                               To acquire (for cash or in exchange for its assets or securities or otherwise), operate, dispose of, and otherwise deal and engage in any lawful business or activity for which corporations may be organized under the laws of Colorado.

THIRD:                                                   The said Corporation is to have perpetual existence unless dissolved according to law.

FOURTH:                                        The Corporation shall be capitalized with one (1) class of stock. The Corporation shall have authority to issue is fifty million (50,000,000) shares, no par value, which shall have unlimited voting rights (one vote per share) and shall constitute the sole voting group of the Corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act (the “Common Shares”).

FIFTH:                                                       Consent to Action of Shareholders with Less Than Unanimous Consent. Any action required or permitted to be taken at a shareholders meeting may be taken without a meeting if:

(a)         All of the shareholders entitled to vote thereon consent to such action in writing; or

(b)         The shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

If action is taken by the Corporation with less than unanimous consent of all shareholders, the Corporation shall comply with all notice requirements as required by CRS, §7-107-104(1.5), and as more fully set forth in its bylaws.

SIXTH:                                                     One-third of the issued and outstanding Common Shares entitled to vote on a matter of the shareholders shall constitute a quorum for action on that matter. If a quorum exists, action on any matter at a meeting other than the election of directors is approved if a majority of the shareholders represented at such meeting and entitled to vote on the matter approve the action.

SEVENTH:                                 Cumulative voting shall not be permitted by this Corporation.

EIGHTH:                                          A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

NINTH:                           The affairs and management of our said Corporation shall be under the control of our Board of Directors consisting of not less than three (3) nor more than nine (9) directors, except that the Corporation may have fewer than three Board members in accordance with the Colorado Business Corporation Act.

TENTH:                                                 Conflicting Interest Transactions. As used in this paragraph, “Conflicting interest transaction” means any of the following (i) a loan or other assistance by the Corporation to a director of the Corporation or to any entity in which a director of the Corporation is a director or officer or has a financial interest; (ii) a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the Corporation and a director of the Corporation or between the Corporation and an entity in which a director of the Corporation is a director or officer or has a financial interest. In the absence of fraud, no conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the Corporation, solely because the conflicting interest transaction involves a director of the Corporation or an entity in which the a director of the Corporation is a director or officer or has as financial interest, or solely because the director is present at or participates in the meeting of the Corporation’s board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director’s vote is counted for such

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purpose if: (A) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director’s relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

ELEVENTH:                        Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the Corporation to a director of the Corporation or to an entity in which a director of the Corporation is a director or officer or has a financial interest, or a guaranty by the Corporation of an obligation of a director of the Corporation or of an obligation of an entity in which a director of the Corporation is a director or officer or has a financial interest, until at least ten (10) days after written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.

TWELFTH:                               The Corporation may:

(a)                       Indemnify any person who was or is party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was a director, officer, employee, fiduciary or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

(b)                       The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in the best interests of the Corporation. Nothing contained herein shall eliminate or limit the personal liability of a director to the Corporation or its shareholders for monetary damages for: (i) any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes § 7-106-401 or these articles of incorporation if it is established that the director did not perform such director’s duties in compliance with Colorado Revised Statutes § 7-106-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes 7-106-401 or these articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of such director’s right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right such person have for contribution from any other director or other person.

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(c)                        To the extent that a director, officer, employee, fiduciary or agent of the Corporation has been successful on the merits in defense of any action, suit, or proceeding referred to in (a) or (b) of this Article or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney fees) actually and reasonable incurred by him in connection therewith.

(d)                       Any indemnification under (a) or (b) of this Article (unless ordered by a court) and as distinguished from (c) of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the directors, officer, employee, fiduciary or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in (a) or (b) above. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or, if directors so direct, by independent legal counsel in a written opinion, or by the shareholders.

(e)                        Expenses (including attorney fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized in (c) or (d) of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee, fiduciary or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

(f)                         The indemnification provided by this Article shall not be deemed exclusive or any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(g)                        The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Article.

THIRTEENTH:         Unless a person is recognized as a shareholder through procedures established by the Corporation pursuant to Colorado Revised Statutes, § 7-107-204 or any similar law, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the Corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the Corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes, § 7-107-204 or any similar applicable law, such person shall not be entitled: (i) to receive notice of any meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the Corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes, §7-113-101(1), of any right such shareholder may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

FOURTEENTH:       The Board of Directors and shareholders of the Corporation shall have the right to hold their meetings outside of the State of Colorado when deemed most convenient or to the best interest of the Corporation.

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FIFTEENTH:                           The operations of the said Corporation shall be carried on in the State of Colorado, and the Corporation shall also be permitted to conduct business in other states of the United States and to have one or more offices outside of the State of Colorado.

SIXTEENTH:                    The Board of Directors may at any meeting, by a majority vote of the whole Board, sell, lease, exchange and/or convey all of its property and assets, including its good will and/or its corporate franchises, upon such terms and conditions and for such consideration or considerations as the Board of Directors in their sole discretion deem expedient and for the best interest of the Corporation and said consideration or considerations may consist in whole or in part of shares of stock and/or securities of any other corporation or corporations; provided, however, in all such cases the affirmative vote of the holders of one-half (1/2) plus one share of the common stock of said Corporation then issued and outstanding shall be voted in ratification of the Board of Directors, said vote to be taken at a special shareholders’ meeting of our said Corporation duly called for that purpose; but nothing herein shall be construed to limit the power of the Board of Directors of our Corporation and said Board shall have power in its sole discretion to sell, lease, exchange, and/or convey such parts or parcels of land or personal property or assets as the Board of Directors determine are no longer necessary or expedient to be held by the Corporation. It is, however, specifically understood that the Board of Directors may at their discretion have the power to create a lien or mortgage on any or all of the assets of the Corporation in order to borrow money should the Board of Directors feel that it is necessary for the conduct of the business.

SEVENTEENTH:

(a)                       Shareholders shall at all times have the right to examine the books of the Corporation except as limited by these Articles of Incorporation.

(b)                       Such examination as hereinafter provided shall be made only by the stockholder in person, and no extract from the books or records of the company shall be permitted to be made by any shareholders of the same.

(c)                        Such stockholder shall give assurance in writing satisfactory to the Board of Directors that he does not desire the information required or to be obtained by such inspection for the purpose of communicating the same to others who are not shareholders and, further, that he will not directly or indirectly disclose the Corporation’s business or affairs to any person or persons whomsoever.

(d)                       No information in regard to the business or operations of the Corporation and no copy of, nor extract from any of the books or records of the Corporation shall be permitted to be made by any shareholders of the same.

(e)                        Stockholders desiring information with regard to the business or operations of the Corporation, or desiring to make inspection of the books or records, shall first make application in writing to the Board of Directors stating the specific purpose of the application, the particular information desired and the books and records required for that purpose by such stockholder before such examination and satisfy the Board of Directors that said application is made in good faith and that said examination will not be detrimental to the interests of the Corporation.

EIGHTEENTH:         The Board of Directors shall have the power to make and amend such prudential bylaws as they deem proper and not inconsistent with the constitution or the laws of the United States or of this State for the management of the property of the Corporation, the regulation and government of its affairs and for the certification and transfer of its stock.

NINETEENTH:               The street address of the registered office of the Corporation is c/o the Corporation Service Company, 1560 Broadway, Suite 2090, Denver, Colorado 80202. The name of the registered agent of the Corporation is the Corporation Service Company. The address of the principal office of the Corporation is 8484 Wilshire Boulevard, Beverly Hills, California, 90211-3227.

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TWENTIETH:                     The name and address of the individual who has caused this document to be delivered for filing, and to whom the Colorado Secretary of State may deliver notice if filing of the document is refused, is:

William H. O’Rourke

3300 East First Avenue

Suite 690

Denver, Colorado 80206-5809

Dated this 16th day of October, 2012.

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EXHIBIT E

BYLAWS OF THE SURVIVING CORPORATION

See attached

BYLAWS

OF

FLYNT BROADCAST, INC.

A Colorado Corporation

INDEX TO

BYLAWS OF FLYNT BROADCAST, INC.

BYLAWS

OF

 FLYNT BROADCAST, INC.

A Colorado Corporation

ARTICLE 1

OFFICES

SECTION 1.1 PRINCIPAL OFFICE.

The principal office of the corporation in the state of Colorado shall be located in the city of Boulder, county of Boulder. The corporation may have such other offices, either within or outside of the State of Colorado as the board of directors may designate, or as the business of the corporation may require from time to time.

SECTION 1.2 REGISTERED OFFICE.

The registered office of the corporation, required by the Colorado Business Corporation Act, as amended, to be maintained in the State of Colorado, may be, but need not be, identical with the principal office in the State of Colorado, and the address of the registered office may be changed from time to time by the board of directors.

ARTICLE 2

SHAREHOLDERS

SECTION 2.1 ANNUAL MEETING.

The annual meeting of the shareholders shall be held each year at such time on such day as shall be fixed by the board of directors for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting. If the day fixed for the annual meeting shall be a legal holiday in the State of Colorado, such meeting shall be held on the next succeeding business day.

SECTION 2.2 SPECIAL MEETINGS.

The corporation shall hold a special meeting of shareholders (i) on call of its chief executive officer, president, or board of directors, or (ii) if, subject to the procedures set forth below in this Section 2.2 and Section 2.18, the corporation receives one or more written demands for the meeting, stating the purpose or purposes for which it is to be held, signed and dated by the holders of shares representing at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting. The business to be conducted at the special meeting shall be limited to the purpose or purposes stated in the demand. Except in accordance with this Article 2, shareholders shall not be permitted to propose business to be brought before a special meeting of the shareholders.

SECTION 2.3 PLACE OF MEETINGS.

The board of directors may designate any place, either within or outside of the State of Colorado, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be the office of the corporation at 8484 Wilshire Blvd., Beverly Hills, CA 90211.

SECTION 2.4 NOTICE OF MEETING; ADJOURNMENT.

Written notice stating the place, day and hour of the meeting of shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall, unless otherwise prescribed by statute, be delivered not less than ten nor more than sixty days before the date of the meeting, either personally or by mail, by or at the direction of the chief executive officer, the president, or the secretary, or the officer or other persons calling the meeting, to each shareholder of record entitled to vote at such meeting; provided, however, that if the authorized shares of the corporation are to be increased, at least thirty days’ notice shall be given, and if sale of all or substantially all assets are to be voted upon, at least twenty days’ notice shall be given.

If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his or her address as it appears on the stock transfer books of the corporation, with postage thereon prepaid. Any meeting of shareholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares entitled to vote and represented in person or by proxy at the meeting (even if then less than a quorum), excluding abstentions. At the adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Subject to the next sentence, when a meeting is adjourned to another date, time or place, notice need not be given of the new date, time, or place if the new date, time or place is announced at the meeting before adjournment. If the adjournment is for more than one hundred twenty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting shall be given to each shareholder of record as of the new record date then entitled to vote at the meeting.

If requested by the person or persons lawfully calling such meeting, the secretary shall give notice thereof at corporate expense.  No notice need be sent to any shareholder if three successive notices mailed to the last known address of such shareholder have been returned as undeliverable until such time as another address for such shareholder is made known to the corporation by such shareholder.  In order to be entitled to receive notice of any meeting, a shareholder shall advise the corporation in writing of any change in such shareholder’s mailing address as shown on the corporation’s books and records.

SECTION 2.5  VOTING LISTS

At the earlier of ten days before each meeting of shareholders or two business days after notice of the meeting has been given, the Secretary shall make a complete list of the shareholders entitled to be given notice of such meeting or any adjournment thereof.  The list shall be arranged in alphabetical order, and shall show the address of and the number of shares held by each shareholder.  For the period beginning the earlier of ten days prior to the meeting or two business days after notice of the meeting is given and continuing through the meeting and any adjournment thereof, this list shall be kept on file at the principal office of the corporation , or at a place (which shall be identified in the notice) in the city where the meeting will be held.  Such list shall be available for inspection on written demand by any shareholder (including for the purpose of this Section any holder of voting trust certificates) or his or her agent or attorney during regular business hours and during the period available for inspection.  The original stock transfer books shall be prima facie evidence as to the shareholders entitled to examine such list or to vote any meeting of the shareholders.

Any shareholder, his or her agent or attorney may copy the list during regular business hours and during the period it is available for inspection, provided (i) the shareholder has been a shareholder for at least three months immediately preceding the demand or holds at least five percent of all outstanding shares of any class of shares as of the date of the demand, (ii) the demand is made in good faith and for a purpose reasonably related to the demanding shareholder’s interest as a shareholder, (iii) the shareholder describes with reasonable particularity the purpose and the records the shareholder desires to inspect, (iv) the records are directly connected with the described purpose, and (v) the shareholder pays a reasonable charge covering the costs of labor and material for such copies, not to exceed the estimated cost of production and reproduction.

SECTION 2.6 MEETING OF ALL SHAREHOLDERS.

If all of the shareholders shall meet at any time and place, either within or outside of the State of Colorado, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any corporate action may be taken.

SECTION 2.7 CLOSING OF TRANSFER BOOKS

OR FIXING OF RECORD DATE.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the board of directors of the corporation may provide that the share transfer books shall be closed for a stated period but not to exceed, in any case, fifty days.

If the share transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, such books shall be closed for at least ten days immediately preceding such meeting. In lieu of closing the share transfer books, the board of directors may fix in advance a date as the record date for any such determination of shareholders (other than one involving a purchase, redemption, or other acquisition of the of the corporation’s shares), such date in any case to be not more than seventy days and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the share transfer books are not closed and no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof unless otherwise required by law, the Articles of Incorporation or these bylaws.

SECTION 2.8 SHAREHOLDER RECORDS.

The officer or agent having charge of the stock transfer books for shares of the corporation shall make, beginning the earlier of ten days before such meeting of shareholders or two business days after notice of the meeting is given and continuing through the meeting, a complete record of the shareholders entitled to vote at each meeting of shareholders or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. The record, for such required period, shall be kept on file at the principal office of the corporation, whether within or outside of the State of Colorado, and shall be subject to inspection by any shareholder for any purpose germane to the meeting at any time during usual business hours during such period. Such record shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof. The original stock transfer books shall be the prima facie evidence as to who are the shareholders entitled to examine the record or transfer books or to vote at any meeting of shareholders.

SECTION 2.9 QUORUM.

One-third of the issued and outstanding shares of the corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, except as otherwise provided by the Colorado Business Corporation Act, as amended, and the Articles of Incorporation. The shareholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of shareholders whose absence would cause there to be less than a quorum.

SECTION 2.10 MANNER OF ACTING.

If a quorum is present, action on any matter at a meeting other than the election of directors is approved if a majority of the shares represented at the meeting and entitled to vote on the subject matter approve the action, unless the vote of a greater proportion or number or voting by classes is otherwise required by statute or by the Articles of Incorporation or these bylaws. If a quorum is present and the matter presented at the meeting is an election of directors, that number of candidates equaling the number of directors to be elected, having the highest number of votes cast in favor of their election, are elected to the board of directors.

SECTION 2.11 PROXIES.

At all meetings of shareholders a shareholder may vote in person or by proxy executed in writing by the shareholder or by a duly authorized attorney-in-fact. Such proxy shall be filed with the secretary of the corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of the execution, unless otherwise provided in the proxy.

Revocation of a proxy may occur as follows: (i) in cases where the notice of appointment is coupled with an interest, revocation of a proxy does not affect the right of the corporation to accept the proxy’s authority unless the corporation had notice that the appointment was coupled with an interest and notice that such interest is extinguished is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment, or (ii) other notice of the revocation of the appointment is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment.  In addition to the foregoing, other notice of revocation may, in the discretion of the corporation , be deemed to include the appearance at a shareholder’s meeting of the shareholder who granted the proxy and his or her voting in person on any matter subject to a vote at such meeting.

The death or incapacity of the shareholder appointing a proxy does not affect the right of the corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the secretary or other officer or agent authorized to tabulate votes before the proxy exercises his or her authority under the appointment.

The corporation shall not be required to recognize an appointment made irrevocable if it has received a writing revoking the appointment signed by the shareholder (including a shareholder who is a successor to the shareholder who granted the proxy) either personally or by his or her attorney-in-fact, notwithstanding that the revocation may be a breach of an obligation of the shareholder to another person not to revoke the appointment.

Subject to any express limitation on the proxy’s authority appearing on the appointment form, the corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment

SECTION 2.12 VOTING OF SHARES.

Unless otherwise provided by these bylaws or the Articles of Incorporation, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to vote at a meeting of shareholders, and each fractional share shall be entitled to a corresponding fractional vote on each such matter.

SECTION 2.13 VOTING OF SHARES BY CERTAIN SHAREHOLDERS.

Shares standing in the name of another corporation or limited liability company may be voted by such officer, manager, agent or proxy as the bylaws of such corporation (or operating agreement if a limited liability company) may prescribe, or, in the absence of such provision, as the board of directors (or managers) of such other corporation (or limited liability company) may determine.

Shares standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by an administrator, executor, court appointed guardian or conservator, either in person or by proxy without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him or her without a transfer of such shares into his or her name. Shares standing in the name of a receiver may be voted by such receiver and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into the trustee name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Neither shares of its own stock belonging to this corporation, nor shares of its own stock held by it in a fiduciary capacity, nor shares of its own stock held by another corporation if the majority of shares entitled to vote for the election of directors of such corporation is held by this corporation may be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time. Redeemable shares which have been called for redemption shall not be entitled to vote on any matter and shall not be deemed outstanding shares on and after the date on which written notice of redemption has been mailed to shareholders and a sum sufficient to redeem such shares has been deposited with a bank or trust company with irrevocable instruction and authority to pay the redemption price to the holders of the shares upon surrender of certificates therefor, if certificates have been issued in respect thereof, or confirmation of a notation of cancellation of such shares on the books and records of the corporation, if uncertificated.

SECTION 2.14 INFORMAL ACTION BY SHAREHOLDERS.

Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if:

(a)  All of the shareholders entitled to vote thereon consent to such action in writing, or

(b)  The shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

No action taken pursuant to this Section shall be effective unless, within sixty days after the date the corporation first receives a writing describing and consenting to the action and signed by a shareholder, the corporation has received writings that describe and consent to the action, signed by shareholders holding at least the number of shares entitled to vote on the action as required herein, disregarding any such writing that has been revoked as described herein below.  For purposes of this Section, the corporation’s receipt of a complete copy of such writing, including a copy of the signature thereto, by electronically transmitted facsimile or other form of wire or wireless communication shall be deemed effective receipt hereunder.

Action taken pursuant to this Section shall be effective as of the date the corporation receives the last writing necessary to effect the action unless all of the writings necessary to effect the action state another date as the effective date of the action, in which case such stated date shall be the effective date of the action.

Any shareholder who has signed a writing describing and consenting to action taken pursuant to this Section may revoke such consent by a writing signed and dated by the shareholder describing the action and stating that the shareholder’s prior consent thereto is revoked, if such writing is received by the corporation prior to the effectiveness of the action.

If action is taken under this section with less than unanimous consent of all shareholders entitled to vote upon the action, the corporation or shareholders taking the action shall, upon receipt by the corporation of all writings necessary to effect the action, give notice of the action to all shareholders who were entitled to vote upon the action but who have not consented to the action in the manner provided in this Section.  The notice shall contain or be accompanied by the same material, if any, that would have been required to be given to shareholders in or with a notice of the meeting at which the action would have been submitted to the shareholders.

SECTION 2.15 VOTING BY BALLOT.

Voting on any question or in any election may be by voice vote unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

SECTION 2.16 CUMULATIVE VOTING.

Cumulative voting shall not be allowed.

SECTION 2.17 NOTICE OF BUSINESS TO BE BROUGHT

BEFORE AN ANNUAL MEETING.

A. At an annual meeting of the shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the corporation and specified in the notice of meeting given by or at the direction of the board of directors, (ii) brought before the meeting by or at the direction of the chief executive officer, president, or board of directors, or (iii) otherwise properly brought before the meeting by a shareholder who (a) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 2.17 and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) has complied with this Section 2.17 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an annual meeting of the shareholders. Shareholders seeking to nominate persons for election to the board of directors must comply with Section 2.18 and this Section 2.17 shall not be applicable to nominations except as expressly provided in Section 2.18.

B. Without qualification, for business to be properly brought before an annual meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the corporation at the principal office of the corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.17. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the corporation not less than one hundred twenty days nor more than one hundred fifty days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than ninety days prior to such annual meeting or, if later, the date that is ten days after the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

C. To be in proper form for purposes of this Section 2.17, a shareholder’s notice to the secretary of the corporation shall set forth:

(i) As to each Proposing Person (as defined below), (a) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records); and (b) the class or series and number of shares of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (a) and (b) are referred to as “Shareholder Information”);

(ii) As to each Proposing Person, (a) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (1) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (2) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (3) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (b) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the corporation, (c) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the corporation (“Short Interests”), (d) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the corporation, or any Synthetic Equity Interests or Short Interests, if any, (e)(1) if such Proposing Person is not a natural person, the identity of the natural person or persons associated with such Proposing Person responsible for the formulation of and decision to propose the business to be brought before the meeting (such person or persons, the “Responsible Person”), the manner in which such Responsible Person was selected, any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person, the qualifications and background of such Responsible Person and any material interests or relationships of such Responsible Person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (2) if such Proposing Person is a natural person, the qualifications and background of such natural person and any material interests or relationships of such natural person that are not shared generally by any other record or beneficial holder of the shares of any class or series of the corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (f) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (a) through (f) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the shareholder proposes to bring before the annual meeting, (a) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (c) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder. For purposes of this Section 2.17, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these bylaws) of such shareholder or beneficial owner, and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below).

A person shall be deemed to be “Acting in Concert” with another person for purposes of these bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the corporation in parallel with, such other person where (i) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (ii) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

D. A shareholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.17 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal office of the corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

E. Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 2.17. The chairman or presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.17, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

F. This Section 2.17 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 2.17 with respect to any business proposed to be brought before an annual meeting, each

Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business.

Nothing in this Section 2.17 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

G. For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

SECTION 2.18 NOTICE OF NOMINATIONS FOR ELECTION

TO THE BOARD OF DIRECTORS.

A. Nominations of any person for election to the board of directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the board of directors, including by any committee or persons appointed by the board of directors, or (ii) by a shareholder who (a) was a shareholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the corporation) both at the time of giving the notice provided for in this Section 2.18 and at the time of the meeting, (b) is entitled to vote at the meeting, and (c) has complied with this Section 2.18 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the board of directors at an annual meeting or special meeting.

B. Without qualification, for a shareholder to make any nomination of a person or persons for election to the board of directors at an annual meeting, the shareholder must (i) provide Timely Notice (as defined in Section 2.17) thereof in writing and in proper form to the secretary of the corporation at the principal office of the corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.18.

Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a shareholder to make any nomination of a person or persons for election to the board of directors at a special meeting, the shareholder must (i) provide timely notice thereof in writing and in proper form to the secretary of the corporation at the principal office of the corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.18.  To be timely, a shareholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal office of the corporation not earlier than the date that is one hundred fifty days prior to such special meeting and not later than the date that is one hundred twenty days prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Section 2.17) of the date of such special meeting was first made. In no event shall any adjournment of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

C. To be in proper form for purposes of this Section 2.18, a shareholder’s notice to the secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Shareholder Information (as defined in Section 2.17(C)(i), except that for purposes of this Section 2.18 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.17(C)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.17(C)(ii), except that for purposes of this Section 2.18 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.17(C)(ii) and the disclosure in clause (f) of Section 2.17(C)(ii) shall be made with respect to the election of directors at the meeting);

(iii) As to each person whom a Nominating Person proposes to nominate for election as a director, (a) all information with respect to such proposed nominee that would be required to be set forth in a shareholder’s notice pursuant to this Section 2.18 if such proposed nominee were a Nominating Person, (b) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (c) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee, his or her respective affiliates and associates and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 2.17(C)), on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K (or any successor regulations) if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (d) a completed and signed questionnaire, representation and agreement as provided in Section 2.18(F); and

(iv) The corporation may require any proposed nominee to furnish such other information (a) as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation in accordance with the corporation’s Corporate Governance Guidelines or

(b) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee. For purposes of this Section 2.18, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any affiliate or associate of such shareholder or beneficial owner, and (iv) any other person with whom such shareholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert.

D. A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.18 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal office of the corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the date for the meeting), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

E. Notwithstanding anything in these bylaws to the contrary, no person shall be eligible for election as a director of the corporation unless nominated in accordance with this Section 2.18. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.18, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

F. To be eligible to be a nominee for election as a director of the corporation, the proposed nominee must deliver (in accordance with the time periods prescribed for delivery of notice under this Section 2.18) to the secretary at the principal office of the corporation a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the secretary upon written request) and a written representation and agreement (in form provided by the secretary upon written request) that such proposed nominee satisfies the Applicable Qualification Criteria (as defined below) and (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (b) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the shareholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the corporation. For purposes of this Section 2.18, the term “Applicable Qualification Criteria” shall mean that the proposed nominee (i) is capable of demonstrating to the reasonable satisfaction of board of directors or a committee thereof, in its sole discretion, an understanding basic financial statements, (ii) is over 21 years of age, (iii) has relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the board of directors or a committee thereof, in its sole discretion, and (iv) satisfies such other criteria for service on the board of directors as may be publicly disclosed from time to time by the corporation.

G. In addition to the requirements of this Section 2.18 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

SECTION 2.19 SPECIAL MEETING PROCEDURES.

A. No shareholder may demand that the corporation call a special meeting of the shareholders pursuant to Section 2.2 unless a shareholder of record has first submitted a request in writing that the board of directors fix a record date for the purpose of determining the shareholders entitled to demand that the corporation call such special meeting, which request shall be in proper form and delivered to, or mailed and received by, the secretary of the corporation at the principal office of the corporation.

B. To be in proper form for purposes of this Section 2.19, a request by a shareholder for the board of directors to fix a record date shall set forth:

(i) As to each Requesting Person (as defined below), the Shareholder Information (as defined in Section 2.17(C)(i), except that for purposes of this Section 2.19 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.17(C)(i));

(ii) As to each Requesting Person, any Disclosable Interests (as defined in Section 2.17(C)(ii), except that for purposes of this Section 2.19 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.17(C)(ii) and the disclosure in clause (f) of Section 2.17(C)(ii) shall be made with respect to the business proposed to be conducted at the special meeting); and

(iii) As to the purpose or purposes of the special meeting, (a) a reasonably brief description of the purpose or purposes of the special meeting and the business proposed to be conducted at the special meeting, the reasons for conducting such business at the special meeting and any material interest in such business of each Requesting Person, and (b) a reasonably detailed description of all agreements, arrangements and understandings (1) between or among any of the Requesting Persons or (2) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the special meeting or the business proposed to be conducted at the special meeting. For purposes of this Section 2.19(B), the term “Requesting Person” shall mean (i) the shareholder making the request to fix a record date for the purpose of determining the shareholders entitled to demand that the a special meeting be called, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, (iii) any affiliate or associate of such shareholder or beneficial owner, and (iv) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined in Section 2.17(C)).

C. Within thirty days after receipt of a request to fix a record date in proper form and otherwise in compliance with this Section 2.19 from any shareholder of record, the board of directors may adopt a resolution fixing a record date for the purpose of determining the shareholders entitled to demand that the corporation call a special meeting, which date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors. Notwithstanding anything in this Section 2.19 to the contrary, no record date shall be fixed if the board of directors determines that the demand or demands that would otherwise be submitted following such record date could not comply with the requirements set forth in clauses (ii), (iv), (v) or (vi) of Section 2.19(E).

D. Without qualification, a special meeting of the shareholders shall not be called pursuant to Section 2.2 unless shareholders of record as of the record date fixed in accordance with Section 2.19(C) who hold, in the aggregate, more than ten percent of the voting power of the outstanding shares of the corporation (the “Requisite Percentage”) timely provide one or more demands to call such special meeting in writing and in proper form to the secretary of the corporation at the principal office of the corporation. Only shareholders of record on the record date shall be entitled to demand that the corporation call a special meeting of the shareholders pursuant to Section 2.2. To be timely, a shareholder’s demand to call a special meeting must be delivered to, or mailed and received at, the principal office of the corporation not later than the seventieth day following the record date fixed in accordance with Section 2.19(C). To be in proper form for purposes of this Section 2.19, a demand to call a special meeting shall set forth (i) the business proposed to be conducted at the special meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (iii) with respect to any shareholder or shareholders submitting a demand to call a special meeting (except for any shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A) (a “Solicited Shareholder”) the information required to be provided pursuant to this Section 2.19 of a Requesting Person. A shareholder may revoke a demand to call a special meeting by written revocation delivered to the secretary at any time prior to the special meeting. If any such revocation(s) are received by the secretary after the secretary’s receipt of written demands from the holders of the Requisite Percentage of shareholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of shareholders to call a special meeting, the board of directors shall have the discretion to determine whether or not to proceed with the special meeting.

F. The secretary shall not accept, and shall consider ineffective, a written demand from a shareholder to call a special meeting (i) that does not comply with this Section 2.19, (ii) that relates to an item of business to be transacted at such meeting that is not a proper subject for shareholder action under applicable law, (iii) that includes an item of business to be transacted at such meeting that did not appear on the written request that resulted in the determination of the record date (the “Current Record Date”) to determine the shareholders entitled to submit such written demand, (iv) that relates to an item of business (other than the election of directors) that is identical or substantially similar to an item of business (a “Similar Item”) for which a record date (other than the Current Record Date) was previously fixed and such demand is delivered between the time beginning on the day after such previous record date and ending on the one-year anniversary of such previous record date, (v) if a Similar Item will be submitted for shareholder approval at any shareholder meeting to be held on or before the date that is one hundred twenty days after the secretary receives such demand, or (vi) if a Similar Item has been presented at the most recent annual meeting or at any special meeting held within one year prior to receipt by the secretary of such demand to call a special meeting.

G. After receipt within seventy days of the record date so chosen of one or more written demands in proper form and in accordance with this Section 2.19 from a shareholder or shareholders holding the Requisite Percentage, the board of directors shall duly call, and determine the place, date and time of, a special meeting of shareholders for the purpose or purposes and to conduct the business specified in the demands received by the corporation. Notwithstanding anything in these bylaws to the contrary, the board of directors may submit its own proposal or proposals for consideration at such a special meeting. The record date for determining the shareholders entitled to be given notice of and to vote at such a special meeting shall be fixed in accordance with Section 2.6 of these bylaws. The board of directors shall provide written notice of such special meeting to the shareholders in accordance with Section 2.4 of these bylaws.

H. In connection with a special meeting called in accordance with Section 2.2 and this Section 2.19, the shareholder or shareholders (except for any Solicited Shareholder) who requested that the board of directors fix a record date in accordance with this Section 2.19 or who delivered a demand to call a special meeting to the secretary shall further update and supplement the information previously provided to the corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 2.19 shall be true and correct as of the record date for the special meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal office of the corporation not later than five business days after the record date for the special meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting, if practicable (or, if not practicable, the first practicable date prior to the date for the meeting), or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the special meeting or any adjournment or postponement thereof).

I. Notwithstanding anything in these bylaws to the contrary, the secretary shall not be required to call a special meeting pursuant to Section 2.2 or this Section 2.19 except in accordance with this Section 2.19. If the board of directors shall determine that any request to fix a record date or demand to call and hold a special meeting was not properly made in accordance with this Section 2.19, or shall determine that the shareholder or shareholders requesting that the board of directors fix such record date or submitting a demand to call the special meeting have not otherwise complied with this Section 2.19, then the board of directors shall not be required to fix a record date or to call and hold the special meeting. In addition to the requirements of this Section 2.19, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date or demand to call a special meeting.

ARTICLE 3

BOARD OF DIRECTORS

SECTION 3.1 GENERAL POWERS.

The business and affairs of the corporation shall be managed by its board of directors.

SECTION 3.2 PERFORMANCE OF DUTIES.

A director of the corporation shall perform his or her duties as a director, including his or her duties as a member of any committee of the board upon which he or she may serve, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. In performing his or her duties, a director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, in each case prepared or presented by persons and groups listed in paragraphs (A), (B), and (C) of this Section 3.2; but he or she shall not be considered to be acting in good faith if he or she has knowledge concerning the matter in question that would cause such reliance to be unwarranted. A person who so performs his or her duties shall not have any liability by reason of being or having been a director of the corporation. Those persons and groups on whose information, opinions, reports, and statements a director is entitled to rely upon are:

A. One or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matter presented;

B. Counsel, public accountants, or other persons as to matters which the director reasonably believes to be within such persons’ professional or expert competence; or

C. A committee of the board upon which he or she does not serve, duly designated in accordance with the provision of the articles of incorporation or the bylaws, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

SECTION 3.3 NUMBER, TENURE AND QUALIFICATIONS.

The number of directors of the corporation shall not be less than three (3) nor more than nine (9). The number of directors of the corporation shall be fixed from time to time by resolution of the board of directors, but in no instance shall there be less than three (3) directors unless there are fewer than three (3) shareholders, in which event the number of directors may be the same as the number of shareholders. Each director shall hold office until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. Directors need not be residents of the state of Colorado or shareholders of the corporation. There shall be a chairman of the board, who shall be elected from among the directors. He or she shall preside at all meetings of the shareholders and of the board of directors unless unavailable. He or she shall have such other powers and duties as may be prescribed by the board of directors.

SECTION 3.4 REGULAR MEETINGS.

A regular meeting of the board of directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place, either within or without the state of Colorado, for the holding of additional regular meetings without other notice than such resolution.

SECTION 3.5 SPECIAL MEETINGS.

Special meetings of the board of directors may be called by or at the request of the chief executive officer, the president or any two directors. The person or persons authorized to call special meetings of the board of directors may fix any place, either within or without the state of Colorado, as the place for holding any special meeting of the board of directors called by them.

SECTION 3.6 NOTICE.

Written notice of any special meeting of directors shall be given as follows:

By mail to each director at his or her business address at least three days prior to the meeting;

By personal delivery or telegram at least twenty-four hours prior to the meeting to the business address of each director, or in the event such notice is given on a Saturday, Sunday or holiday, to the residence address of each director; or

By any other method in writing permitted under Section 7-101-402 of the Colorado Business Corporation Act, as amended.

If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice be given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company If another permitted method is used, such notice shall be effective as provided in Section 7-101-402 of the Colorado Business Corporation Act, as amended. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

SECTION 3.7 QUORUM.

A majority of the number of directors fixed by or pursuant to Section 3.2 of this Article 3 shall constitute a quorum for the transaction of business at any meeting of the board of directors, but if less than such majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

SECTION 3.8 MANNER OF ACTING.

Except as otherwise required by law or by the Articles of Incorporation, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

SECTION 3.9 INFORMAL ACTION BY DIRECTORS.

Any action required or permitted to be taken by the board of directors or by a committee thereof at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors or all of the committee members entitled to vote with respect to the subject matter thereof.

SECTION 3.10 PARTICIPATION BY ELECTRONIC MEANS.

Any members of the board of directors or any committee designated by such board may participate in a meeting of the board of directors or committee by means of telephone conference or similar communications equipment by which all persons participating in the meeting can hear each other at the same time. Such participation shall constitute presence in person at the meeting.

SECTION 3.11 VACANCIES.

Any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election by the board of directors for a term of office continuing only until the next election of directors by the shareholders.

SECTION 3.12 RESIGNATION.

Any director of the corporation may resign at any time by giving written notice to the president or the secretary of the corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

SECTION 3.13 REMOVAL.

Any director or directors of the corporation may be removed at any time, with or without cause, in the manner provided in the Colorado Business Corporation Act, as amended.

SECTION 3.14 COMMITTEES.

By resolution adopted by a majority of the board of directors, the directors may designate two or more directors to constitute a committee, any of which shall have such authority in the management of the corporation as the board of directors shall designate and as shall be prescribed by the Colorado Business Corporation Act, as amended.

SECTION 3.15 COMPENSATION.

By resolution of the board of directors and irrespective of any personal interest of any of the members, each director may be paid his or her expenses, if any, of attendance at each meeting of the board of directors, and may be paid a stated salary as director or a fixed sum for attendance at each meeting of the board of directors or both. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

SECTION 3.16 PRESUMPTION OF ASSENT.

A director of the corporation who is present at a meeting of the board of directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

SECTION 3.17 LIMITATIONS ON LIABILITY.

To the fullest extent permitted by the Colorado Business Corporation Act, as amended, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director. Notwithstanding the foregoing, a director will have liability for monetary damages for a breach or failure which involves: (i) a violation of criminal law; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) distributions in violation of the Colorado Business Corporation Act, as amended, or the Articles of Incorporation of the corporation (but only to the extent provided by law); (iv) willful misconduct or disregard for the best interests of the corporation concerning any acts or omissions concerning any proceeding other than in the right of the corporation or a shareholder; or (v) reckless, malicious or wanton acts or omissions concerning any proceeding other than in the right of the corporation or of a shareholder. No repeal, amendment or modification of this Article, whether direct or indirect, shall eliminate or reduce its effect with respect to any act or omission of a director of the corporation occurring prior to such repeal, amendment or modification.

ARTICLE 4 OFFICERS

SECTION 4.1 NUMBER.

The officers of the corporation shall be a chief executive officer, a president, a secretary, and a treasurer, each of whom shall be elected by the board of directors. Such other officers as may be deemed necessary may be elected or appointed by the board of directors. Any two or more offices may be held by the same person.

SECTION 4.2 ELECTION AND TERM OF OFFICE.

The officers of the corporation to be elected by the board of directors shall be elected annually by the board of directors at the first meeting of the board of directors held after the annual meeting of the shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as practicable. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided.

SECTION 4.3 REMOVAL.

Any officer or agent may be removed by the board of directors whenever in its judgment the best interests of the corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create contract rights.

SECTION 4.4 VACANCIES.

A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term.

SECTION 4.5 CHIEF EXECUTIVE OFFICER

The chief executive officer (the “CEO”) shall be the chief executive officer of the corporation, shall have overall responsibility and authority for management of the operations of the corporation (subject to the authority of the board of directors), shall preside at all meetings of the shareholders if the chairman of the board of directors is unavailable, unless unavailable. He or she may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, excepted in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed.

SECTION 4.6 PRESIDENT.

The president shall, subject to the control of the board of directors and the CEO, in general supervise the business and affairs of the corporation. He or she shall, when present, and in the absence of a chairman of the board and CEO, preside at all meetings of the shareholders and of the board of directors. He or she shall, in the absence of the CEO or in the event of the CEO’s death, inability or refusal to act, perform all duties of the CEO, and when so acting, shall have all the powers of and be subject to all of the restrictions on the CEO. He or she may sign, with the secretary or any other proper officer of the corporation thereunto authorized by the board of directors, certificates for shares of the corporation and deeds, mortgages, bonds, contracts, or other instruments which the board of directors has authorized to be executed, excepted in cases where the signing and execution thereof shall be expressly delegated by the board of directors or by these bylaws to some other officer or agent of the corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the board of directors from time to time.

SECTION 4.7 VICE PRESIDENT.

If elected or appointed by the board of directors or any senior officer, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or appointment, or in the absence of any designation, then in the order of their election or appointment) shall, in the absence of the president or in the event of his or her death, inability or refusal to act, perform all duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. Any vice president may sign, with the treasurer or an assistant treasurer or the secretary or an assistant secretary, certificates for shares of the corporation; and shall perform such other duties as from time to time may be assigned to him or her by the CEO, the president or by the board of directors.

SECTION 4.8 SECRETARY.

The secretary shall: (a) keep the minutes of the proceedings of the shareholders and of the board of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation and see that the seal of the corporation is affixed to all documents the execution of which on behalf of the corporation under its seal is duly authorized; (d) keep a register of the post office address of each shareholder which shall be furnished to the secretary by such shareholder; (e) sign with the chairman or vice chairman of the board of directors, or the CEO, the president, or a vice president, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the board of directors; (f) have general charge of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to him or her by the CEO, the president or by the board of directors.

SECTION 4.9 TREASURER.

The treasurer or Chief Financial Officer (“CFO”) shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of Article 5 of these bylaws; and (c) in general perform all of the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the CEO, the president or by the board of directors.

SECTION 4.10 ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.

The assistant secretaries, when authorized by the board of directors, may sign with the chairman or vice chairman of the board of directors or the CEO, the president or a vice president certificates for shares of the corporation the issuance of which shall have been authorized by a resolution of the board of directors. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or the CFO,  respectively, or by the CEO, the president or the board of directors.

SECTION 4.11 BONDS.

If the board of directors by resolution shall so require, any officer or agent of the corporation shall give bond to the corporation in such amount and with such surety as the board of directors may deem sufficient, conditioned upon the faithful performance of their respective duties and offices.

SECTION 4.12 SALARIES.

The salaries of the officers shall be fixed from time to time by the board of directors or its designee and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE 5

CONTRACTS, LOANS, CHECKS AND DEPOSITS

SECTION 5.1 CONTRACTS.

The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

SECTION 5.2 LOANS.

No loans shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

SECTION 5.3 CHECKS, DRAFTS, ETC.

All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

SECTION 5.4 DEPOSITS.

All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE 6

SHARES, CERTIFICATES FOR SHARES AND TRANSFER OF SHARES

SECTION 6.1 REGULATION.

The board of directors may make such rules and regulations as it may deem appropriate concerning the issuance, transfer and registration of certificates for shares of the corporation, including the appointment of transfer agents and registrars.

SECTION 6.2 CERTIFICATES FOR STOCK.

The shares of the corporation’s stock may be certificated or uncertificated, as provided under Colorado law, and shall be entered in the books of the corporation and registered as they are issued. Any certificates issued to any shareholder of the corporation shall be respectively numbered serially for each class of shares, or series thereof, as they are issued, shall be impressed with the corporate seal or a facsimile thereof, if applicable, and shall be signed by the chairman or vice-chairman of the board of directors or by the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or an assistant secretary; provided that such signatures may be facsimile if the certificate is counter-signed by a transfer agent, or registered by a registrar other than the corporation itself or its employee. Each certificate shall state the name of the corporation, the fact that the corporation is organized or incorporated under the laws of the State of Colorado, the name of the person to whom issued, the date of issue, the class (or series of any class), the number of shares represented thereby and the par value of the shares represented thereby or a statement that such shares are without par value. A statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class shall be set forth in full or summarized on the face or back of the certificates which the corporation shall issue, or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any shareholder upon request without charge. Each certificate shall be otherwise in such form as may be prescribed by the board of directors and as shall conform to the rules of any stock exchange on which the shares may be listed. Within a reasonable time after the issuance or transfer of uncertificated shares, the corporation shall send to the registered owner thereof a written statement that shall set forth all of the information required by the Colorado Business Corporation Act, as amended, and these bylaws to be provided to holders of uncertificated shares, and any restrictions on the transfer or registration of such shares imposed by the corporation’s then-effective articles of incorporation, bylaws and any agreement among shareholders or any agreement between shareholders and the corporation. The corporation shall not issue certificates representing fractional shares and shall not be obligated to make any transfers creating a fractional interest in a share. The corporation may, but shall not be obligated to, issue scrip in lieu of any fractional shares, such scrip to have terms and conditions specified by the board of directors.

SECTION 6.3 CANCELLATION OF CERTIFICATES.

All certificates surrendered to the corporation for transfer shall be canceled and no new certificates shall be issued in lieu thereof until the former certificate for a like number of shares shall have been surrendered and canceled, except as herein provided with respect to lost, stolen or destroyed certificates.

SECTION 6.4 LOST, STOLEN OR DESTROYED CERTIFICATES.

Any shareholder claiming that his or her certificate for shares is lost, stolen or destroyed may make an affidavit or affirmation of that fact and lodge the same with the secretary of the corporation, accompanied by a signed application for a new certificate. Thereupon, and upon the giving of a satisfactory bond of indemnity to the corporation not exceeding an amount double the value of the shares as represented by such certificate (the necessity for such bond and the amount required to be determined by the president and treasurer of the corporation), the corporation may issue (i) a new certificate of the same tenor and representing the same number, class and series of shares as were represented by the certificate alleged to be lost, stolen or destroyed; or (ii) uncertificated shares in place of the certificate previously issued by the corporation alleged to have been lost, stolen or destroyed.

SECTION 6.5 TRANSFER OF SHARES.

Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, and evidence of compliance with applicable securities laws and other restrictions, it shall be the duty of the corporation to issue a new certificate or evidence of the issuance of uncertificated shares to the shareholder entitled thereto, cancel the old certificate and record the transaction upon the corporation’s books. Upon the surrender of any certificate for transfer, such certificate shall at once be conspicuously marked on its face “Cancelled” and filed with the permanent stock records of the corporation. Upon the receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be cancelled, issuance of new equivalent uncertificated shares or certificated shares shall be made to the shareholder entitled thereto and the transaction shall be recorded upon the books of the corporation. If the corporation has a transfer agent or registrar acting on its behalf, the signature of any officer or representative thereof may be in facsimile. The board of directors may appoint a transfer agent and one or more co-transfer agents and a registrar and one or more co-registrars and may make or authorize such agent to make all such rules and regulations deemed expedient concerning the issue, transfer and registration of shares of stock. As against the corporation, a transfer of shares can be made only on the books of the corporation and in the manner hereinabove provided, and the corporation shall be entitled to treat the holder of record of any share as the owner thereof and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the statutes of the State of Colorado.

ARTICLE 7

INDEMNIFICATION

SECTION 7.1 INDEMNIFICATION.

For purposes of this Article 7, a “Proper Person” means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that such individual is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including reasonable attorneys’ fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by such Proper Person in connection with such action, suit or proceeding if it is determined by the groups set forth in Section 7.4 of this Article 7 that such Proper Person conducted himself in good faith and reasonably believed (i) in the case of conduct in the official capacity of such Proper Person with the corporation, that the conduct of such Proper Person was in the corporation’s best interests; or (ii) in all other cases (except criminal cases), that the conduct of such Proper Person was at least not opposed to the corporation’s best interests; or (iii) in the case of any criminal proceeding, that the Proper Person had no reasonable cause to believe such conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation.  Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan. A director’s conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement in (ii) of this Section 7.1. A director’s conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this Section 7.1 that a director acted in good faith.  No indemnification shall be made under this Article 7 to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper

Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which such Proper Person was adjudged liable on the basis that such Proper Person derived an improper personal benefit. Further, indemnification under this Section 7.1 in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding.

SECTION 7.2 RIGHT TO INDEMNIFICATION.

The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which such Proper Person was entitled to indemnification under Section 7.l of this Article 7 against expenses (including attorneys’ fees) reasonably incurred by such Proper Person in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

SECTION 7.3 EFFECT OF TERMINATION OF ACTION.

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 7.1 of this Article 7. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 7.2 of this Article 7.

SECTION 7.4 GROUPS AUTHORIZED TO MAKE

INDEMNIFICATION DETERMINATION.

Except where there is a right to indemnification as set forth in Sections 7.1 or 7.2 of this Article 7 or where indemnification is ordered by a court in Section 7.5 of this Article 7, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because the Proper Person has met the applicable standards of conduct set forth in Section 7.1 of this Article 7. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a Quorum, as defined hereunder, is present. For purposes of this Article 7, a “Quorum” shall consist of all directors not party to the proceeding. If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 7.4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors (including directors who are parties to the action) or (ii) a vote of the shareholders. Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

SECTION 7.5 COURT—ORDERED INDEMNIFICATION.

Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 7.2 of this Article 7, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If a court determines that the Proper Person is entitled to indemnification under Section 7.2 of this Article 7, the court shall order indemnification, including the Proper Person’s reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such Proper Person met the standards of conduct set forth in Section 7.1 of this Article 7 or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

SECTION 7.6 ADVANCE OF EXPENSES.

Reasonable expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding as described in Section 7.1 of this Article 7 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person’s good faith belief that such Proper Person has met the standards of conduct prescribed by Section 7.1 of this Article 7; (ii) a written undertaking, executed personally or on the Proper Person’s behalf, to repay such advances if it is ultimately determined that such Proper Person did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination is made by the proper group (as described in Section 7.4 of this Article 7) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 7.4 of this Article 7.

SECTION 7.7 ADDITIONAL INDEMNIFICATION TO CERTAIN PERSONS OTHER THAN DIRECTORS.

In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article 7, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

SECTION 7.8 WITNESS EXPENSES.

The sections of this Article 7 do not limit the corporation’s authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when such individual has not been made a named as a defendant or respondent in the proceeding.

SECTION 7.9 REPORT TO SHAREHOLDERS.

Any indemnification of or advance of expenses to a director in accordance with this Article 7, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders’ meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

SECTION 7.10 PROVISION OF INSURANCE.

By action of the board of directors, notwithstanding any interest of the directors in the action, the corporation may purchase and maintain insurance, in such scope and amounts as the board of directors deems appropriate, on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the corporation, or who, while a director, officer, employee, fiduciary or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, other enterprise or employee benefit plan, against any liability asserted against, or incurred by, such individual in that capacity or arising out of such individual’s status as such, whether or not the corporation would have the power to indemnify such individual against such liability under the provisions of Article 7 of these bylaws or applicable law. Any such insurance may be procured from any insurance company designated by the board of directors of the corporation, whether such insurance company is formed under the laws of Colorado or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity interest or any other interest, through stock ownership or otherwise.

ARTICLE 8 FISCAL YEAR

The fiscal year of the corporation shall end on the last day of December each year.

ARTICLE 9 DIVIDENDS

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Articles of Incorporation.

ARTICLE 10

CORPORATE SEAL

Unless required by third parties with whom the corporation may do business, the proper officers of the corporation shall not be required to use a corporate seal to authorize or authenticate corporate action.  In such cases where a third party requires the use of a corporate seal, the board of directors authorize the use of a corporate seal which shall be circular in form and shall have inscribed thereon the name of the corporation and the state of incorporation and the words “CORPORATE SEAL.”

ARTICLE 11

WAIVER OF NOTICE

Whenever any notice is required to be given under the provisions of these bylaws or under the provisions of the Articles of Incorporation or under the provisions of the Colorado Business Corporation Act, as amended, or otherwise, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the event or other circumstance requiring such notice, shall be deemed equivalent to the giving of such notice.

ARTICLE 12 AMENDMENTS

These bylaws may be altered, amended or repealed and new bylaws may be adopted by a majority of the directors present at any meeting of the board of directors of the corporation at which a quorum is present, or by unanimous written consent of the board of directors as provided in Section 3.9 hereof.

ARTICLE 13 EXECUTIVE COMMITTEE

SECTION 13.1 APPOINTMENT.

The board of directors by resolution adopted by a majority of the full board of directors, may designate two or more of its members to constitute an executive committee. The designation of such committee and the delegation thereto of authority shall not operate to relieve the board of directors, or any member thereof, of any responsibility imposed by law.

SECTION 13.2 AUTHORITY.

The executive committee, when the board of directors is not in session, shall have and may exercise all of the authority of the board of directors except to the extent, if any, that such authority shall be limited by the resolution appointing the executive committee and except also that the executive committee shall not have the authority of the board of directors in reference to amending the Articles of Incorporation, adopting a plan of merger or consolidation, recommending to the shareholders the sale, lease or other disposition of all or substantially all of the property and assets of the corporation otherwise than in the usual and regular course of its business, recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof, or amending the bylaws of the corporation.

SECTION 13.3 TENURE AND QUALIFICATIONS.

Each member of the executive committee shall hold office until the next regular annual meeting of the board of directors following his or her designation and until his or her successor is designated as a member of the executive committee and is elected and qualified.

SECTION 13.4 MEETINGS.

Regular meetings of the executive committee may be held without notice at such time and places as the executive committee may fix from time to time by resolution. Special meetings of the executive committee may be called by any member thereof upon not less than one day’s notice stating the place, date and hour of the meeting, which notice may be written or oral, and if mailed, shall be deemed to be delivered when deposited in the United States mail addressed to the member of the executive committee at his or her business address. Any member of the executive committee may waive notice of any meeting and no notice of any meeting need be given to any member thereof who attends in person. The notice of a meeting of the executive committee need not state the business proposed to be transacted at the meeting.

SECTION 13.5 QUORUM.

A majority of the members of the executive committee shall constitute a quorum for the transaction of business at any meeting thereof, and action of the executive committee must be authorized by the affirmative vote of a majority of the members present at a meeting at which a quorum is present.

SECTION 13.6 INFORMAL ACTION BY EXECUTIVE COMMITTEE.

Any action required or permitted to be taken by the executive committee at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

SECTION 13.7 VACANCIES.

Any vacancy in the executive committee may be filled by a resolution adopted by a majority of the full board of directors.

SECTION 13.8 RESIGNATIONS AND REMOVAL.

Any member of the executive committee may be removed at any time with or without cause by resolution adopted by a majority of the full board of directors. Any member of the executive committee may resign from the executive committee at any time by giving written notice to the president or secretary of the corporation, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 13.9 PROCEDURE.

The executive committee shall elect a presiding officer from its members and may fix its own rules of procedure which shall not be inconsistent with these bylaws. It shall keep regular minutes of its proceedings and report the same to the board of directors for its information at the meeting thereof held next after the proceedings shall have been taken.

ARTICLE 14

EMERGENCY BYLAWS

The emergency bylaws provided in this Article 14 shall be operative during any emergency (as defined in Section 7-102-107(4) of the Colorado Business Corporation Act, as amended) in the conduct of the business of the corporation, notwithstanding any different provision in the preceding bylaws. To the extent not inconsistent with the provisions of this Article 14, the bylaws provided in the preceding articles shall remain in effect during such emergency and upon its termination the emergency bylaws shall cease to be operative.

During any such emergency:

A. A meeting of the board of directors may be called by any officer or director of the corporation. Notice of the time and place of the meeting shall be given by the person calling the meeting to such of the directors as it may be feasible to reach by any available means of communication. Such notice shall be given at such time in advance of the meeting as circumstances permit in the judgment of the person calling the meeting.

B. At any such meeting of the board of directors, a quorum shall consist of the number of directors in attendance at such meeting.

C. The board of directors, either before or during any such emergency, may, effective in the emergency, change the principal office or designate several alternative principal offices or regional offices, or authorize the officers so to do.

D. The board of directors, either before or during any such emergency, may provide, and from time to time modify, lines of succession in the event that during an emergency any or all officers or agents of the corporation shall for any reason be rendered incapable of discharging their duties.

E. No officer, director or employee acting in accordance with these emergency bylaws shall be liable except for willful misconduct.

F. These emergency bylaws shall be subject to repeal or change by further action of the board of directors or by action of the shareholders, but no such repeal or change shall modify any action taken prior to the time of such repeal or change. Any amendment of these emergency bylaws may make any further or different provision that may be practical and necessary for the circumstances of the emergency.

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These Bylaws are effective as of October     , 2012.